Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of August 21, 2017,

among

ALGECO SCOTSMAN GLOBAL S.À R.L.,

ALGECO SCOTSMAN HOLDINGS KFT.,

DOUBLE EAGLE ACQUISITION CORP.

and

WILLIAMS SCOTSMAN HOLDINGS CORP.

ii

EXHIBIT	PAGE

Exhibit A	A-1
Exhibit B	B-1
Exhibit C	C-1
Exhibit D	D-1
Exhibit E	E-1
Exhibit F	F-1
Exhibit G	G-1
Exhibit H	H-1
Exhibit I	I-1
Exhibit J	J-1
Exhibit K	K-1
Exhibit L	L-1
Exhibit M	M-1
Exhibit N	N-1

iii

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 21, 2017, is made by and among Algeco Scotsman Global S.à r.l., a Luxembourg société à responsabilité limitée (“Algeco Global”), Algeco Scotsman Holdings Kft., a Hungarian limited liability company (“Algeco Holdings” and together with Algeco Global, each a “Seller” and, collectively, the “Sellers”), Double Eagle Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (the “Parent Acquiror”), and Williams Scotsman Holdings Corp., a Delaware corporation (the “Holdco Acquiror” and together with the Parent Acquiror, collectively, the “Acquirors”). The Sellers and the Acquirors are referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parent Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a business combination;

WHEREAS, prior to the Closing (as defined below) and subject to the conditions of this Agreement, the Parent Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Article 206 of the Cayman Islands Companies Law (2016 Revision) (the “Domestication”);

WHEREAS, the Holdco Acquiror is a wholly owned subsidiary of the Parent Acquiror formed for purposes of effectuating the Transactions contemplated hereby;

WHEREAS, on the date hereof, Algeco/Scotsman Holding S.à r.l., a Luxembourg société à responsabilité limitée (“A/S Holding”), and the Sellers collectively own of record all of the issued and outstanding shares of common stock, par value $0.01 (the “Company Common Stock”), of Williams Scotsman International, Inc., a Delaware corporation (the “Company”);

WHEREAS, prior to the Closing (as defined below) and subject to the conditions of this Agreement, A/S Holding will contribute all of the shares of Company Common Stock held by A/S Holding to Algeco Global;

WHEREAS, the Parties desire that, subject to the terms and conditions hereof, the Holdco Acquiror will purchase from the Sellers, and the Sellers will sell to the Holdco Acquiror, in each case on a pro rata basis in accordance with each Seller’s respective ownership of the Company Common Stock as specifically set forth in Section 3.03(a), all of the issued and outstanding Company Common Stock (the “Shares” and such purchase and sale of the Shares, the “Share Sale”);

WHEREAS, prior to the Closing, the Sellers will cause the Company to spin off or otherwise dispose of Target Logistics Management LLC and its Subsidiaries and Chard Camp Catering Service Ltd. (such spin-off or other disposition, the “Carve-out Transaction”);

WHEREAS, prior to the Closing: (a) TDR Capital II Holdings L.P. or its affiliates (the “TDR Investor”), shall, pursuant to a subscription agreement substantially on the terms set forth in Exhibit B (the “Subscription Agreement”), contribute cash to the Parent Acquiror in exchange for shares of the Parent Acquiror, which amount will vary depending upon the amount of cash in the Trust Account as of the Closing Date; provided that in no event shall such contribution exceed $500 million (the “Equity Investment”); and (b) the Company will seek to obtain the Debt Financing (as defined below);

WHEREAS, at or prior to the Closing (a) the Parent Acquiror, Founders and the TDR Investor will execute and deliver the earnout agreement in substantially the form attached hereto as Exhibit C (the “Earnout Agreement”); (b) the Parent Acquiror, Founders and escrow agent will execute and deliver the escrow agreement in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”); (c) the Acquirors, the Company and Algeco Global will enter into the transition services agreement in substantially the form attached hereto as Exhibit E (the “Transition Services Agreement”); (d) the Parent Acquiror and the TDR Investor will enter into the nominating agreement in substantially the form attached hereto as Exhibit F (the “Nominating Agreement”); (e) the Parent Acquiror and the TDR Investor will enter into the registration rights agreement in substantially the form attached hereto as Exhibit G (the “Registration Rights Agreement”); (f) the Company, the Holdco Acquiror and A/S Holding will enter into that certain co-existence agreement in substantially the form attached hereto as Exhibit H (the “IP Agreement”); (g) each Seller and the Acquirors will enter into an exchange agreement based on the term sheet attached hereto as Exhibit I (the “Exchange Agreement”); and (h) each Seller and the Acquirors will enter into a shareholders agreement based on the term sheet attached hereto as Exhibit J (the “Shareholders Agreement”);

WHEREAS, the Share Sale and certain of the other Transactions are contingent upon, among other things, obtaining the Acquiror Shareholder Approvals, and the board of directors of the Parent Acquiror has unanimously determined that the Transactions are in the best interests of the Parent Acquiror and its shareholders and adopted resolutions approving the Transactions and Transaction Agreements and has resolved to recommend that its shareholders approve the same;

WHEREAS, the board of directors of each of the Sellers has unanimously determined that the Transactions are in the best interests of each of the Sellers and the Company and respectively adopted resolutions approving the Transaction Agreements and the Transactions;

WHEREAS, the shareholders of Algeco Holdings have unanimously determined that the Transactions are in the best interests of Algeco Holdings and adopted resolutions approving the Transaction Agreements to which Algeco Holdings is a party and the consummation of the Transactions contemplated thereby; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Share Sale, and to prescribe various conditions to the Share Sale.

NOW, THEREFORE, in consideration for the premises and mutual covenants, representations, warranties and agreements hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

2

ARTICLE I

DEFINITIONS

Section 1.01.                Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01.                Share Sale. Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell to the Holdco Acquiror, and the Holdco Acquiror shall purchase from the Sellers, the Shares, in each case on a pro rata basis in accordance with each Seller’s ownership of the Company as specifically set forth in Section 3.03(a), for the consideration specified in Section 2.02.

Section 2.02.                 Purchase Price. The aggregate purchase price for the Shares is $1.1 billion (which amount is inclusive of the amounts required to pay third party and intercompany indebtedness as of the Closing as contemplated by Section 2.03(a)(i)(x) and (y)), of which $1.021 billion shall be paid in cash to the Sellers and directly to repay indebtedness as contemplated by Section 2.03(a)(i)(x) and (y) (the “Cash Consideration”) and the remaining $79.0 million shall be paid in the form of ten (10) shares of common stock, par value $0.0001 per share (the “Holdco Common Stock”), of the Holdco Acquiror (the “Stock Consideration” and together with the Cash Consideration, the “Purchase Price”), which shares shall represent 10% of the Holdco Common Stock on a fully diluted basis as of the Closing. The Cash Consideration will come from the following sources: (i) the gross proceeds of debt financing to be obtained by the Holdco Acquiror in an amount equal to at least $490 million (the “Debt Financing”); (ii) the Equity Investment (defined above) in the amount required pursuant to the terms of the Equity Commitment Letter and the Subscription Agreement; and (iii) all of the cash in the Trust Account as of the Closing Date; provided that the portion of the Cash Consideration that will be funded from the Trust Account will be at least $250 million (or such lesser amount as the Sellers may agree to in writing in their sole discretion and, if the Sellers so agree, with any such shortfall below $250 million to funded by an increase in the Equity Investment to be made on the Closing Date; provided that the Equity Investment will not exceed $500 million).

Section 2.03.                 Transactions to be Effected at the Closing.

(a)          At the Closing, the Acquirors shall deliver:

(i)          the Cash Consideration to (x) the Administrative Agent under the AS Credit Facility in the amount specified in the payoff letter to be delivered by such Administrative Agent prior to the Closing Date to repay certain amounts due under the AS Credit Facility, in cash by wire transfer of immediately available funds to an account or accounts designated in such payoff letter; (y) certain Affiliates of the Sellers in the amounts specified in a payoff letter to be delivered by the Sellers prior to the Closing Date to repay certain intercompany indebtedness of the Acquired Companies,  in cash by wire transfer of immediately available funds to an account or accounts designated in such payoff letter; and (z) to the Sellers (distributed to each Seller on a pro rata basis in accordance with each Seller’s respective ownership of the Company Common Stock as of the Closing Date) the remaining amount of the Cash Consideration after giving effect to the payments under clauses (x) and (y) above;

3

(ii)         stock certificate(s) evidencing the Stock Consideration in the names and denominations requested by the Sellers, free and clear of all Liens;

(iii)        funds to pay the Transaction Expenses, estimated to be approximately $50 million with the final amount thereof to be agreed to between the Sellers and the Acquirors prior to the Closing, to the payees of the amounts owed thereto; and

(iv)       all other agreements, documents, instruments or certificates required to be delivered by the Acquirors at or prior to the Closing pursuant to Section 8.02 of this Agreement.

(b)         At the Closing, each Seller shall deliver to the Acquirors, on behalf of such Seller:

(i)          stock certificate(s) evidencing such Seller’s Shares, free and clear of all Liens, other than Permitted Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii)         all other agreements, documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to Section 8.03 of this Agreement.

Section 2.04.           Closing. Subject to the terms and conditions of this Agreement, the Transactions shall take place at a closing (the “Closing”) to be held at 9:00 a.m. Eastern Time at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, NY 10020 (i) two (2) Business Days after the date on which the conditions to Closing set forth in ARTICLE VIII have been satisfied or waived (other than the condition set forth in Section 8.01(c) and the other conditions that, by their nature, are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) on such other date or at such other place as the Parties mutually agree in writing. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Seller Disclosure Schedules (it being agreed that any disclosure of any item in any section of the Seller Disclosure Schedules shall be deemed disclosure with respect to each other section of this Agreement to which the relevance of such item is reasonably apparent), and except for the representations and warranties set forth in Section 3.01, which are several and not joint, the Sellers jointly and severally represent and warrant to the Acquirors as follows:

4

Section 3.01.                 Qualification and Organization of Sellers; Ownership of Company Common Shares.

(a)          Algeco Global represents and warrants, severally on behalf of itself, as follows: (i) Algeco Global is a société à responsabilité limitée duly organized, validly existing and in good standing under the Laws of Luxembourg; (ii) Algeco Global has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions; (iii) the execution and delivery by Algeco Global of this Agreement, the performance by Algeco Global of its obligations hereunder and the consummation by Algeco Global of the Transactions have been duly authorized by all requisite action on the part of Algeco Global; (iv) this Agreement has been duly executed and delivered by Algeco Global, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Algeco Global, enforceable against Algeco Global in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and (v) Algeco Global owns one (1) share of Company Common Stock as of the date hereof free and clear of all Liens, other than Permitted Liens, and will own 173 shares of Company Common Stock as of the Closing Date free and clear of all Liens, other than Permitted Liens.

(b)          Algeco Holdings represents and warrants, severally on behalf of itself, as follows: (i) Algeco Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of Hungary; (ii) Algeco Holdings has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions; (iii) the execution and delivery by Algeco Holdings of this Agreement, the performance by Algeco Holdings of its obligations hereunder and the consummation by Algeco Holdings of the Transactions have been duly authorized by all requisite action on the part of Algeco Holdings; (iv) this Agreement has been duly executed and delivered by Algeco Holdings, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Algeco Holdings, enforceable against Algeco Holdings in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and (v) Algeco Holdings owns 1,102 shares of Company Common Stock as of the date hereof free and clear of all Liens, other than Permitted Liens.

Section 3.02.                 Qualification, Organization, Subsidiaries, etc. of the Company.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of incorporation and bylaws of the Company in effect as of the date hereof (the “Company Governing Documents”) are in full force and effect and the Company is not in violation of the Company Governing Documents.

5

(b)          A list of all Subsidiaries of the Company that shall be Subsidiaries of the Company after completion of the Carve-out Transaction is set forth in Section 3.02(b) of the Seller Disclosure Schedules (the “Acquired Subsidiaries”). Each Acquired Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The governing documents of each Acquired Subsidiary in effect as of the date hereof are customary to an entity of its type and in full force and effect and each Acquired Subsidiary is not in violation of its respective governing documents.

Section 3.03.                 Capitalization of the Company.

(a)

(i)          The authorized capital stock of the Company consists of 2,000 shares of Company Common Stock.

(ii)         As of the date of this Agreement, 1,275 shares of Company Common Stock are issued and outstanding and held of record as follows: (i) 172 shares of Company Common Stock (13.49%) are held of record by A/S Holding; (ii) one share of Company Common Stock (0.08%) is held of record by Algeco Global; and (iii) 1,102 shares of Company Common Stock (86.43%) are held of record by Algeco Holdings.

(iii)        On the Closing Date, after giving effect to the share contribution by A/S Holding to Algeco Global set forth in Section 8.03(g), 1,275 shares of Company Common Stock will be issued and outstanding and held of record as follows: (i) 173 shares of Company Common Stock (13.57%) will be held of record by Algeco Global; and (iii) 1,102 shares of Company Common Stock (86.43%) will be held of record by Algeco Holdings.

(iv)        No shares of Company Common Stock are held by Subsidiaries of the Company.

(v)         All the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and are free of pre-emptive rights.

(b)          After giving effect to the Carve-out Transaction and except as set forth in Section 3.03(b) of the Seller Disclosure Schedules, all the issued and outstanding shares of capital stock of, or other equity interests in, each Acquired Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.

6

(c)          Except as set forth in Section 3.03(a), (i) the Company does not have any shares issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which any Acquired Company is a party obligating such Acquired Company to (A) issue, transfer or sell any shares or other equity interests of an Acquired Company or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person that is not wholly owned by an Acquired Company.

(d)          No Acquired Company has outstanding bonds, debentures, notes or other similar obligations with the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of such Acquired Company on any matter.

(e)          There are no voting trusts or other agreements or understandings to which any Acquired Company is a party with respect to the voting of the capital stock or other equity interests of an Acquired Company.

(f)          After giving effect to the Carve-out Transaction, none of the Acquired Companies owns, directly or indirectly, any capital stock or other equity interests of any Person, in each case, other than the capital stock or other equity interests of an Acquired Subsidiary.

Section 3.04.                 No Conflicts.

(a)          Except as set forth in Section 3.04 of the Seller Disclosure Schedules, the execution and delivery by the Sellers of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not: (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or result in or give rise to a right of termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, Material Lease, permit, concession, franchise or right binding upon the Acquired Companies or result in the creation of any Lien upon any of the properties, rights or assets of the Acquired Companies, other than Permitted Liens; (ii) conflict with or result in any violation of any provision of the organizational documents of any Acquired Company; or (iii) conflict with or violate any Laws applicable to the Acquired Companies or any of their respective properties or assets, other than in the case of clause (i), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

7

(b)          Assuming the accuracy of the representations and warranties of the Acquirors contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Sellers or the Company with respect to the Sellers’ execution or delivery of this Agreement or the consummation of the Transactions, except for (i) applicable requirements of the HSR Act, the Competition Act or any similar foreign antitrust Law and (ii) as otherwise disclosed in Section 3.04(b) of the Seller Disclosure Schedules.

Section 3.05.                 Reports and Financial Statements.

(a)          The Sellers have delivered to the Acquirors the following financial statements (collectively, the “Unaudited Company Financial Statements”):

(i)          the unaudited consolidated balance sheets of the Company as of, and related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company for each of the fiscal years ended, December 31, 2014, December 31, 2015 and December 31, 2016; and

(ii)         the unaudited consolidated balance sheets of the Company as of, and related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company for the three months ended, March 31, 2016 and 2017.

In addition, the Registration Statement, at the time it is declared effective, shall include the audited consolidated balance sheets of the Company as of and related audited consolidated statements of income, stockholders’ equity and cash flows of the Company for each of the fiscal years ended, December 31, 2014, December 31, 2015 and December 31, 2016 (the “Audited Company Financial Statements”) and the unaudited consolidated balance sheets of the Company as of, and related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company for the six months ended, June 30, 2016 and 2017 (the “June 30 Unaudited Financial Statements” and, together with the Audited Company Financial Statements and the Unaudited Company Financial Statements, the “Company Financial Statements”).

(b)          The Unaudited Company Financial Statements are, and the Audited Company Financial Statements and the June 30 Unaudited Financial Statements will be, true and correct in all material respects and fairly present the financial position, results of operations and cash flows of the Company as of and for the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, for the absence of footnotes and, in the case of interim financial statements, to the extent they are subject to normally recurring year-end audit adjustments that are not material either individually or in the aggregate). The Unaudited Company Financial Statements were, and the Audited Company Financial Statements and the June 30 Unaudited Financial Statements will be, prepared from, are or will be in accordance with and accurately reflect in all material respects the books and records of the Company, which books and records have been maintained in accordance with sound business practices and all applicable Law and have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) applied on a consistent basis during the periods involved with respect to all financial transactions of the Company. The unaudited Company Financial Statements provided pursuant to Section 3.05(a)(ii) have been, and the Audited Company Financial Statements and the June 30 Unaudited Financial Statements will be, prepared with due care and attention, on a basis consistent with the unaudited Company Financial Statements provided pursuant to Section 3.05(a)(i).

8

(c)          The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with US GAAP and to maintain accountability for the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s authorization, (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals and (v) accounts and other receivables and inventory are recorded in good faith and reserves established against them based upon actual prior experience and in accordance with US GAAP, and proper procedures are implemented for the collection thereof on a commercially reasonable basis. To the Knowledge of Sellers, there are no material weaknesses in the design or operation of the Company’s internal control structure and procedures over financial reporting. The Sellers have heretofore made available to the Acquirors a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Company to the Company's independent auditors relating to (x) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of the Company to record, process, summarize and report financial data and any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company. The Company Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

(d)          The Company possesses books and records that contain all financial and other information from the date of its incorporation through the date hereof necessary for the preparation of financial statements.

(e)          Complete and correct copies of the organizational documents of the Acquired Companies have been made available to the Acquirors, prior to the date of this Agreement, in each case as currently in effect, and no subsequent action has been taken to amend or modify any of the organizational documents of the Acquired Companies. All such organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon the Acquired Companies.

(f)          The minute books of the Acquired Companies contain accurate and, in all material respects, complete records of all meetings or written consents of, and corporate action taken by the stockholders (or other equity holders) and the boards of directors (or similar bodies) and any committee thereof of the Acquired Companies since the time of incorporation or formation of the Acquired Company through the date of this Agreement. No meetings of any such stockholders (or other equity holders), boards of directors (or similar bodies) or committees have been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all minute books and all stock record books of the Acquired Companies have heretofore been delivered to the Acquirors.

9

Section 3.06.                 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Company’s unaudited consolidated balance sheet (or the notes thereto) as of March 31, 2017 (the “Company Balance Sheet Date”); (b) for liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; (c) as expressly permitted or contemplated by this Agreement; (d) for liabilities that have been discharged or paid in full in the ordinary course of business; and (e) as set forth in Section 3.06 of the Seller Disclosure Schedules, no Acquired Company has any material liabilities of any nature, whether accrued, contingent or otherwise. For purposes of this Section 3.06, the term “liabilities” shall not include obligations of the Acquired Companies to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Acquired Companies with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.

Section 3.07.                 Compliance with Laws; Permits; Regulatory Matters.

(a)          The Acquired Companies are in compliance in all material respects with all Laws applicable to the Acquired Companies or any of their respective properties or assets.

(b)          The Acquired Companies are in possession of all material permits, licenses, authorizations and other approvals of any Governmental Authority necessary for the Acquired Companies to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”) and all Company Permits are in full force and effect.

(c)          None of the Acquired Companies have been disqualified from participation in procurements by any Governmental Authority, nor have been suspended, debarred, excluded, or notified of any intent to seek to suspend, debar or exclude, any Acquired Company from participation in any such procurement.

(d)          The Acquired Companies are not party to any deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with, or imposed by, any Governmental Authority.

(e)          Notwithstanding anything contained in this Section 3.07, no representation or warranty shall be deemed to be made in this Section 3.07 in respect of the matters referenced in Section 3.05, or in respect of environmental, Tax, employee benefits or labor Law matters.

10

Section 3.08.          Environmental Laws and Regulations. Except as set forth in Section 3.08 of the Seller Disclosure Schedules: (a) each of the Acquired Companies is in material compliance with all applicable Environmental Laws; (b) each of the Acquired Companies possesses and is in compliance, in all material respects, with all Environmental Permits necessary for the conduct of its respective operations and all such Environmental Permits are valid and in good standing and, to the Knowledge of the Sellers, there are no facts or circumstances that would result in any material Environmental Permit not being re-issued or renewed in the ordinary course of business; (c) there are no Environmental Claims pending or, to the Knowledge of the Sellers, threatened against or affecting any of the Acquired Companies or their respective properties or operations, and to the Knowledge of the Sellers, there are no facts or circumstances that would be reasonably likely to result in a material Environmental Claim; (d) there have been no Releases of Hazardous Materials at any real property currently, or to the Knowledge of the Sellers, formerly owned or operated by the Acquired Companies in amounts or concentrations requiring investigation or cleanup under Environmental Laws that have not been fully investigated and/or cleaned up consistent with all applicable Environmental Law requirements; and (e) the Acquired Companies have made available (either in the electronic data room or otherwise) all material environmental, health, or safety assessments, audits and sampling or similar reports in their possession or control, including any such documents relating to the Release of Hazardous Materials. This Section 3.08 contains the only representations or warranties in this Agreement concerning environmental matters.

Section 3.09.                 Employee Benefit Plans.

(a)          Section 3.09(a) of the Seller Disclosure Schedules sets forth a true and complete list of each material Company Benefit Plan for current or former employees, directors or consultants of the Acquired Companies.

(b)          With respect to each Company Benefit Plan set forth in Section 3.09 of the Seller Disclosure Schedules, the Company has made available to the Acquirors correct and complete copies of, in each case, to the extent applicable: (i) all documents setting forth the material terms of such Company Benefit Plan including all amendments, modifications, supplements, insurance contract or trust agreements thereto (ii) the most recent annual report on Form 5500 with schedules and financial statements attached, (iii) the most recent IRS determination letter or opinion letter, (iv) the most recent summary plan description, employee booklet and any material summaries of material modification and (v) copies of material notices, letters or other correspondence from the IRS, U.S. Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority.

(c)          (i) Each Company Benefit Plan set forth in Section 3.09(a) of the Seller Disclosure Schedules has been operated, maintained, funded and administered in all material respects in compliance with the Code; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable and current determination or opinion letter as to its qualification from the IRS and, to the Knowledge of Sellers, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Acquired Companies beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law; (iv) none of the Acquired Companies nor any of their respective ERISA Affiliates has or has had in the past six years an obligation to contribute to a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or an “employee pension benefit plan” as defined in Section 3(2) of ERISA subject to Code Section 412 or Section 302 or Title IV of ERISA or a “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA); and (v) there are no pending or, to the Knowledge of Sellers, threatened Actions or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans that would reasonably be expected to result in liability to the Acquired Companies.

11

(d)          Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment or benefit becoming due to any current or former employee, director or consultant of the Acquired Companies under any Company Benefit Plan or otherwise; (ii) increase any compensation or benefits otherwise payable or to be provided under any Company Benefit Plan; (iii) result in any acceleration of the time of payment, funding or vesting of any severance, compensation or benefits; or (iv) result in the payment of any amount (whether in cash, property or the form of benefits) that could, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code (determined without regard to the exceptions provided for in Section 280G(b)(5) of the Code).

(e)          Each Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. No Acquired Company has any obligation under any Company Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Section 409A or 457A of the Code.

(f)          (i) Each Company Benefit Plan that is not subject to U.S. law (each, a “Company Foreign Benefit Plan”) has been established, maintained and administered in compliance with its terms and applicable Laws and, if intended to qualify for special tax treatment, meets all the requirements for such treatment; (ii) all employer and employee contributions to each Company Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters; (iii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment; (iv) if required, are registered and approved with any applicable Government Authority; and (v) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the book reserve established for any Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations. No Company Foreign Benefit Plan is a defined benefit pension plan or provides post-employment health or life insurance benefits. No Company Foreign Benefit Plan is or is intended to be a “registered pension plan,” a “deferred profit sharing plan,” a “retirement compensation arrangement,” a “registered retirement savings plan,” a “pooled registered pension plan,” or a “tax-free savings account” as such terms are defined in the Income Tax Act (Canada) and the regulations thereunder, as amended. Each Company Foreign Plan has the level of insurance reserves that is reasonable and sufficient to provide for all incurred but unreported claims.

12

(g)          With respect to each Company Benefit Plan and Company Foreign Benefit Plan, all required, declared, or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to, or as of, the date hereof, have been properly paid or properly accrued on a balance sheet, or on the books and records of the Acquired Companies or the Acquired Subsidiaries, in all material respects. No insurance policy or any other agreement affecting any Company Benefit Plan or Company Foreign Benefit Plan requires or permits a retroactive increase in contributions, premiums, or other payments due under such policy or agreement.

Section 3.10.                 No Material Adverse Effect. Except as set forth in Section 3.10 of the Seller Disclosure Schedules, since December 31, 2016 through the date of this Agreement (a) there has been no event, development, occurrence, change or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) the Acquired Companies have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice and (c) none of the Acquired Companies has taken any action that would constitute a breach of clause (ii) of Section 5.01 had such action been taken after the execution of this Agreement and prior to the Closing Date or termination date of this Agreement.

Section 3.11.                 Investigations; Litigation. As of the date hereof, and except for any matter that alleges claims or damages in an amount that is less than or equal to $250,000, there are no claims, actions, suits, arbitrations or proceedings pending (or, to the Knowledge of the Sellers, threatened) against any of the Acquired Companies or any of their respective properties, rights or assets, and there are no orders, judgments, injunctions, rulings or decrees imposed upon any of the Acquired Companies or any of their respective properties, rights or assets by or before any Governmental Authority. This Section 3.11 will not apply to Taxes, with respect to which exclusively the representations and warranties in Section 3.122 will apply.

Section 3.12.                 Tax Matters. Except as set forth in Section 3.12 of the Seller Disclosure Schedules:

(a)          All Tax Returns that are required to be filed by or with respect to the Acquired Companies have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b)          The Acquired Companies have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with US GAAP on the Company Financial Statements;

(c)          There is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of the Acquired Companies, other than for which adequate reserves have been established in accordance with US GAAP on the Company Financial Statements;

13

(d)          None of the Acquired Companies has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency;

(e)          There are no Liens for Taxes upon any property or assets of the Acquired Companies, except for Permitted Liens;

(f)          None of the Acquired Companies is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Acquired Companies or (ii) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), or has any material liability for Taxes of any Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(g)          None of the Acquired Companies has participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in any “listed transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code (or any similar provision of state, local or non-U.S. Law);

(h)          None of the Acquired Companies (i) has engaged in any transaction or agreement (including an installment sale) prior to the Closing Date that could reasonably be expected to result in the recognition of a material amount of income or gain in any period ending after the Closing Date, (ii) has a material amount of deferred intercompany gain (as described in Treasury Regulations Section 1.1502-13) or (iii) has a material “excess loss account” (as defined in Treasury Regulations Section 1.1502-19) in respect of the stock of any Subsidiary;

(i)          None of the Acquired Companies is, or has been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c) of the Code; and

(j)          None of the Acquired Companies has (i) entered into or has currently pending any closing agreements, or other contracts or agreements relating to Taxes with a Governmental Authority or (ii) granted any Person a power of attorney with respect to Tax matters.

Section 3.13.                 Labor and Employment Matters.

(a)          Except as set forth in Section 3.13(a)(i) of the Seller Disclosure Schedules, within the last (3) three years (i) no Acquired Company has been a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization (a “Collective Bargaining Agreement”); (ii) no employee of the Acquired Companies has been represented by a union, works council or other collective bargaining representative (a “Labor Representative”) with respect to his or her employment at the Acquired Companies; (iii) no Acquired Company has been subject to a strike, lockout, slowdown, work stoppage, unfair labor practice, complaint, grievance, arbitration, proceeding or other material labor dispute and, to the Knowledge of the Sellers, none is threatened; and (iv) no petition has been filed with the National Labor Relations Board or other Governmental Authority requesting certification of a Labor Representative or approval to conduct an election for a Labor Representative. To the Knowledge of Sellers, there are no organizational efforts with respect to the formation of a collective bargaining unit or works council presently being made or threatened involving employees of the Acquired Companies. No trade union has applied to have the Acquired Companies declared a common or single employer pursuant to applicable Law in any jurisdiction in which the Acquired Companies carry on business.

14

(b)          The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Acquired Companies.

(c)          Section 3.13(c)(i) of the Seller Disclosure Schedules sets forth a list of all active officers and employees of the Acquired Companies with annual compensation of at least $350,000, redacted as necessary to comply with applicable privacy laws, specifying their position, employment status (active or a description of leave), annual rate of base compensation, 2016 and 2017 target bonus opportunities, 2016 bonus paid or payable, date of hire and employer work location, and other benefits provided to each employee, together with an appropriate notation next to the name of any officer or employee on such list who is subject to any written employment agreement, termination or severance agreement, retention agreement, change in control agreement, non-competition or non-solicitation agreement, or any other agreement. Except for the Excluded Employees, all employees and officers of the Acquired Companies listed in Section 3.13(c)(i) of the Disclosure Schedule are entirely dedicated to the business of the Acquired Companies and no employee who is not entirely dedicated to the business of the Acquired Companies will be employed by the Acquired Companies as of the Closing Date. Except as set forth in Section 3.13(c)(ii) of the Seller Disclosure Schedules, there are no employees of the Sellers that are primarily dedicated to the business of the Acquired Companies who are not employed by the Acquired Companies. Section 3.13(c)(iii) of the Seller Disclosure Schedules sets forth a list of all employees, consultants and independent contractors of the Acquired Companies who will be terminated on or before the Closing Date (collectively, the “Excluded Employees”) and such Excluded Employees are not primarily dedicated to the business of the Acquired Companies.

(d)          Section 3.13(d) of the Seller Disclosure Schedules contains a true and complete list of all of the independent contractors and consultants of the Acquired Companies who provide services to the Acquired Companies regularly and on basis similar to employees and whose fees in 2016 were at least $350,000 or whose anticipated fees in 2017 will be at least $350,000, specifying their services, fee schedule and total amount of all fees paid or accrued for such services provided in 2016 and 2017.

15

(e)          Each Acquired Company is in material compliance, and within the last three (3) years has complied in all material respects, with all applicable Laws respecting employment and employment practices, labor, and terms and conditions of employment, including but not limited to wages and hours, labor relations, employment discrimination, disability rights or benefits, human rights, civil rights, family and medical leave, the collection and payment of withholding or social security taxes, civil rights, pay equity, equal employment opportunity, plant closure and mass layoff, including the Worker Adjustment and Retraining Notification Act of 1988 and similar state, local and foreign laws, immigration, background checks, government contracting, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance. Each Acquired Company has properly classified in all respects in accordance with all applicable Laws all of its service providers as either employees or independent contractors and as exempt or non-exempt from overtime requirements. Neither the Acquired Companies nor any Acquired Subsidiary have taken any action that could constitute a plant closure, mass layoff, or mass termination under the Worker Adjustment Retraining and Notification Act of 1988 (“WARN”) or otherwise trigger notice requirements or liability under federal, local, state, or foreign applicable Law, and have not incurred any material liability under WARN or any similar foreign, state, or local layoff notice Law that remains unsatisfied. Except as set forth in Section 3.13 of the Seller Disclosure Schedules, there are no pending or, to the Knowledge of Sellers, threatened Actions, audits or investigations relating to any employment or labor matter that individually or in the aggregate could reasonably be expected to cause the Acquired Companies to incur any material liability, and no Acquired Company has been subject to any such Actions, audits or investigations during the last three years.

(f)          To the Knowledge of the Sellers, no employee of any Acquired Company is in violation of any term of any employment, restrictive covenant or nondisclosure agreement or common law nondisclosure obligation or fiduciary duty to the Acquired Company or to a former employer of any such employee relating to the right of any such employee to be employed by the Acquired Company. The Acquired Companies have not sought to enforce any non-competition or customer non-solicitation Contract covering a former employee of the Acquired Companies in the past three (3) years.

(g)          Except as set forth in Section 3.13(g) of the Seller Disclosure Schedules, (i) the Acquired Companies are not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, vacation time, incentive payments or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees; and (ii) the Acquired Companies are not delinquent in the payment of fees for services to any independent contractor or consultant identified in Section 3.13(d) of the Seller Disclosure Schedules.

Section 3.14.                 Intellectual Property.

(a)          Section 3.14(a) of the Seller Disclosure Schedules sets forth all patents, registered trademarks, registered copyrights, internet domain name registrations, and pending applications for any patents, Trademarks, or copyrights owned by any of the Acquired Companies as of the date hereof (“Registered Company IP”), together with all material unregistered Trademarks owned by any of the Acquired Companies as of the date hereof.

(b)          Except as set forth in Section 3.14(b) of the Seller Disclosure Schedules, the Acquired Companies are the sole and exclusive owners of all right, title and interest in and to the Registered Company IP and all other material Intellectual Property owned by any of the Acquired Companies as of the date hereof (“Company Owned IP”), free and clear of all Liens (other than Permitted Liens) or any licenses other than non-exclusive licenses granted by an Acquired Company in the ordinary course of business. The Acquired Companies own, or are licensed or otherwise possess sufficient rights to use, all Intellectual Property that is material to the conduct of their respective businesses in the manner in which such businesses are currently being conducted. The Registered Company IP is subsisting and, to the Knowledge of Sellers and excluding any pending applications included in the Registered Company IP, is valid and enforceable.

16

(c)          There are no pending or, to the Knowledge of the Sellers, threatened claims against any of the Acquired Companies alleging infringement, misappropriation or other violation of the Intellectual Property of any Person by the Acquired Companies in the operation of their respective businesses as currently conducted, nor any written request that an Acquired Company obtain a license under any patent rights of such Person, and no such claim has been asserted or request has been made by any Person in the past three (3) years.

(d)          The Acquired Companies have taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets material to the Acquired Companies’ business. All current and former employees and contractors who have developed any material Intellectual Property for any Acquired Company during the course of employment or engagement with the Acquired Company have executed valid written agreements assigning all right, title and interest in such Intellectual Property to an Acquired Company, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law.

(e)          As of the date hereof, no Acquired Company has made any written claim asserting infringement, misappropriation or other violation by any Person of its rights to, or in connection with, any material Company Owned IP. To the Knowledge of Sellers, no third party has infringed, misappropriated or otherwise violated any material Company Owned IP.

(f)          As of the date hereof, there are no pending or, to the Knowledge of the Sellers, threatened claims against an Acquired Company by any Person challenging the ownership, registrability, enforceability or validity of any material Company Owned IP.

(g)          To the Knowledge of the Sellers, the products, services and operations of the businesses of the Acquired Companies as currently conducted do not infringe, misappropriate or otherwise violate any Intellectual Property of any Person.

(h)          Except as set forth in Section 3.14(b) of the Seller Disclosure Schedules or as expressly set forth in the IP Agreement, after consummation of the Transactions, no Seller or current or former Seller Affiliate (other than the Acquired Companies) will own or have any right, title or interest in or to any Company Owned IP.

(i)           To the Knowledge of the Sellers, as of the date hereof, the information technology systems used by the Acquired Companies in the ordinary course of their respective businesses have not suffered any material security breach or material failure within the past three (3) years.

(j)           The consummation of the Transactions will not, pursuant to any Contract to which an Acquired Company is a party, result in the loss or material impairment of any Acquired Company’s right to own or use any material Company Owned IP or any other material Intellectual Property.

17

(k)          Each Acquired Company is in compliance in all material respects with (i) all binding policies implemented by such Acquired Company relating to the collection, use, storage, processing, transfer, disclosure, and protection by such Acquired Company of personal information regulated or protected by applicable Laws, (ii) all applicable Laws relating to privacy, data, security, data use, data protection and destruction, data breach notification or data transfer and (iii) all applicable payment card industry data security standards. There are no pending or, to the Knowledge of the Sellers, threatened claims against any of the Acquired Companies by any Person or Governmental Authority alleging a material violation of any such applicable Laws in the operation of their respective businesses as currently conducted.

Section 3.15.                 Real Property.

(a)          Section 3.15(a) of the Seller Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of each parcel of real property owned by the Acquired Companies which is material to the operations of the Acquired Companies being conducted as of the date hereof (such property collectively, the “Company Owned Real Property” and, together with the Company Owned Real Property, hereinafter collectively, the “Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or another Acquired Company has good and valid title to such Company Owned Real Property, free and clear of all Liens, other than Permitted Liens. As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened condemnation proceeding with respect to any Company Owned Real Property, except proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Company Owned Real Property, (i) each Acquired Company, as applicable, has good and marketable title to the Company Owned Real Property, free and clear of any Lien, other than Permitted Liens, (ii) there are no outstanding options or rights of first refusal to purchase the Company Owned Real Property, or any portion or interest therein, and (iii) no Acquired Company has leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any portion thereof, except in the ordinary course of the business for short-term storage purposes for a term not to exceed six (6) months.

(b)          Section 3.15(b) of the Seller Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of each lease of the Acquired Companies that is material to the operations of the Acquired Companies being conducted as of the date hereof (collectively, the “Material Leases” and each such property respectively leased pursuant thereto, the “Company Leased Real Property”). The Company has delivered to the Acquirors true, complete and correct copies of each Material Lease, and there have been no amendments, modifications or extensions of such Material Leases other than those set forth in Section 3.15(b) of the Seller Disclosure Schedules. Each Material Lease is valid, binding and in full force and effect, and no default of a material nature on the part of the Company or, if applicable, another Acquired Company or, to the Knowledge of the Sellers, the landlord thereunder is continuing beyond all applicable notice, cure or grace periods with respect thereto. The Company and each other Acquired Company has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the Material Lease applicable thereto to which the Company or such Acquired Company is a party, the Company Leased Real Property, free and clear of all Liens affecting the leasehold estate thereof, except for Permitted Liens. To the Knowledge of the Sellers, no security deposit or portion thereof deposited with respect to any Material Lease has been applied in respect of a breach or default under such Material Lease which has not been redeposited in full. No Acquired Company owes any brokerage commission or finder’s fees with respect to any Material Lease. Except as set forth in Section 3.15(b) of the Seller Disclosure Schedules or in the ordinary course of the business for short-term storage purposes for a term not to exceed six (6) months, there are no written or oral subleases, licenses, concessions or other contracts with respect to the Company Leased Real Property other than the Material Leases.

18

(c)          To the Knowledge of the Sellers, there are no physical, structural or mechanical defects in any of the buildings, building systems or improvements on any of the Real Property which are reasonably likely to materially impair the intended use of such Real Property by the Acquired Companies and the Real Property and all such buildings, building systems and improvements (including the roof, HVAC, electrical, plumbing, sprinklers and fire safety systems) are in good operating condition and repair and are adequate for the uses to which they are being put. Except as disclosed in Section 3.15(c) of the Seller Disclosure Schedules, (i) within the last twelve (12) months, no Acquired Company has received written notice of any pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Real Property and (ii) within the last twelve (12) months, no Acquired Company has received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Owned Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violates in any material respect any deed restrictions, applicable Law consisting of building codes, zoning, subdivision or other land use or similar laws or any other Lien affecting such Owned Real Property.

Section 3.16.                 Material Contracts.

(a)          Except for this Agreement, Section 3.16(a) of the Seller Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of each Contract described in this Section 3.16(a) to which an Acquired Company is a party, has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.16(a) being referred to herein as the “Material Contracts”):

(i)          any partnership, joint venture, strategic alliance or collaboration Contract that is material to the Acquired Companies, taken as a whole;

(ii)         any Contract that (A) purports to materially limit either the type of business in which any of the Acquired Companies (or, after the Closing, the Acquirors) may engage, the geographic area in which any of them may engage in any business, the solicitation by any of them of the employment of any Person or the ability of any of them to sell or purchase from any person or (B) would require the disposition of any material assets or line of business of the Acquired Companies (or, after the Closing, the Acquirors);

19

(iii)        each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $1,000,000 in the 12-month period following the date hereof;

(iv)       the Company Indentures, the WS Credit Facility and each other Contract relating to outstanding Indebtedness of an Acquired Company for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $2,500,000 other than (A) Contracts solely among the Company and any wholly owned Acquired Subsidiary or a guarantee by the Company or any subsidiary of the Company of a wholly owned Acquired Subsidiary; (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $2,500,000, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon); and (C) any Contracts relating to Indebtedness explicitly included in the Company Financial Statements;

(v)        each Contract pursuant to which the Company or its Subsidiaries has an obligation to indemnify any officer, director or employee of the Company or any Subsidiary of the Company;

(vi)       any Contract (excluding licenses for commercially available technology that are generally available for fees of no more than $1,000,000 annually or in the aggregate) under which an Acquired Company is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights of a third party, which Contract is material to any of the Acquired Companies’ businesses;

(vii)      any Contract under which an Acquired Company has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights of an Acquired Company, which Contract is material to any of the Acquired Companies’ businesses, (other than any non-exclusive license granted by an Acquired Company in the ordinary course of business), or relating to the development, ownership, use, registration or enforcement of any material Company Owned IP;

(viii)     any shareholders, investors rights, registration rights or similar agreement or arrangement of an Acquired Company;

(ix)        any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $1,000,000;

(x)         any Collective Bargaining Agreement;

20

(xi)        except for Excluded Employees, any Contract with any current employee of the Acquired Companies whose annual compensation is at least $350,000;

(xii)       except for Excluded Employees, any Contract which provides for any severance, retention, or change in control payments, or fees in connection with a change in control or termination of service payable by the Acquired Companies or any Acquired Subsidiary to any director, officer, employee, or consultant;

(xiii)      any Contract with any independent contractor or consultant referred to in Section 3.13(d);

(xiv)      any Contract involving the settlement of any action or threatened action (or series of related actions) that will (A) involve payments after the date hereof of consideration in excess of $1,000,000 or (B) impose material monitoring or reporting obligations to any other Person outside the ordinary course of business;

(xv)       any Contract that imposes a Lien, other than a Permitted Lien, on any material assets of one or more Acquired Companies;

(xvi)      each Material Lease;

(xvii)     each Affiliate Agreement; and

(xviii)    any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to the other clauses of this Section 3.16(a).

(b)          No Acquired Company is in material breach of, or material default under, the terms of any Material Contract. To the Knowledge of Sellers, as of the date hereof, no other party to any Material Contract is in breach of, or default under, the terms of any Material Contract, no Acquired Company has received any written claim or notice of material breach of or material default under any Material Contract and no event has occurred that individually or together with other events would reasonably be expected to result in a material breach of or a material default under any Material Contract by any Acquired Company (in each case, with or without notice or lapse of time or both). Each Material Contract is in full force and effect and is a valid and binding obligation of each Acquired Company that is party thereto and, to the Knowledge of Sellers, of each other party thereto, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. To the Knowledge of the Sellers, except as set forth in Section 3.16(b) of the Seller Disclosure Schedules, as of the date hereof, no party has indicated to any Acquired Company its intent to terminate or modify any Material Contract in a manner materially adverse to any Acquired Company.

21

Section 3.17.               Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current insurance policies of the Company and its Subsidiaries are in full force and effect and are valid and enforceable and (b) no Acquired Company is in breach or default (including with respect to the payment of premiums or the giving of notice) under any such insurance policy. Such insurance policies are sufficient in all material respects in the aggregate for the operation of the Company’s business and the other Acquired Companies’ business for the industries in which they operate. Neither the Company nor any of its Subsidiaries has received notice of cancellation or termination with respect to any such insurance policies (other than in connection with normal renewals of any such insurance policies) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18.                 Finders and Brokers. No Acquired Company has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 3.18 of the Seller Disclosure Schedules, who might be entitled to any fee or any commission in connection with, or upon consummation of, the Transactions.

Section 3.19.                 FCPA and Anti-Corruption.

(a)          To the Knowledge of the Sellers, since January 1, 2014, each of the Acquired Companies has complied with all applicable anti-bribery laws, including the FCPA;

(b)          None of the Acquired Companies nor, to the Knowledge of the Sellers, any of the Acquired Companies’ directors, officers or management-level employees has, directly or indirectly, engaged in any Prohibited Act on behalf of the Company.

(c)          No Acquired Company has received written notice of any claims, actions, suits, proceedings or investigations alleging that such Acquired Company is in violation of the FCPA or any other applicable anti-bribery laws or made any written voluntary disclosures to any Governmental Authority involving the Company or any other Acquired Company in any way relating to applicable anti-bribery laws, including the FCPA;

(d)          The Company and each other Acquired Company has instituted policies and procedures reasonably designed to help ensure compliance with the FCPA and other applicable anti-bribery laws; and

(e)          No officer, director or employee of an Acquired Company is a Government Official.

Section 3.20.                 Takeover Statutes; No Rights Agreement. The board of directors of the Company has taken all action necessary so that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations is applicable to the Transactions.

22

Section 3.21.                 Carve-out Transaction. The term sheet describing the Carve-out Transaction is included as Section 3.21 of the Seller Disclosure Schedules (the “Carve-out Term Sheet”). Except for the arrangement with Target Logistics Management, LLC set forth in Section 3.22 of the Seller Disclosure Schedules under the heading “Commercial,” pursuant to general director and officer indemnification obligations or arising under applicable Law, no Acquired Company will have any liabilities or obligations (including indemnification obligations) to any transferee of any assets or any other Person in connection with, or as a result of, the transfer made pursuant to the Carve-out Transaction. After giving effect to the Carve-out Transaction, the assets of the Acquired Companies to be acquired pursuant to this Agreement, together with any assets or rights to use any asset under the Transition Services Agreement, constitute all of the material assets necessary to operate the businesses of the Acquired Companies as presently operated.

Section 3.22.                 Affiliate Transactions. Except as set forth in Section 3.22 of the Seller Disclosure Schedules, for employment and benefit arrangements and Contracts and arrangements solely between or among Acquired Companies, no officer, director, equity holder, partner or member of any Acquired Company, or any of their Affiliates, is a party to any Contract or business arrangement with any Acquired Company (each such Contract or business arrangement, an “Affiliate Agreement”). Except as set forth on Section 3.22 of the Seller Disclosure Schedules, no employee, officer, director, equity holder, partner, member, controlling person, agent or representative of any Acquired Company (each, an “Acquired Company Related Party”) or member of such Acquired Company Related Party’s immediate family, or any corporation, partnership or other entity in which such Acquired Company Related Party is an officer, director or partner, or in which such Acquired Company Related Party has an ownership interest or otherwise controls, is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them. None of the Acquired Company Related Parties, or any member of such Acquired Company Related Party’s immediate family, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any Acquired Company’s major business relationship partners, service providers, joint venture partners, licensees or competitors.

Section 3.23.                 Investment Purpose. Each of the Sellers is acquiring the shares of Holdco Common Stock to be issued on the Closing Date solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each of the Sellers acknowledges that such shares are not registered under the Securities Act or any state securities laws, and that such shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Each of the Sellers is able to bear the economic risk of holding such shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment.

Section 3.24.                No Outside Reliance. Notwithstanding anything contained in this ARTICLE III or any other provision hereof, each of the Sellers acknowledges and agrees that neither the Acquirors nor any of their respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in ARTICLE IV, and each of the Sellers specifically disclaims that it is relying upon or has relied upon any representations or warranties beyond those expressly given in ARTICLE IV that may have been made by any Person, and acknowledges and agrees that the Acquirors have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

23

Section 3.25                 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Seller Disclosure Schedules), neither the Sellers, any Acquired Company nor their respective Affiliates, officers, directors, employees, advisors, agents or Representatives has made or makes any other express or implied representation or warranty, either written or oral, to Acquirors or any other Person on behalf of the Sellers or the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to the Acquirors and their respective Representatives (including any confidential information memorandum and any information, documents or material made available to the Acquirors in certain “data rooms,” management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIRORS

Except as set forth in the Acquiror Disclosure Schedules, the Acquirors hereby jointly and severally represent and warrant to the Sellers as follows:

Section 4.01.                 Qualification and Organization of the Acquirors.

(a)          As of the date hereof, the Parent Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands and will be, as of Closing, a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, in each case with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the Parent Acquiror of this Agreement, the performance by the Parent Acquiror of its obligations hereunder and the consummation by the Parent Acquiror of the Transactions have been duly authorized by all requisite action on the part of the Parent Acquiror. This Agreement has been duly executed and delivered by the Parent Acquiror, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of the Parent Acquiror, enforceable against the Parent Acquiror in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except for its ownership of the Holdco Acquiror, the Parent Acquiror does not own, directly or indirectly, any capital stock or other equity interests in any Person. Except for its ownership of the Holdco Acquiror, the Parent Acquiror does not have any Subsidiaries.

24

(b)          As of the date hereof, the Holdco Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the Holdco Acquiror of this Agreement, the performance by the Holdco Acquiror of its obligations hereunder and the consummation by the Holdco Acquiror of the Transactions have been duly authorized by all requisite action on the part of the Holdco Acquiror. This Agreement has been duly executed and delivered by the Holdco Acquiror, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of the Holdco Acquiror, enforceable against the Holdco Acquiror in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Holdco Acquiror does not own, directly or indirectly, any capital stock or other equity interests in any Person and does not have any Subsidiaries.

Section 4.02.                 Capitalization of the Acquirors.

(a)          The authorized capital stock of the Parent Acquiror consists of 380 million Class A ordinary shares, par value $0.0001 (the “Class A Shares”); 20 million Class B ordinary shares, par value $0.0001 (the “Class B Shares” and, together with the Class A Shares, the “Parent Common Stock”), and 1,000,000 preferred shares, par value $0.0001 (the “Parent Preferred Stock”). None of the Parent Preferred Stock is issued and outstanding. As of the date of this Agreement, (i) 2,277,853 Class A Shares were issued and outstanding, excluding 47,722,147 shares subject to possible redemption, and (ii) 12,500,000 Class B Shares were issued and outstanding. The authorized capital stock of the Holdco Acquiror consists of 100 shares of common stock, par value $0.0001 (the “Holdco Common Stock”), all of which is issued to and held by the Parent Acquiror. All the outstanding shares of the Parent Common Stock and the Holdco Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and are free of pre-emptive rights. No issued and outstanding shares of any of the capital stock of the Acquirors are held in treasury. The shares of Holdco Common Stock to be delivered to the Sellers on the Closing Date have been duly authorized and will be validly issued, fully paid and non-assessable, free and clear of pre-emptive rights and Liens and, when delivered, will represent ten percent (10%) of the fully diluted stock of the Holdco Acquiror as of the Closing Date.

(b)          Except as set forth in Section 4.02(a) of this Agreement or Section 4.02(b) of the Acquiror Disclosure Schedules, (i) the Acquirors do not have any shares issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Acquirors are a party obligating the Acquirors to (A) issue, transfer or sell any shares or other equity interests of the Acquirors or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) provide a material amount of funds to, or make any material investment in any Person other than the Company.

25

(c)          The Acquirors do not have outstanding bonds, debentures, notes or other similar obligations with the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of the Acquirors on any matter.

(d)          Except as set forth in Section 4.02(d) of the Acquiror Disclosure Schedules, there are no voting trusts or other agreements or understandings to which the Acquirors are a party with respect to the voting of the capital stock or other equity interests of the Acquirors.

Section 4.03.                 No Conflicts.

(a)          Other than the Acquiror Shareholder Approvals, the execution and delivery by the Acquirors of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not (a) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, material lease, permit, concession, franchise or right binding upon the Acquirors, or result in the creation of any Lien upon any of the properties, rights or assets of the Acquirors, other than Permitted Liens; (b) conflict with or result in any violation of any provision of the Acquiror Governing Documents; or (c) conflict with or violate any Laws applicable to the Acquirors or any of their respective properties or assets, other than in the case of clause (a) any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(b)          Assuming the accuracy of the representations and warranties of the Sellers contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Acquirors with respect to the Acquirors’ execution or delivery of this Agreement or the consummation of the Transactions, except for (i) applicable requirements of the HSR Act, the Competition Act or any similar foreign antitrust Law and (ii) as otherwise disclosed in Section 4.03(b) of the Acquiror Disclosure Schedules.

Section 4.04.                 No Holdco Liabilities. Since its date of incorporation, the Holdco Acquiror has not carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, the Holdco Acquiror does not have any liabilities.

Section 4.05.                 Investment Purpose. The Holdco Acquiror is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Holdco Acquiror acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Holdco Acquiror is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in its financial and business matters so as to be capable of evaluating the merits and risk of its investment.

26

Section 4.06.                 SEC Filings. The Parent Acquiror has since September 16, 2015 timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Acquiror SEC Reports”). Each of the Acquiror SEC Reports, as of the respective date of its filing or, if amended, as of the date of the most recent amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Reports. As of the respective date of its filing or most recent amendment, no Acquiror SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Reports.

Section 4.07.                 Internal Controls; Listing; Financial Statements.

(a)          Except as not required in reliance on exemptions from various reporting requirements by virtue of the Parent Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (i) the Parent Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Parent Acquiror, including its consolidated Subsidiaries, is made known to the Parent Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and (ii) since September 16, 2015, the Parent Acquiror and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Parent Acquiror’s financial reporting and the preparation of the Parent Acquiror’s financial statements for external purposes in accordance with US GAAP.

(b)          Each director and executive officer of the Parent Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. The Acquirors have not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

27

(c)          Except as set forth in Section 4.07(c) of the Acquiror Disclosure Schedules, since September 16, 2015, the Parent Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding shares of the Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no legal proceeding pending or, to the knowledge of the Acquirors, threatened by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or prohibit or terminate the listing of the Parent Common Stock on NASDAQ. The Acquirors have taken no action that is designed to terminate the registration of the Parent Common Stock under the Exchange Act.

(d)          The Acquiror SEC Reports contain true and complete copies of the (i) audited balance sheet as of December 31, 2016, and the related statements of operations, cash flows and changes in shareholders’ equity of the Parent Acquiror for the year ended December 31, 2016, together with the auditor’s reports thereon, and (ii) unaudited balance sheet as of June 30, 2017, and the related statements of operations, cash flows and changes in shareholders’ equity of the Parent Acquiror for the three (3) month period ended June 30, 2017 ((i) and (ii) together, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Reports, the Acquiror Financial Statements (i) fairly present in all material respects the consolidated financial position of the Parent Acquiror, as at the respective dates thereof, and its results of operations and cash flows for the respective periods then ended; (ii) were prepared in conformity with US GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto); and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Parent Acquiror and its Subsidiaries have been, and are being, maintained in all material respects in accordance with US GAAP and any other applicable legal and accounting requirements.

Section 4.08.                 Trust Account. As of the date hereof, the Parent Acquiror has $502.7 million in the account established by the Parent Acquiror for the benefit of its stockholders at Continental Stock Transfer & Trust Company (the “Trust Account”), such monies being invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of September 10, 2015, between the Parent Acquiror and Continental Stock Transfer & Trust Company (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or that would entitle any Person (other than pursuant to an Acquiror Share Redemption) to any portion of the proceeds in the Trust Account. There are no proceedings pending or, to the knowledge of the Parent Acquiror, threatened with respect to the Trust Account.

28

Section 4.09.                No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Parent Acquiror’s unaudited consolidated balance sheet (or the notes thereto) as of June 30, 2017 (the “Acquiror Balance Sheet Date”), (b) for liabilities incurred in the ordinary course of business since the Acquiror Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Acquirors do not have any material liabilities of any nature, whether accrued, contingent or otherwise. For purposes of this Section 4.09, the term “liabilities” shall not include obligations of the Acquired Companies to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Acquired Companies with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.

Section 4.10.                Compliance with Laws. The Acquirors are in compliance in all material respects with all Laws applicable to the Acquirors or any of their respective properties or assets.

Section 4.11.                 Absence of Changes.

(a)          Since December 31, 2016 through the date of this Agreement, there has not occurred any event, development, occurrence, change, or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(b)          From the Acquiror Balance Sheet Date through the date of this Agreement, the Acquirors have not taken any action that would constitute a breach of clause (ii) of Section 6.01 had such action been taken after the execution of this Agreement and prior to the Closing Date or termination date of this Agreement.

Section 4.12.                Finders and Brokers. The Acquirors have not employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 4.12 of the Acquiror Disclosure Schedules, who might be entitled to any fee or any commission in connection with or upon consummation of the purchase and sale of the Shares.

Section 4.13.                Indebtedness. Other than advances from the Founders for expenses of the Acquirors incurred in the ordinary course of business, the Acquirors have no Indebtedness.

Section 4.14.                No Discussions. Other than discussions and negotiations relating to the Transactions, the Acquirors are not actively pursuing with any other Person (each a “Target”): (a) a sale or exclusive license of all or substantially all of any Target’s assets to the Parent Acquiror or the Holdco Acquiror; (b) any merger, consolidation or other business combination transaction with respect to any Target; or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by the Parent Acquiror or the Holdco Acquiror of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of any Target.

29

Section 4.15.                 Acquiror Vote Required. The affirmative vote of a majority of the holders of the shares of the Parent Common Stock who are present at the meeting and vote is required to (a) approve the Transaction Agreements, the Transactions and any related transactions contemplated hereby; (b) approve the adoption of the New Benefit Plans; (c) approve the issuance of Parent Common Stock to the TDR Investor pursuant to the Equity Commitment Letter and the Subscription Agreement for purposes of applicable NASDAQ rules; (d) approve the issuance of Parent Common Stock to the Sellers or the TDR Investor, as applicable, in connection with the consummation of the transactions contemplated by the Exchange Agreement; (e) approve the other Transaction Proposals, other than those set forth in clauses (x) and (y) below and (f) adjourn the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the Transaction Proposals and the affirmative vote of two-thirds (66⅔%) of the holders of the shares of the Parent Common Stock who are present at the meeting and vote is required to (x) approve the Domestication and (y) amend the Parent Acquiror Governing Documents in connection with the extension of the expiration date required thereunder for the consummation of the Transactions and adopt and approve the New Parent Acquiror Governing Documents in connection with the Domestication of the Parent Acquiror in Delaware (collectively, the “Acquiror Shareholder Approvals”). Other than the Acquiror Shareholder Approvals, there are no other votes of the holders of the Parent Common Stock or of any other class or series of the capital stock of the Parent Acquiror or Holdco Acquiror necessary with respect to the Transactions or any related matters.

Section 4.16.                 No Outside Reliance. Notwithstanding anything contained in this ARTICLE IV or any other provision hereof, the Acquirors acknowledge and agree that neither the Sellers nor the Acquired Companies nor any of their respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in ARTICLE III, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, and the Acquirors specifically disclaim that they are relying upon or have relied upon any representations or warranties beyond those expressly given in ARTICLE III that may have been made by any Person, and acknowledge and agree that the Sellers have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. The Acquirors further acknowledge and agree that they have conducted their own independent review and analysis of the Acquired Companies and, based thereon, have formed an independent judgment concerning the business, operations, assets, condition and prospects of the Acquired Companies.

Section 4.17.                 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Acquiror Disclosure Schedules), neither the Acquirors nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Acquirors, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquirors furnished or made available to the Sellers or their respective Representatives.

ARTICLE V

CERTAIN COVENANTS OF SELLERS

Section 5.01.                 Conduct of Business by the Company Prior to the Closing. The Sellers agree that between the date of this Agreement and the Closing, or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, except (a) as set forth in Section 5.01 of the Seller Disclosure Schedules, (b) as specifically required by this Agreement (including the Debt Financing, the Carve-out Transaction and the respective transactions contemplated thereby), (c) as required by Law or (d) as consented to in writing by the Acquirors, the Sellers (i) shall cause the Company and each Acquired Subsidiary to conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its present business organization and to preserve its present relationships with customers, suppliers and other Persons with whom it has material business relationships and (ii)  shall not, and shall not permit the Company or any Acquired Subsidiary to:

30

(a)          split, combine, reduce, reclassify, encumber, pledge or dispose of any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by an Acquired Subsidiary that is a wholly owned Subsidiary of the Company and that remains a wholly owned Acquired Subsidiary of the Company after consummation of such transaction;

(b)          with respect to the Company exclusively, declare, accrue, set aside or pay any dividend or make any other distribution other than the distribution of the Debt Financing Proceeds;

(c)          except as required by applicable Law or any Company Benefit Plan, (i) change the terms of its agreements or other arrangements with any director, officer, employee (other than any Excluded Employee), independent contractor or consultant; (ii) hire any employee or engage any independent contractor or consultant (other than any employee, independent contractor or consultant with compensation, including annual base salary and maximum bonus opportunity, of less than $350,000 per annum in the ordinary course of business consistent with past practice); (iii) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan (or a plan or arrangement that would be a Company Benefit Plan if in existence as of the date hereof); (iv) transfer, without the advance written consent of the Acquirors, any employees currently employed by or providing services to the Acquired Companies in any capacity, other than any Excluded Employee; or (v) increase or accelerate the base compensation, bonus or benefits payable to any director, officer, or employee, except for salary increases that are in the ordinary course of business consistent with past practice and annual bonuses for completed performance periods that are in the ordinary course of business consistent with past practice;

(d)          terminate the employment of any individual in a position of vice president or above (or equivalent thereof), other than due to such individual’s death, disability or for cause or non-performance of duties (each, as determined by the Company or the applicable Subsidiary of the Company, in its reasonable discretion in the ordinary course of business consistent with past practice), other than any Excluded Employee;

(e)          make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by US GAAP or applicable Law;

(f)          authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in any Person or any business or division of any Person (including by means of an asset purchase), or any mergers, consolidations or business combinations, except for (i) capital expenditures in the ordinary course consistent with past practice, (ii) acquisitions of assets related to the business of the Acquired Companies as being conducted as of the date hereof for which the purchase price for such assets, individually or in the aggregate, does not exceed $20,000,0000 in cash, (iii) transactions between the Company and its wholly owned Acquired Subsidiaries or between the Company’s wholly owned Acquired Subsidiaries, or (iv) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement and that will be Acquired Subsidiaries;

31

(g)          amend the Company Governing Documents or the governing documents of any Acquired Subsidiary;

(h)          redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or capital leases or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness for borrowed money among the Company and wholly owned Acquired Subsidiaries or among wholly owned Acquired Subsidiaries; (ii) guarantees by the Company of Indebtedness for borrowed money of Acquired Subsidiaries or guarantees by Acquired Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any Acquired Subsidiary, which Indebtedness is incurred in compliance with this clause (i); (iii) transactions at the stated maturity of such Indebtedness and required amortization or mandatory prepayments; (iv) ordinary course working capital borrowings under the AS Credit Facility consistent with past practice; (v) interest accrued on Indebtedness not prohibited hereunder; and (vi) Indebtedness or capital leases not to exceed $15,000,000 in aggregate principal amount outstanding at any time incurred by any Acquired Company other than in accordance with clauses (i) through (v); provided that nothing contained herein shall prohibit (x) any Acquired Company from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice or (y) the Company from consummating the Debt Financing;

(i)          except for sales and leases of modular space units in the ordinary course of business or a potential sale of the Ft. Meyers Site (defined in Section 3.16(a) of the Seller Disclosure Schedules), sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than (i) Permitted Liens and (ii) Liens with respect to assets or property acquired by any Acquired Company following the date hereof that are required to be granted pursuant to the AS Credit Facility or the Company Indentures), any of its properties or assets (including shares in the capital of the Subsidiaries of the Company), except (w) pursuant to an existing agreement in effect prior to the execution of this Agreement that is listed in Section 5.01(i) of the Seller Disclosure Schedules, (x) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.01(h), (y) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $25,000,000 in the aggregate for all such transactions and (z) for transactions among the Company and its wholly owned Acquired Subsidiaries or among the Company’s wholly owned Acquired Subsidiaries; provided that nothing contained herein shall prohibit the Company from consummating the Debt Financing;

32

(j)          transfer, assign, license, otherwise dispose of, or subject to any Lien (other than (i) Permitted Liens and (ii) Liens with respect to assets or property acquired by any Acquired Company following the date hereof that are required to be granted pursuant to the AS Credit Facility or the Company Indentures), any material Company Owned IP, except in the ordinary course of business; provided that nothing contained herein shall prohibit the Company from (x) consummating the Debt Financing or (y) transferring or assigning any registered Trademarks for “Algeco Scotsman” or any internet domain name registrations incorporating “Algeco” or “AlgecoScotsman” to any of the Sellers (or their designee);

(k)          adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization other than this Agreement;

(l)          except in the ordinary course of business consistent with past practice, amend, modify, terminate or encumber (other than an encumbrance that is a Permitted Lien) any Material Lease;

(m)         enter into any agreement that restricts the ability of any of the Acquired Companies to engage or compete in any line of business in any respect material to the business of the Acquired Companies, or enter into any agreement that restricts the ability of any of the Acquired Companies to enter a new line of business;

(n)         except for the Transition Services Agreement, enter into, renew or amend in any material respect any Affiliate Agreement;

(o)         waive, settle or satisfy any material claim against any Acquired Company, other than in the ordinary course of business and consistent with past practice or that otherwise does not exceed $5,000,000 in the aggregate (net of insurance recoveries);

(p)          make, change or revoke any material election relating to income Taxes, file any material amended Tax Return, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any material closing agreement or similar agreement relating to Taxes with any Governmental Authority, settle or compromise any material claim or assessment by any Governmental Authority relating to Taxes; or

(q)          agree, in writing or otherwise, or commit to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give the Acquirors, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.02.                 Certain Consents. On or prior to the Closing, the Sellers shall have used commercially reasonable efforts to take (or caused to be taken) all actions, and done (or caused to be done) all things necessary to have:

33

(a)          obtained customary lien releases, instruments of termination, acknowledgments and legal opinions, in each case as reasonably required by the Acquirors or the Debt Financing Sources, in order to evidence the release of the Acquired Companies from their respective obligations (including guarantees) and the release of any related Liens on any property, assets or the equity interests of the Acquired Companies under the AS Indentures; and

(b)          obtained the (i) consent of the requisite percentage of the lenders under the AS Credit Facility to consummate the Transactions, which may take the form of an amendment and restatement of the AS Credit Facility (the “AS Credit Facility Consent”), and (ii) release of the Acquired Companies from their obligations (including guarantees) under the AS Credit Facility and the release of all Liens and other security interests on any property or assets of the Acquired Companies and on the equity interests of the Company in favor of any secured party or agent under the AS Credit Facility (and, in connection therewith, obtained customary lien releases, instruments of termination and acknowledgements, in each case that are reasonably required by the Acquirors or the Debt Financing Sources).

Section 5.03.                Trust Account Waiver. Each Seller acknowledges and agrees that the Parent Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Each Seller acknowledges and agrees that the Acquirors’ sole assets consist of the cash proceeds of the Parent Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. For and in consideration of the Acquirors entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each Seller, on behalf of itself and any of its managers, directors, officers, affiliates, members, stockholders and trustees, hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any claims against the Acquirors arising under this Agreement.

Section 5.04.                Carve-out Transaction. The Sellers shall, and shall cause the Company to, use commercially reasonable efforts to effectuate and consummate the Carve-out Transaction on or prior to the Closing on terms and conditions substantially consistent with the Carve-out Term Sheet. In furtherance of and not by way of limitation of the foregoing, the Sellers shall, and shall cause the Company to (a) confer in good faith with the Acquirors with respect to the effectuation and consummation of the Carve-out Transaction and keep the Acquirors reasonably informed with respect to any material information with respect thereto, (b) prepare all documents, certificates, instruments and agreements, as applicable, to effectuate the Carve-out Transaction (the “Carve-out Transaction Documents”), and (c) afford the Acquirors the reasonable opportunity to review and comment on, and consider in good faith any such comments on, the Carve-out Transaction Documents.

34

ARTICLE VI

CERTAIN COVENANTS OF ACQUIRORS

Section 6.01.                Acquiror Operations. The Acquirors agree that between the date of this Agreement and the Closing, or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, except (a) as set forth in Section 6.01 of the Acquiror Disclosure Schedules, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to in writing by the Sellers, (i) the Acquirors shall conduct their business in all material respects in the ordinary course of business consistent with past practice and (ii) each of the Acquirors shall not:

(a)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of their capital stock, and or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, other than in connection with an the Acquiror Share Redemption;

(b)          except as otherwise contemplated by this Agreement, sell, issue or authorize the issuance of (i) any capital stock or other security; (ii) any option or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security, in each case other than in connection with the Equity Investment;

(c)          make any distribution of amounts held in the Trust Account, except as permitted pursuant to Section 6.04 hereof;

(d)          amend or permit the adoption of any amendment to any of its charter documents except as contemplated by the Transaction Documents;

(e)          enter into, or permit any of the assets owned or used by it to become bound by, any Contract requiring the consent of any other party to such Contract in connection with the Transactions;

(f)          (i) lend money to any Person or (ii) incur or guarantee any Indebtedness other than advances from the Founders for expenses of the Acquirors incurred in the ordinary course of business;

(g)          change any of its methods of accounting or accounting practices in any material respect except as required by US GAAP or applicable Law;

(h)          adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization other than this Agreement; or

(i)          agree or commit to take any of the actions described in clauses (a) through (h) above.

35

Section 6.02.                Acquiror Shareholder Approvals. The Parent Acquiror shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (a) give notice of and (b) convene and hold a meeting of its shareholders (the “Acquiror Shareholders Meeting”) in accordance with the Parent Governing Documents, for the purposes of obtaining the Acquiror Shareholder Approvals and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. The Parent Acquiror shall, through its board of directors, recommend to its shareholders the (i) approval of the Domestication; (ii) adoption and approval of the Transaction Agreements, the Transactions and any related transactions contemplated hereby; (iii) amendment of the Parent Acquiror Governing Documents in connection with the extension of the expiration date required thereunder for the consummation of the Transactions, either in the form of a stand-alone amendment or simultaneously with the approval of the New Parent Acquiror Governing Documents (defined below); (iv) adoption and approval of the new Certificate of Incorporation and Bylaws of the Parent Acquiror, in the respective forms attached hereto as Exhibit K and Exhibit L (collectively, the “New Parent Acquiror Governing Documents”), in connection with the Domestication of the Parent Acquiror in Delaware; (v) adoption and approval of any other proposals as the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, and of any other proposals reasonably agreed by the Acquirors and the Sellers as necessary or appropriate in connection with the Transactions; (vi) adoption and approval of the New Benefit Plans; (vii) approval of the issuance of Parent Common Stock to the TDR Investor pursuant to the Equity Commitment Letter and the Subscription Agreement for purposes of applicable NASDAQ rules; (viii) approval of the issuance of Parent Common Stock to the Sellers or the TDR Investor, as applicable, in connection with the consummation of the transactions contemplated by the Exchange Agreement, if required, and (ix) the adjournment of the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii), together, the “Transaction Proposals”). The Parent Acquiror shall promptly notify the Sellers in writing of any determination to make any withdrawal of such recommendation or amendment, qualification or modification of such recommendation in a manner adverse to the Sellers (an “Adverse Recommendation”); provided, that the Parent Acquiror may only postpone or adjourn the Acquiror Shareholders Meeting (x) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Parent Acquiror has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of the Parent Acquiror prior to the Acquiror Shareholders Meeting.

Section 6.03.                No Solicitation. From the date of this Agreement until the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, neither the Acquirors nor any of their respective Affiliates or Representatives shall, directly or indirectly:

(a)          commence, initiate or renew any discussion, proposal or offer to any Target, or make any proposal or offer related to a business combination (other than the Transactions);

(b)          commence or renew any due diligence investigation of any Target;

36

(c)          participate in any discussions or negotiations or enter into any term sheet, memorandum of understanding or other Contract with any Target;

(d)          present or respond substantively to any proposal or offer to any Target relating to a possible transaction of any kind; or

(e)          agree or commit to take any of the actions described in clauses (a) through (d) above.

From and after the date hereof, the Acquirors and their respective officers and directors shall, and the Acquirors shall instruct and cause their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible business combination.

Section 6.04.                 Trust Account Termination. Prior to the Closing, none of the funds held in the Trust Account may be used or released except (i) for the withdrawal of interest to pay income taxes and (ii) to effectuate the Acquiror Share Redemption; provided that at least $250 million of gross cash proceeds remains in the Trust Account as of Closing (or such lesser amount as the Sellers may agree to in writing in their sole discretion pursuant to Section 2.02 hereof). Following the Closing, and upon notice to the trustee of the Trust Account (the “Trustee”) and the satisfaction of the requirements for release set forth in the Trust Agreement, the Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of the Parent Common Stock who have exercised their redemption rights with respect to the Parent Common Stock, and, thereafter, release the remaining funds in the Trust Account to the Parent Acquiror to be reflected on the Parent Acquiror’s consolidated balance sheet and the Trust Account shall thereafter be terminated.

Section 6.05.                 D&O Insurance and Indemnification.

(a)          The Acquirors agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the Company Governing Documents or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.05(a) of the Seller Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)          The Acquirors shall cooperate with the TDR Investor to cause the Company to (i) maintain in effect for a period of six years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events that occurred on or prior to the Closing Date (including in connection with the Transactions).

37

(c)          The obligations of the Acquirors under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.05 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.05 applies shall be third-party beneficiaries of this Section 6.05, each of whom may enforce the provisions of this Section 6.05).

(d)          In the event the Acquirors, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Acquirors or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.05.

Section 6.06.                 Domestication. Subject to receipt of the Acquiror Shareholder Approvals, the Parent Acquiror shall file, on or prior to the Closing Date, a Certificate of Domestication with the Delaware Secretary of State, together with the Certificate of Incorporation in the form attached hereto as Exhibit K.

ARTICLE VII

JOINT COVENANTS OF SELLERS AND ACQUIRORS

Section 7.01.                 Access; Confidentiality; Notice of Certain Events.

(a)          From the date of this Agreement until the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, to the extent permitted by applicable Law, each of the Sellers and the Acquirors shall, and shall cause each of their respective Subsidiaries (if applicable), to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, commitments, personnel and records (in each case, whether in physical or electronic form) and, during such period, each of the Sellers and the Acquirors shall, and shall cause each of their respective Subsidiaries to, furnish reasonably promptly to the other Party any and all information (financial or otherwise) concerning its and its Subsidiaries’ business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Seller nor the Acquirors shall be required by this Section 7.01(a) to provide the other Party or the Representatives of such other Party with access to, or to disclose information that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement, the disclosure of which would violate any Law or duty or that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the Sellers and the Acquirors will use commercially reasonable efforts to minimize any disruption to the business of the Company that may result from the requests for access, data and information hereunder.

38

(b)          Each of the Sellers and the Acquirors will hold, and will cause their respective Representatives and Affiliates to hold, any non-public information, including any information exchanged pursuant to Section 7.01(a), in confidence in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c)          The Sellers shall give prompt notice to the Acquirors, and the Acquirors shall give prompt notice to the Sellers (i) of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions; (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or the Acquirors, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or an Acquiror Material Adverse Effect, or that would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.01(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in ARTICLE VIII or give rise to any right to terminate under Section 9.01.

Section 7.02.                 Preparation of Proxy Statement/Registration Statement.

(a)          As promptly as practicable after the execution of this Agreement (provided that the Sellers have provided to the Acquirors all of the information described in Section 7.02(d) hereof), (i) the Acquirors shall prepare and file with the SEC materials that shall include the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the shareholders of the Parent Acquiror relating to the Acquiror Shareholders Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement”) and (ii) the Acquirors shall prepare (with the Sellers’ reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in connection with the Domestication and the Transactions. The Acquirors shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Parent Acquiror shall set a record date (the “Acquiror Record Date”) for determining the shareholders of the Parent Acquiror entitled to attend the Acquiror Shareholders Meeting. The Acquirors also agree to use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, and the Sellers shall furnish all information concerning the Company, its Subsidiaries and any of their respective shareholders as may be reasonably requested in connection with any such action. The Acquirors will cause the Proxy Statement to be mailed to each shareholder who was a shareholder of the Parent Acquiror as of the Acquiror Record Date promptly after the Registration Statement is declared effective under the Securities Act.

39

(b)          The Acquirors will advise the Sellers, promptly after the Acquirors receive notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. The Sellers and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any other document each time before any such document is filed with the SEC, and the Acquirors shall give reasonable and good faith consideration to any comments made by the Sellers and their counsel. The Acquirors shall provide the Sellers and their counsel with (i) any comments or other communications, whether written or oral, that the Acquirors or their counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Acquirors to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(c)          Each of the Sellers and the Acquirors shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Acquirors and at the time of the Acquiror Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Closing any information relating to the Sellers, the Company, the Acquirors or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Sellers or the Acquirors that is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Parent Acquiror.

40

(d)          Each of the Sellers acknowledge that a substantial portion of the Registration Statement will include disclosure regarding the Sellers, the Acquired Companies, their respective officers, directors and stockholders, and their business, management, operations and financial condition. Accordingly, each Seller agrees to, and agrees to cause the Acquired Companies to, as promptly as reasonably practicable, use commercially reasonable efforts to provide the Acquirors with all such information that is required or reasonably requested by the Acquirors to be included in the Registration Statement or any other statement, filing, notice or application required to be made by or on behalf of the Acquirors to the SEC or NASDAQ in connection with the Transactions.

Section 7.03.                 Governmental Approvals and Other Third-party Consents.

(a)          Each Party shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders or approvals.

(b)          If required by the HSR Act, each Party agrees to make an appropriate filing pursuant to the HSR Act with respect to the Transactions within ten Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. The filing fee associated with obtaining approval under the HSR Act shall be shared equally by the Parties. Each Party shall be responsible for its own legal costs associated with obtaining approval under the HSR Act.

(c)          If required by the Competition Act, each Party agrees to make an appropriate filing with the Commissioner of Competition its respective notification filing under Subsection 114(1) of the Competition Act as promptly as practicable after the execution of this Agreement. The filing fee associated with obtaining the Competition Act Clearance shall be shared equally by the Parties. Each Party shall be responsible for its own legal costs associated with obtaining the Competition Act Clearance.

(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transactions (but, for the avoidance of doubt, not including any interactions between the Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure that is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each Party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

41

(e)          The Sellers and the Acquirors shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04(b) of the Seller Disclosure Schedules and Section 4.03(b) of the Acquiror Disclosure Schedules; provided, however, that the Sellers shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 7.04.                 Debt Financing and Equity Investment.

(a)          The Holdco Acquiror has obtained a debt commitment letter, dated as of the date hereof (such letter, together with all annexes and exhibits attached thereto and the executed fee letter, dated as of the date hereof, as amended, modified, waived, supplemented, extended or replaced in accordance with the terms therein and herein, and in the case of the fee letter which may be redacted in respect of numeric fee amounts, economic terms and “market flex” provisions specified therein, collectively, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions thereof, to lend to the Holdco Acquiror the amounts set forth therein for, among other things, the purposes of financing the Transactions, to the extent set forth herein. In addition, the Parent Acquiror has obtained an equity commitment letter, dated as of the date hereof, by and between the TDR Investor and the Parent Acquiror (the “Equity Commitment Letter”), pursuant to which the TDR Investor has committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein to purchase equity interests of the Parent Acquiror in connection with the Transactions.

(b)          Each of the Acquirors and the Sellers shall, and the Sellers shall cause the Company to, use commercially reasonable efforts to take (or cause to be taken) all actions, and to do (or cause to be done) all things necessary, proper or advisable such that prior to the Closing the Holdco Acquiror may consummate the Debt Financing, which, together with the funds in the Trust Account and the proceeds of the Equity Investment, shall be sufficient to consummate the Transactions, including by using commercially reasonable efforts to (i) negotiate definitive agreements with respect to the Debt Financing (the “Debt Financing Documents”); (ii) satisfy (or, if deemed advisable by the Acquirors and the Sellers, seek a waiver of) on a timely basis all conditions in any Debt Financing Documents that are within its control and otherwise comply with its obligations thereunder; (iii) maintain in effect any Debt Financing Documents until the Transactions are consummated or this Agreement is terminated in accordance with its terms; (iv) enforce its rights under any Debt Financing Documents in the event of a breach by any counterparty thereto that would reasonably be expected to materially impede or delay the Closing. Each Seller and the Acquirors shall give the other Party prompt oral and written notice of any material breach or default by any party to any Debt Financing Documents or any Alternative Financing, in each case of which it has become aware, and any purported termination or repudiation by any party to any Debt Financing Documents or any Alternative Financing, in each case of which it has become aware, or upon receipt of written notice of any material dispute or disagreement between or among the parties to any Debt Financing Documents or any Alternative Financing or any Debt Financing Source. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in any Debt Financing Documents, each of the Acquirors and the Sellers shall use commercially reasonable efforts to promptly arrange to obtain alternative financing (“Alternative Financing”) from alternative sources in an amount sufficient to consummate the Transactions on terms and conditions no less favorable to the Holdco Acquiror than the terms and conditions under the Debt Commitment Letter. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include any commitment letters entered into with respect to any Alternative Financing.

42

(c)          From and after the date of this Agreement until the Closing, the Sellers shall, and shall cause the Company to, use commercially reasonable efforts to provide the Acquirors with all cooperation reasonably requested by the Acquirors in connection with the Debt Financing, including by using commercially reasonable efforts to (i) provide to the Acquirors pertinent and customary financial and other information regarding the Company and the Acquired Subsidiaries as reasonably requested by the Acquirors for purposes of the Debt Financing and to cause the Company’s senior management to participate in a reasonable number of meetings (upon reasonable advance notice and at times and locations to be mutually agreed) to discuss any such information; (ii) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing), conference calls, presentations, road shows, due diligence (including accounting due diligence) and drafting sessions and sessions with actual and prospective Debt Financing Sources, prospective lenders, investors and rating agencies; (iii) provide reasonable assistance in the preparation of those sections of any customary prospectuses, offering memoranda, information memoranda or other customary materials that relate to the Company and the business of the Company; (iv) assist the Acquirors and the Debt Financing Sources with their marketing efforts with respect to the Debt Financing, including in the preparation of materials for rating agency presentations, lender presentations, bank information memoranda, offering documents, private placement memoranda, prospectuses, business projections or other marketing documents customarily used to arrange the Debt Financing contemplated by the Debt Commitment Letter (and identifying any portion of information provided that constitutes material non-public information); (v) execute and deliver, as of the Closing, any definitive financing documents, including any credit or purchase agreements, subscription agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, or any amendments thereto, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by any Debt Financing Sources in connection with the applicable Debt Financing and otherwise reasonably facilitating the pledging of collateral, as applicable; and (vi) take all corporate or other actions necessary to permit the consummation of the Debt Financing and to permit the gross proceeds thereof to be made available on the Closing Date to consummate the Transactions.

Section 7.05.                 Public Announcements. So long as this Agreement is in effect, neither the Sellers, the Acquirors, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior consent of the other Parties; provided, however, that such Party may issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior consent of the other Parties if such Party (a) determines, after consultation with outside counsel, that such press release or other public announcement is required by applicable Law, including the Securities Act or Exchange Act and (b) endeavors, on a reasonable basis given the circumstances, to provide a meaningful opportunity to the other Party to review and comment on such press release or other public announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

43

Section 7.06.                 Employees; Benefit Plans.

(a)          As of the Closing Date, (i) the Excluded Employees shall no longer be eligible to participate in the Company Benefit Plans and (ii) all employees of the Acquired Companies who are not Excluded Employees and remain employed immediately after the Closing (each a “Company Continuing Employee”) shall continue to be eligible to participate in the Company Benefit Plans to the same extent such Company Continuing Employees participated in such plans immediately prior to the Closing Date. Prior to the Closing Date, Sellers shall use commercially reasonable efforts to take all steps necessary to ensure that the Company Benefit Plans are maintained and sponsored by the Company or any successor entity of the Company without material interruption, such that the Company Continuing Employees (A) are credited for service with the Acquired Companies for the pre-Closing period, (B) continue to have pre-existing condition exclusions and actively-at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements waived to the extent satisfied by any Company Continuing Employee under any Company Benefit Plan as of the Closing Date, and (C) have any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Company Continuing Employee (or covered dependent thereof) continue to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date in the year of the Closing. In addition to the foregoing, the Sellers and the Company will use commercially reasonably efforts prior to the Closing to adopt new long-term incentive plans for the Company to grant, on a discretionary basis, any benefits not covered by the Company Benefit Plans to be maintained by the Company following the Closing (collectively, the “New Benefit Plans”), which New Benefit Plans will be adopted and become effective on the Closing.

(b)          This Section 7.06 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 7.06, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.06. Nothing in this Section 7.06 shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 7.06 shall not create any right in any employee or any other Person to any continued employment for any period with the Company, the Acquirors or any of their respective Affiliates, or continued receipt of any specific compensation or employee benefit of any nature or kind whatsoever, or shall constitute an amendment to, adoption of, or any other modification of the Company Benefit Plans. Nothing in this Section 7.06 shall be deemed to limit the right of the Sellers, the Acquirors, the Company or any of their respective Affiliates to terminate employment or any of their respective employees or other service providers at any time.

44

Section 7.07.                Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording, value added and other such Taxes, fees and charges (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by the Acquirors, on the one hand, and the Sellers, on the other hand. The Party required under applicable Law to file any Tax Return or other document with respect to such Taxes or fees shall, at its own expense, timely file any such Tax Return or other document (and the other Parties shall cooperate with respect thereto as necessary)

Section 7.08.                 Closing Conditions. From the date hereof until the Closing, each Party shall, and shall cause its respective Affiliates and Representatives to, (a) negotiate in good faith to agree the definitive terms of the Exchange Agreement and Shareholders Agreement and (b) use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.

Section 7.09.                Further Assurances. Following the Closing, each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions. Without limiting the foregoing, to the extent any of the transactions necessary to effect the Carve-out Transaction have not been consummated as of the Closing Date, each Party hereby covenants and agrees to use commercially reasonable efforts to work together to effectuate such transactions and shall, and shall cause its respective Affiliate to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to give effect to such transactions.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01.                Conditions to Obligations of the Parties. The obligation of each Party to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)          Antitrust. (i) The filings of the Acquirors and the Sellers required pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated and (ii) Competition Act Clearance, if required, shall have been obtained.

(b)          No Prohibition or Legal Proceedings. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, restraining order, preliminary or permanent injunction or other order that has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions. No Governmental Authority or other Person shall have commenced or threatened to commence any legal proceeding or other claim challenging or seeking to prohibit or limit the Transactions or Transaction Proposals.

45

(c)          Financing. Effective as of immediately prior to (or substantially concurrently with) the Closing, the Debt Financing shall have been obtained and the Equity Investment shall have occurred.

(d)          Acquiror Shareholder Approvals. The Acquiror Shareholder Approvals shall have been obtained.

(e)          AS Credit Facility Consent. The Company shall have obtained the AS Credit Facility Consent.

(f)          Ancillary Agreements. Each Party shall have executed and delivered, or caused to be executed and delivered, to the other Parties copies of each Ancillary Agreement to which each such Party or any of its respective Affiliates or is a party and, in the case of the Escrow Agreement, the Founders shall have deposited their shares with the escrow agent as contemplated thereby.

(g)          Carve-out Transaction. The Carve-out Transaction shall have been consummated on terms and conditions substantially consistent with the Carve-out Term Sheet.

(h)          Initial Designees. The TDR Designees and the Founder Designees shall have, subject to the Closing occurring, been appointed to the Board of Directors of the Parent Acquiror.

Section 8.02.               Conditions to Obligations of Sellers. The obligation of the Sellers to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing, or waiver by the Sellers, in their sole discretion, of each of the following conditions:

(a)          Representations and Warranties. (i) The representations and warranties of the Acquirors set forth in Section 4.02(a) shall be true and correct in all respects (other any failures of any such representations and warranties to be true and correct that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; (ii) without giving effect to any qualification as to materiality or Acquiror Material Adverse Effect contained therein, the representations and warranties of the Acquirors set forth in Section 4.01, Section 4.02(b), Section 4.02(c), Section 4.02(d), Section 4.04 and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; and (iii) without giving effect to any qualification as to materiality or Acquiror Material Adverse Effect contained therein, each of the other representations and warranties of the Acquirors set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date.

46

(b)          Covenants. The Acquirors shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)          Closing Certificate. At the Closing, the Acquirors shall have delivered or caused to be delivered to the Sellers a certificate signed on behalf of the Acquirors by a duly authorized executive officer of each Acquiror stating that the conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied;

(d)          Certificate of Secretary. At the Closing, the Acquirors shall have respectively delivered or caused to be delivered to the Sellers a certificate signed by the Secretary or any duly authorized officer of each Acquiror, attesting to the completion of all necessary corporate action by such Acquiror to execute and deliver this Agreement and to consummate the Transaction, and including (i) copies of the organizational documents of such Acquiror certified by the Secretary of State of the State of Delaware dated no more than ten (10) Business Days prior to the Closing Date, (ii) resolutions or an action by written consent required in connection with this Agreement, and (iii) a good standing (or similar) certificate of such Acquiror from the Secretary of State of the State of Delaware that is dated no more than two (2) Business Days prior to the Closing Date.

(e)          Trust Account Proceeds. A minimum of $250 million of gross cash proceeds (or such lesser amount as the Sellers may agree to in writing in their sole discretion pursuant to Section 2.02 hereof) shall be available from the Trust Account to fund a portion of the Cash Consideration.

(f)          Unrestricted Cash. On a pro forma basis after the consummation of the Transactions, the Acquirors shall have at least $125 million unrestricted cash on hand (or such lesser amount as the Sellers may agree to in writing in their sole discretion), as reflected on the Parent Acquiror’s consolidated balance sheet, excluding the Equity Investment.

(g)          No Material Adverse Effect. Since the date of this Agreement, no Acquiror Material Adverse Effect shall have occurred.

(h)          NASDAQ Listing. The Parent Acquiror shall have regained compliance with NASDAQ Listing Rule 5550(a)(3).

(i)          Domestication. The Domestication shall have been completed.

(j)          New Parent Acquiror Governing Documents. The Certificate of Incorporation of the Parent Acquiror shall have been filed with the Delaware Secretary of State and the Bylaws of the Parent Acquiror shall have been adopted by its board of directors.

(k)          Holdco Acquiror Governing Documents. The Certificate of Incorporation and Bylaws of the Holdco Acquiror in effect on the date hereof, in the respective forms attached hereto as Exhibit M and Exhibit N (collectively, the “Holdco Acquiror Governing Documents”), shall not have been amended without the consent of the Sellers.

47

(l)          Resignation of Officers and Directors of the Parent Acquiror. The Parent Acquiror shall have delivered to Sellers the written resignations of the officers and directors of the Parent Acquiror that are not listed in the New Parent Acquiror Governing Documents effective as of the Closing.

Section 8.03.                Conditions to Obligations of the Acquirors. The obligation of the Acquirors to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing, or waiver by the Acquirors, in their sole discretion, of each of the following conditions:

(a)          Representations and Warranties; Covenants. (i) The representations and warranties of the Sellers set forth in Section 3.03(a) shall be true and correct in all respects (other than any failures of any such representations and warranties to be true and correct that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; (ii) without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein, the representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.03(b), Section 3.03(c), Section 3.03(d) and Section 3.18 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; and (iii) without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein, each of the other representations and warranties of the Sellers set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date.

(b)          Covenants. The Company shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)          Closing Certificate. At the Closing, the Sellers shall have delivered or caused to be delivered to the Acquirors a certificate signed on behalf of each Seller by a duly authorized executive officer of such Seller stating that the conditions specified in Section 8.02(a) and Section 8.02(b) have been satisfied

48

(d)          Certificate of Secretary. At the Closing, the Sellers shall have delivered or caused to be delivered to the Acquirors certificates signed by the Secretary or any duly authorized officer of each Seller, attesting to the completion of all necessary action by such Seller to execute and deliver this Agreement and to consummate the Transaction, and including (i) copies of the organizational documents of each Seller, (ii) any resolutions or an action by written consent required in connection with this Agreement, and (iii) a good standing (or similar) certificate of each Seller issued by the relevant authority in its jurisdiction of formation that is dated no more than two (2) Business Days prior to the Closing Date.

(e)          No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(f)          FIRPTA Certificates. The Acquirors shall have received one or more duly completed and executed certificates reasonably satisfactory to the Acquirors pursuant to Section 1445 of the Code from each Seller, certifying that the Shares do not constitute a U.S. real property interest within the meaning of Section 1445 of the Code.

(g)           A/S Holding Stock Contribution. The 172 shares of Company Common Stock held by A/S Holding on the date hereof shall have been sold, contributed or otherwise transferred to Algeco Global for purposes of effectuating the Share Sale contemplated hereby.

(h)          Affiliate Agreements. Each Acquired Company shall have been released with no further liability from each Affiliate Agreement listed under the headings “Sponsor” and “Consulting & Advisory” in Section 3.22 of the Seller Disclosure Schedules.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01.                 Termination. This Agreement may be terminated prior to the Closing:

(a)          by the mutual written consent of the Sellers and the Acquirors;

(b)          by either the Sellers or the Acquirors, if the Closing has not taken place on or before December 19, 2017 (the “Outside Date”); provided that such period may be extended by mutual written consent of the Sellers and the Acquirors in which case such agreed to later date shall be the Outside Date; provided further, however, that neither the Sellers nor the Acquirors will be permitted to terminate this Agreement pursuant to this Section 9.01(b) if the failure of the Closing to occur by the Outside Date is attributable to a failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Closing Date;

(c)          by the Sellers, in the case of an Adverse Recommendation;

(d)          by the Sellers, if the Acquirors shall have breached any representation or warranty or shall have failed to comply with any covenant or agreement applicable to the Acquirors, in each case that would cause any of the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided, however, that no Seller is then in material breach of this Agreement;

49

(e)          by the Acquirors, if the Sellers shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Sellers, in each case that would cause any of the conditions set forth in Section 8.01 or Section 8.03 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided, however, that neither Acquiror is then in material breach of this Agreement;

(f)          by either the Sellers or the Acquirors in the event of the issuance of a final, non-appealable order by a Governmental Authority restraining or prohibiting the Transactions; and

(g)          by either the Sellers or the Acquirors if the Acquiror Shareholder Approvals are not obtained at the Acquiror Shareholder Meeting duly convened therefor (unless such the Acquiror Shareholder Meeting has been adjourned, in which case at the final adjournment thereof) at which a vote on the Transaction Proposals was taken.

Section 9.02.                 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other Party, together with a brief description of the basis on which the Party is terminating this Agreement.

Section 9.03.                 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party, except that the Confidentiality Agreement, Section 7.01(b), this Section 9.03 and ARTICLE XI shall survive such termination; provided, however, that nothing in this Agreement shall relieve a Party from liability for (i) any breach by such Party of the terms and provisions of this Agreement prior to such termination or (ii) fraud.

Section 9.04.                 Extension; Waiver. At any time prior to the Closing, either the Sellers or the Acquirors may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall not operate as an extension or waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Section 9.05.                 Waiver of Claims. Notwithstanding anything to the contrary contained herein, the Parties (each on behalf of itself and its officers, directors, employees, agents, Affiliates and Representatives) hereby waive any rights or claims, whether at law or at equity, in contract, in tort, or otherwise against the Debt Financing Sources and hereby agree that in no event shall the Debt Financing Sources have any liability or obligation to the Parties or their respective officers, directors, employees, agents, Affiliates and Representatives and in no event shall the Parties seek or obtain any other damages of any kind against any Debt Financing Source (including special, consequential, indirect or punitive damages or damages of a tortious nature), in each case in connection with this Agreement, the Debt Financing, the Debt Financing Documents or the transactions contemplated hereby and thereby.

50

ARTICLE X

INDEMNIFICATION

Section 10.01.               Indemnification by Sellers. Notwithstanding any other provision of this Agreement, including the representations and warranties of the Sellers set forth in ARTICLE III, the Sellers, jointly and severally, shall indemnify and defend each Acquiror and their respective Representatives (collectively, the “Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder) (“Losses”) incurred or sustained by, or imposed upon, the Indemnitees or the Company relating to:

(a)          any liabilities based upon, arising out of, with respect to or by reason of the Carve-out Transaction, including, without limitation, any Taxes, and any liabilities of any current subsidiary of the Company that is not an Acquired Subsidiary as a result of the Carve-out Transaction;

(b)          any breach of Section 3.01(a)(ii), Section 3.01(a)(iii), Section 3.01(b)(ii), Section 3.01(b)(iii), Section 3.01(b)(ii), Section 3.01(b)(iii) or Section 3.04(a) or any Action directly relating to or arising from the events or circumstances that resulted in such breach; provided that any references to materiality or Company Material Adverse Effect shall be disregarded in determining whether a breach has occurred for purposes of this Section 10.01(b);

(c)          any Environmental Liability related to the operation of the Acquired Companies prior to the Closing Date; or

(d)           any liabilities arising out of the Earn-out Agreement, dated as of February 15, 2013 (the “TS Earn-out Agreement”), by and among the sellers named therein, the seller representative named therein and the Company relating to the Company’s purchase of the equity interests of Target Logistics Management, LLC.

Section 10.02.               Indemnification Procedures. The party making a claim under this ARTICLE X is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE X is referred to as the “Indemnifying Party.”

51

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent the Indemnifying Party is materially prejudiced by such failure to provide prompt written notice. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in all respects in such defense; provided that such Indemnifying Party may only assume such defense if it acknowledges in writing its obligation to indemnify in full the Indemnified Party pursuant to this Agreement; provided, further, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company. In the event the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.02(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a material conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to defend such Third Party Claim or, in the reasonable opinion of counsel to the Indemnified Party, fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.02(b) defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.02(b). If an offer is made to settle a Third Party Claim (a “Proposed Settlement”) and such offer would not lead to liability or the creation of a financial or other obligation of the Indemnified Party and such offer provides for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days of receipt of such notice, then the Indemnified Party may contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party with respect to such Third Party Claim shall not exceed the amount of such Proposed Settlement. If the Indemnified Party fails to consent to such Proposed Settlement and also fails to assume defense of such Third Party Claim, then the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such Proposed Settlement. If the Indemnified Party has assumed the defense pursuant to Section 10.02(a), it shall not agree to any Proposed Settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

52

(c)          Direct Claims. Subject to the limitations set forth in Section 10.03(e), any Action by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent the Indemnifying Party is materially prejudiced by such failure to provide prompt written notice. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have forty-five (45) days after receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and to investigate whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such forty-five (45)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)          Mitigation. The Acquirors agree to, and to cause the Company to, take all commercially reasonable actions to mitigate all Losses incurred or reasonably expected to be incurred by any Indemnified Party.

(e)          Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE X, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(f)          Exclusive Remedy. Notwithstanding anything contained herein to the contrary, from and after the Closing, indemnification pursuant to the provisions of this ARTICLE X shall be the sole and exclusive remedy with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Transactions contemplated hereby (except for fraud), regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

Section 10.03.               Limitations on Indemnification Obligations. Notwithstanding anything herein to the contrary, the rights of the Indemnified Parties to indemnification pursuant to the provisions of this ARTICLE X are subject to the following limitations:

(a)          the amount of any and all Losses shall be determined net of (i) any amounts actually recovered by any Indemnified Party under any insurance policies from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses (net of the cost of recovery and increases in insurance premiums) and (ii) any cash Tax benefits actually realized by the Indemnified Parties (or their direct or indirect beneficial owners) in the year of such Loss or the next succeeding taxable year that are attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Loss;

53

(b)          an Indemnified Party’s right to make a claim for indemnification hereunder shall expire (i) with respect to Section 10.01(a) and Section 10.01(c) on the date that is one year from the Closing Date, (ii) with respect to Section 10.01(b) on April 15, 2020 and (iii) with respect to Section 10.01(d), on such date, if any, that the Company shall no longer have any obligations or liabilities under the TS Earn-Out Agreement;

(c)          in no event shall the Indemnifying Parties have any obligation to indemnify the Indemnified Parties with respect to any Losses incurred under (i) Section 10.01(a) until the total amount of Losses the Indemnified Parties would recover pursuant to the terms hereof with respect to Section 10.01(a) equals or exceeds $500,000 or (ii) Section 10.01(c) until the total amount of Losses the Indemnified Parties would recover pursuant to the terms hereof with respect to Section 10.01(c) equals or exceeds $500,000, at which point, in each case, the Sellers will be obligated to indemnify the Indemnified Parties for the entire amount of any such indemnifiable Losses (for the avoidance of doubt, this Section 10.03(c) does not apply to any Losses recoverable pursuant to Section 10.01(b) or Section 10.01(d));

(d)          in no event shall the Indemnifying Parties’ aggregate liability arising out of (i) Section 10.01(a) exceed $25 million, (ii) Section 10.01(c) exceed $25 million and (iii) Section 10.01(b) exceed $500 million (for the avoidance of doubt, this Section 10.03(d) does not apply to any Losses recoverable pursuant to Section 10.01(d));

(e)          in no event shall the Indemnifying Parties be liable for any consequential, indirect, special, exemplary, punitive, incidental or enhanced damages, or other similar types of damages, including, but not limited to, damages for lost profits, lost revenues, lost business or diminution in value, regardless of whether such damages were foreseeable and the legal or equitable theory (contract, tort or otherwise) upon which the claim was made; provided that the limitation in this Section 10.03(e) shall not apply to any such damages that are payable to a third party by an Indemnified Party as determined by a court of competent jurisdiction in a final, non-appealable judgement; and

(f)          in no event shall the Indemnifying Parties be liable for the reduction or unavailability of net operating losses of the Acquired Companies as a result of the Carve-out Transaction; provided that this Section 10.03(f) shall not be construed to mean that the indemnification obligations set forth in Section 10.01(c) would be unavailable to the extent of any actual Tax liability due and payable to a taxing authority directly resulting from the Carve-out Transaction.

54

ARTICLE XI

MISCELLANEOUS

Section 11.01.               Amendment and Modification; Waiver.

(a)          Subject to applicable Law and except as otherwise provided in this Agreement, prior to the Closing this Agreement may be amended, modified and supplemented by an instrument in writing signed on behalf of each of the Parties.

(b)          At any time and from time to time prior to the Closing, the Sellers or the Acquirors may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the Sellers or the Acquirors, as applicable, (ii) waive any inaccuracies in the representations and warranties made to the Sellers or the Acquirors contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of the Sellers or the Acquirors, as applicable, contained herein. Any agreement on the part of the Sellers or the Acquirors to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Sellers or the Acquirors, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

(c)          Notwithstanding anything in this Agreement to the contrary, no amendment may be made to Section 7.04, Section 9.05, this Section 11.01, Section 11.06, Section 11.07, Section 11.08, Section 11.09 and Section 11.10 (and any of the defined terms used therein and any other provisions of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing) (in each case to the extent that such amendment affects the Debt Financing Sources) without the prior written consent of the Debt Financing Sources.

Section 11.02.              Non-Survival of Representations and Warranties. Except for the representations and warranties referred to in Section 10.01(b), which survive until April 15, 2020, none of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing. This Section 11.02 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing, including ARTICLE X.

Section 11.03.               Expenses. Except as otherwise expressly provided in this Agreement, until the Closing, or in the event this Agreement is terminated in accordance with Section 9.01, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. Following the Closing, all Transaction Expenses shall be reimbursed from the gross proceeds from the Transactions. For the avoidance of doubt, upon Closing of the Transactions, all Transaction Expenses shall be paid by the Acquirors and the Company.

Section 11.04.              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

55

if to the Sellers, to:

Algeco Scotsman Global S.à r.l.

901 S. Bond Street, #600

Baltimore, MD 21231

Attention: Azuwuike H. Ndukwu, General Counsel

Facsimile: (410)-931-6124

E-mail: az.ndukwu@willscot.com

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: William Schwitter

Facsimile: (212) 610-6399

E-mail: william.schwitter@allenovery.com

and

if to the Acquirors, to

Double Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Eli Baker

Facsimile: (310) 552-4508

E-mail: elibaker@geacq.com

and

Williams Scotsman Holdings Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Eli Baker

Facsimile: (310) 552-4508

E-mail: elibaker@geacq.com

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel L. Rubinstein

Facsimile: (212) 294-4700

E-mail: jrubinstein@winston.com

56

Section 11.05.               Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 11.06.               Counterparts. This Agreement may be executed manually or by facsimile or pdf by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 11.07.               Entire Agreement; Third-Party Beneficiaries.

(a)          This Agreement (including the Seller Disclosure Schedules and the Acquiror Disclosure Schedules) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)          Except as provided in Section 6.05, no provision of this Agreement or the Confidentiality Agreement, in each case express or implied, is intended to or shall confer upon any other Person other than the Parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the Debt Financing Sources are intended third-party beneficiaries of, and may enforce, Section 9.05, Section 11.01, Section 11.07, Section 11.09 and Section 11.10.

Section 11.08.               Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

Section 11.09.               Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles that would result in the application of the Law of any other jurisdiction.

57

(b)          Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11.09(b) in the manner provided for notices in Section 11.04. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law. Each Party agrees that it (w) will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement, the Debt Financing, the Debt Financing Documents or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than exclusively the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 11.10 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim; (x) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Debt Commitment Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court; (y) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (z) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

58

(c)          Notwithstanding anything herein to the contrary, the Parties agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) concerning the construction, validity, interpretation and enforceability of the Debt Commitment Letter, or any of the Transactions, including, without limitation, any claim, controversy or dispute arising out of or relating in any way to the Debt Financing (whether based on contract, tort or otherwise) or concerning any Debt Financing Source shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 11.10.              Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION AGREEMENTS DELIVERED IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, INCLUDING ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11.              Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 11.12.              Enforcement; Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

59

IN WITNESS WHEREOF, the Sellers and the Acquirors have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

ALGECO SCOTSMAN GLOBAL S.À R.L.

By:	/s/ Diarmuid Cummins
Name: Diarmuid Cummins
Title: Chief Executive Officer

ALGECO SCOTSMAN HOLDINGS KFT.

By:	/s/ Kakuk Bela
Name: Kakuk Bela
Title: Managing Director

DOUBLE EAGLE ACQUISITION CORP.

By:	/s/ Jeff Sagansky
Name: Jeff Sagansky
Title: President and Chief Executive Officer

WILLIAMS SCOTSMAN HOLDINGS CORP.

By:	/s/ Jeff Sagansky
Name: Jeff Sagansky
Title: President

[Signature Page to Stock Purchase Agreement]

Exhibit A

DEFINITIONS

“A/S Holding” shall have the meaning set forth in the Recitals.

“Acquired Companies” means the Company together with the Acquired Subsidiaries.

“Acquired Company Related Party” shall have the meaning set forth in Section 3.22.

“Acquired Subsidiaries” shall have the meaning set forth in Section 3.02(b).

“Acquiror Balance Sheet Date” shall have the meaning set forth in Section 4.09.

“Acquiror Disclosure Schedules” means the disclosure schedules dated as of the date of this Agreement delivered by the Acquirors to the Sellers and that form a part of this Agreement.

“Acquiror Financial Statements” shall have the meaning set forth in Section 4.07(d).

“Acquiror Material Adverse Effect” means any change, effect, development, circumstance, condition, event, state of facts or occurrence that has or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Acquirors to perform their obligations under the Transaction Documents or to consummate the Transactions.

“Acquiror Record Date” shall have the meaning set forth in Section 7.02(a).

“Acquiror SEC Reports” shall have the meaning set forth in Section 4.06.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Parent Acquiror Governing Documents) shareholder of the Parent Acquiror to redeem all or a portion of the Parent Common Stock held by such shareholder at a per-share price, payable in cash, equal to such shareholder’s pro rata share of the funds held in the Trust Account (as determined in accordance with the Parent Acquiror Governing Documents) in connection with the Acquiror Shareholder Approvals.

“Acquiror Shareholder Approvals” shall have the meaning set forth in Section 4.15.

“Acquiror Shareholders Meeting” shall have the meaning set forth in Section 6.02.

“Acquirors” shall have the meaning set forth in the Preamble.

“Action” means any claim, action, suit, arbitration, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any court, arbitrator or Governmental Authority or similar body.

“Adverse Recommendation” shall have the meaning set forth in Section 6.02.

A-1

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly, whether through one or more intermediaries or otherwise, controls, is controlled by or is under common control with such specified Person.

“Affiliate Agreement” shall have the meaning set forth in Section 3.23.

“Agreement” shall have the meaning set forth in the Preamble.

“Algeco Global” shall have the meaning set forth in the Preamble.

“Algeco Holdings” shall have the meaning set forth in the Preamble.

“Alternative Financing” shall have the meaning set forth in Section 7.04(a).

“Ancillary Agreements” means each of the Subscription Agreement, the Earnout Agreement, the Escrow Agreement, the Transition Services Agreement, the Nominating Agreement, the Registration Rights Agreement, the IP Agreement, the Exchange Agreement and the Shareholders Agreement.

“AS Credit Facility” means the Amended and Restated Syndicated Facility Agreement, dated as of December 19, 2013, among the Company, the other borrowers and guarantors party thereto, Bank of America, N.A. and the other lenders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified, and all loan, security, guarantee, intercreditor and other credit documents related thereto or entered in connection therewith.

“AS Credit Facility Consent” shall have the meaning set forth in Section 5.02(b).

“AS Indentures” means (a) the Indenture, dated as of October 11, 2012, among Algeco Scotsman Global Finance plc, a public limited company organized under the laws of England and Wales, the guarantors thereto and Wells Fargo Bank, National Association, relating to 10¾% Senior Unsecured Notes due 2019, as supplemented by the First Supplemental Indenture, dated as of March 15, 2013, as further supplemented by the Second Supplemental Indenture, dated as of April 30, 2013, as further supplemented by the Third Supplemental Indenture, dated as of January 8, 2014, as further supplemented by the Fourth Supplemental Indenture, dated as of January 17, 2014, and as further supplemented by the Fifth Supplemental Indenture, dated as of July 14, 2014, and (b) the Indenture, dated as of October 11, 2012, among Algeco Scotsman Global Finance plc, a public limited company organized under the laws of England and Wales, the guarantors thereto and Wells Fargo Bank, National Association, relating to 8½% senior secured notes due 2018 and 9% Senior Secured Notes due 2018, as supplemented by the First Supplemental Indenture, dated as of March 15, 2013, as further supplemented by the Second Supplemental Indenture, dated as of April 30, 2013, as further supplemented by the Third Supplemental Indenture, dated as of January 8, 2014, as further supplemented by the Fourth Supplemental Indenture, dated as of January 17, 2014, and as further supplemented by the Fifth Supplemental Indenture, dated as of July 14, 2014.

A-2

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Department of State of the State of Delaware or the commercial banks in the City of New York, New York or the Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in the Cayman Islands) are required or authorized by Law to close.

“Carve-out Term Sheet” shall have the meaning set forth in Section 3.21.

“Carve-out Transaction” shall have the meaning set forth in the Recitals.

“Carve-out Transaction Document” shall have the meaning set forth in Section 5.04.

“Cash Consideration” shall have the meaning set forth in Section 2.02.

“Class A Shares” shall have the meaning set forth in Section 4.02(a).

“Class B Shares” shall have the meaning set forth in Section 4.02(a).

“Closing” shall have the meaning set forth in Section 2.04.

“Closing Date” shall have the meaning set forth in Section 2.04.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall have the meaning set forth in Section 3.13(a).

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to subsection 7(1) of the Competition Act or any Person authorized to perform functions on his behalf.

“Company” shall have the meaning set forth in the Recitals.

“Company Balance Sheet Date” shall have the meaning set forth in Section 3.06.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other employee benefit plan, policy, program, arrangement or agreement providing employee benefits of any kind, including bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, profit sharing, pension, paid time off, cafeteria, dependent care, medical care, life insurance, disability insurance, accidental death and dismemberment insurance, welfare, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefits, in each case, established, maintained, sponsored, contributed to or required to be contributed to for the benefit of any current or former employee, director, natural person independent contractor or consultant (or any dependent or beneficiary thereof) of the Acquired Companies or with respect to which an Acquired Company has or may have any present or future material obligation or liability (whether actual or contingent).

“Company Common Stock” shall have the meaning set forth in the Recitals.

A-3

“Company Continuing Employee” shall have the meaning set forth in Section 7.06(a).

“Company Financial Statements” shall have the meaning set forth in Section 3.05(a).

“Company Foreign Benefit Plan” shall have the meaning set forth in Section 3.09(f).

“Company Governing Documents” shall have the meaning set forth in Section 3.02(a).

“Company Leased Real Property” shall have the meaning set forth in Section 3.15(b).

“Company Material Adverse Effect” means any change, effect, development, circumstance, condition, event, state of facts or occurrence that, (i) individually, or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Acquired Companies, taken as a whole; provided, however, that in no event would any of the following (or effect of the following) alone, or in combination, be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions; (b) conditions (or changes therein) in any industry or industries in which the Company operates; (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes in interest rates or other changes affecting financial, credit or capital market conditions; (d) any change in US GAAP or interpretation thereof; (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority; (f) the execution and delivery of this Agreement or the consummation of the Transactions, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement; (g) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, however, in each case, that the facts and circumstances underlying any such change or failure may be considered in determining whether there has been a Company Material Adverse Effect); or (h) changes or effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, natural disaster, weather conditions or other force majeure events; provided, in each of clauses (a), (b), (c) and (h) of this definition, if such change, effect, development, circumstance, condition, event, state of facts or occurrence referenced has a disproportionate effect on the Acquired Companies (as compared to other participants in the industry in which the Acquired Companies operate), then such disproportionate effect may be considered in determining whether a Company Material Adverse Effect has occurred (but only to the extent of such disproportionate effect) or (ii) prevents or materially delays the Sellers from performing their material obligations under this Agreement or consummation of the Transactions.

“Company Owned IP” shall have the meaning set forth in Section 3.144(b).

“Company Owned Real Property” shall have the meaning set forth in Section 3.15(a).

A-4

“Company Permits” shall have the meaning set forth in Section 3.07(b).

“Competition Act” means the Competition Act (Canada), as supplemented and amended from time to time, and includes the regulations promulgated thereunder.

“Competition Act Clearance” means with respect to the Transaction, the following: (i) the issuance of an advance ruling certificate by the Commissioner of Competition under subsection 102(1) of the Competition Act; or (ii) (a) the expiry or termination of the waiting period under section 123 of the Competition Act or a waiver of the obligation to provide notification in accordance with Part IX of the Competition Act under paragraph 113(c) of the Competition Act, and (b) the issuance of written confirmation from the Commissioner of Competition that he does not, at that time, intend to make an application under section 92 of the Competition Act.

“Confidentiality Agreement” means that certain letter agreement dated May 25, 2017 by and between TDR Capital LLP, in its capacity as manager of certain investment funds, and the Acquiror.

“Contracts” means all contracts, subcontracts, agreements, Collective Bargaining Agreements, leases, subleases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind.

“Debt Commitment Letter” shall have the meaning set forth in Section 7.04(a).

“Debt Financing” shall have the meaning set forth in Section 2.02.

“Debt Financing Documents” shall have the meaning set forth in Section 7.04(b).

“Debt Financing Proceeds” means the funds obtained by the Holdco Acquiror pursuant to the Debt Financing.

“Debt Financing Sources” means the Persons (and their agents and arrangers, acting in their capacities as such) that have committed to provide the Debt Financing in connection with the Transaction, including the lenders under the Debt Financing and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their permitted successors and assigns.

“Domestication” shall have the meaning set forth in the Recitals.

“Earnout Agreement” shall have the meaning set forth in the Recitals.

“Environmental Claims” means any and all administrative, regulatory or judicial claims, actions or proceedings alleging Environmental Liability.

“Environmental Law” means any applicable Law in effect as of the Closing Date relating to pollution or protection of the environment, natural resources, and human health with respect to exposure of Hazardous Materials, including those relating to the handling, transportation, treatment, storage, disposal, discharge, emission, control or cleanup of any Hazardous Materials.

A-5

“Environmental Liability” means any obligations, liabilities, fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses, and disbursements arising from a violation of Environmental Law or Release of Hazardous Materials.

“Environmental Permit” means any permit, license, authorization or approval required under applicable Environmental Laws.

“Equity Commitment Letter” shall have the meaning set forth in Section 7.04(a).

“Equity Investment” shall have the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is or would be deemed a “single employer” with the Sellers under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agreement” shall have the meaning set forth in the Recitals.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act.

“Exchange Agreement” shall have the meaning set forth in the Recitals.

“Excluded Employees” shall have the meaning set forth in Section 3.13(c).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Founder Designees” means the two (2) persons nominated by the Founders to serve on the Board of Directors of the Parent Acquiror.

“Founders” shall mean, collectively, Double Eagle Acquisition LLC and Harry E. Sloan.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority.

“Governmental Authority” means any United States federal, state, local, municipal, regulatory or administrative authority, instrumentality, board, agency, commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Materials” means any chemical, material, substance, gas or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law (including asbestos or asbestos-containing materials and polychlorinated biphenyls).

“Holdco Acquiror” shall have the meaning set forth in the Preamble.

A-6

“Holdco Acquiror Governing Documents” shall have the meaning set forth in Section 8.01.

“Holdco Common Stock” shall have the meaning set forth in Section 2.02.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.

“Indebtedness” means with respect to any Person, without duplication:

(a)	any indebtedness (including principal and accrued and unpaid interest and premium) of such Person, whether or not contingent:

(i)	in respect of borrowed money;

(ii)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii)	representing the balance deferred and unpaid of the purchase price of any property (including capitalized lease obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

(iv)	representing any hedging obligations;

if and to the extent that any of the foregoing Indebtedness in clauses (i) through (iv) (other than letters of credit and hedging obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with US GAAP;

(b)         to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a)(i) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c)         to the extent not otherwise included, the obligations of the type referred to in clause (a)(i) of a third Person secured by a Lien on any assets owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such assets at such date of determination and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (i) contingent obligations incurred in the ordinary course of business, (ii) accrued expenses and royalties, (iii) an obligation between the Company and any Subsidiary of the Company or between any two Subsidiaries of the Company, (iv) an operating lease obligation, (v) any deferred revenue; (vi) performance bonds; or (vii) any undrawn letter of credit.

A-7

“Intellectual Property” means all intellectual property protected under the laws of the U.S. or any foreign jurisdiction, including (a) patents, industrial design registrations applications therefore, including all provisionals, continuations, continuations-in-part and divisionals, reissues, reexaminations, renewals and extensions of any of the foregoing and any other governmental grant for the protection of inventions or industrial designs; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, whether registered or unregistered and the goodwill associated with any of the foregoing, together with any registrations and applications for registration thereof (collectively, “Trademarks”); (c) copyrights, whether registered or unregistered, all moral rights associated with any of the foregoing, and any registrations, renewals and applications for registration thereof; (d) trade secrets and confidential or proprietary information, including know-how, concepts, methods, processes, algorithms, designs, schematics, drawings, formulae, technical data, techniques, protocols, specifications, research and development information, technology, business plans, and customer lists and supplier lists, in each case to the extent protected as trade secrets (collectively “Trade Secrets”); and (e) internet domain name registrations.

“IP Agreement” shall have the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” means the actual knowledge of the individuals named on Schedule A of the Seller Disclosure Schedules.

“Labor Representative” shall have the meaning set forth in Section 3.13(a).

“Law” means any law, ordinance, regulation, rule, code, ordinance or applicable order of a Governmental Authority.

“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, lease, license, right-of-way, easement, encroachment, restriction on transfer, title defect, option, right of first refusal or first offer or other third party (or governmental) right, lien or charge of any kind or nature. For the avoidance of doubt, “Lien” shall not be deemed to include any license of Intellectual Property.

“Material Contract” shall have the meaning set forth in Section 3.16(a).

“Material Lease” shall have the meaning set forth in Section 3.15(b).

“NASDAQ” means the NASDAQ Capital Market.

“New Parent Acquiror Governing Documents” shall have the meaning set forth in Section 6.02.

“New Benefit Plans” shall have the meaning set forth in Section 7.06(a).

A-8

“Nominating Agreement” shall have the meaning set forth in the Recitals.

“Outside Date” shall have the meaning set forth in Section 9.01(b).

“Parent Acquiror” shall have the meaning set forth in the Preamble.

“Parent Common Stock” shall have the meaning set forth in Section 4.02(a).

“Parent Acquiror Governing Documents” means the Amended and Restated Memorandum and Articles of Association of the Parent Acquiror, as adopted August 13, 2015.

“Parent Preferred Stock” shall have the meaning set forth in Section 4.02(a).

“Party” shall have the meaning set forth in the Preamble.

“Permitted Liens” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established; (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business; (c) non-monetary encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, or would not, reasonably be expected to, materially interfere with the Acquired Companies’ present uses or occupancy of such real property; (d) Liens securing the obligations of the Acquired Companies under the AS Credit Facility and Company Indentures; (e) zoning, building code laws and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property; (f) matters that would be disclosed by an accurate survey or inspection of the real property; (g) that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet; (h) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company; or (i) that would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Prohibited Act” means, in respect of any Person, the making, offering or authorizing of any gift, payment, promise, profit participation or other advantage, whether directly or indirectly through any other Person, to or for the use or benefit of any public official, political party, political party official or candidate for office or any Person acting on behalf of or for the benefit any of the foregoing in violation of applicable anti-bribery laws.

“Proxy Statement” shall have the meaning set forth in Section 7.02(a).

“Purchase Price” shall have the meaning set forth in Section 2.02.

A-9

“Real Property” shall have the meaning set forth in Section 3.15(b).

“Registered Company IP” shall have the meaning set forth in Section 3.144(a).

“Registration Rights Agreement” shall have the meaning set forth in the Recitals.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Acquiror under the Securities Act with respect to the shares of the Parent Common Stock to be issued to shareholders of the Parent Acquiror in connection with the Domestication.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, dumping, injection, pouring, deposit, disposal, discharge, dispersal, emptying, escaping, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or from any building, structure, facility or fixture.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.

“Seller Disclosure Schedules” means the disclosure schedules dated as of the date of this Agreement delivered by the Sellers to the Acquirors and that form a part of this Agreement.

“Sellers” shall have the meaning set forth in the Preamble.

“Shareholders Agreement” shall have the meaning set forth in the Recitals.

“Share Sale” shall have the mean set forth in Recitals.

“Shares” shall have the meaning set forth in the Recitals.

“Stock Consideration” shall have the meaning set forth in Section 2.02.

“Subscription Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other legal entity (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is directly or indirectly owned or controlled by such Person.

A-10

“Target” shall have the meaning set forth in Section 4.14.

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Tax Return” means any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, and any amended Tax Returns.

“TDR Designees” means the four (4) persons nominated by the TDR Investor to serve on the Board of Directors of the Parent Acquiror.

“TDR Investor” shall have the meaning set forth in the Recitals.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.

“Transaction Expenses” means all costs, fees and expenses incurred in connection with this Agreement and the Transactions and the expenses of the Acquirors incurred in the ordinary course of business, including, without limitation, any advances from the Founders made to the Acquirors, any deferred underwriting fees payable by the Acquirors and any transaction, change in control or sale bonuses payable in connection with the Transactions.

“Transaction Proposals” shall have the meaning set forth in Section 6.02.

“Transactions” means the transactions contemplated by this Agreement and each of the Transaction Agreements, together with the Equity Investment, the Debt Financing and the Carve-out Transaction.

“Transition Services Agreement” shall have the meaning set forth in the Recitals.

“Trust Account” shall have the meaning set forth in Section 4.08.

“Trust Agreement” shall have the meaning set forth in Section 4.08.

A-11

“Trustee” shall have the meaning set forth in Section 6.04.

“TS Earn-out Agreement” shall have the meaning set forth in Section 6.041(d).

“US GAAP” shall have the meaning set forth in Section 3.05(b).

“WARN” shall have the meaning set forth in Section 3.13(e).

A-12

EXHIBIT B

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of [●], 2017, by and among Double Eagle Acquisition Corp., a Delaware corporation (the “Company”), and [●], a Luxembourg société à responsabilité limitée (the “Investor”).

WHEREAS, as set forth in that certain Stock Purchase Agreement dated August 21, 2017 (the “Purchase Agreement”) by and among the Company, Williams Scotsman Holdings Corp., a Delaware corporation (“Holdco”), and each of the seller parties named therein, the parties thereto have agreed, among other things, and in accordance with the terms and subject to the conditions set forth in the Purchase Agreement, that Holdco will purchase from the sellers and the sellers will sell to Holdco, in each case, on a pro rata basis in accordance with each seller’s respective ownership percentage, all of the issued and outstanding shares of common stock of Williams Scotsman International, Inc., a Delaware corporation (“Williams Scotsman”);

WHEREAS, pursuant to the terms of the Purchase Agreement, in connection with the transactions contemplated by the Purchase Agreement, the Investor has agreed to contribute cash to the Company in exchange for shares of the Company’s common stock, par value $[0.0001]1 per share (the “Common Stock”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from the Company [●] shares (the “Shares”) of Common Stock at a price of $9.60 per share for an aggregate purchase price of $[●] (the “Purchase Price”) on the terms provided for herein.

2.           Closing. Subject to the terms and conditions of this Agreement, the closing of the sale of the Shares contemplated hereby (the “Closing”) shall take place at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, NY 10020 on the date hereof, or at such other time and place as the parties may mutually agree upon orally or in writing (the day on which the Closing takes place, the “Closing Date”). At the Closing, the Investor shall deliver to the Company the Purchase Price by wire transfer of immediately available funds to an account designated by the Company. Immediately upon confirmation that such wire has been initiated, the Company shall deliver (or cause to be delivered) the Shares in book entry form to the Investor or to a custodian designated by the Investor, as applicable.

3.           Use of Proceeds. The proceeds from the sale of the Shares shall be used by the Company for the consummation of the Transactions, as set forth in the Purchase Agreement.

4.           Company Representations and Warranties. The Company represents and warrants to the Investor that:

1 NTD: Par value of Company following domestication in Delaware to be confirmed.

B-1

a.           Qualification and Organization of the Company. The Company has been duly incorporated, is validly existing and is in good standing under the laws of the State of Delaware. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. The Company has all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and perform its obligations hereunder and to consummate the Transactions including the issuance and sale of the Shares as contemplated by this Agreement. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions including the issuance and sale of the Shares have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Investor) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except for its ownership of Holdco, prior to giving effect to the Transactions, the Company does not own, directly or indirectly, any capital stock or other equity interests in any entity or person and does not have any subsidiaries.

b.           Capitalization of the Company. The Company has the capitalization set forth in the Company’s proxy statement/prospectus included in its Form S-4 registration statement (the “Registration Statement”) as filed with the Securities and Exchange Commission and mailed to stockholders of the Company in connection with the transactions contemplated by the Purchase Agreement (the “Proxy Statement/Prospectus”), after giving effect to the domestication proposal as set forth therein. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable legal requirements.  No person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described in the Proxy Statement/Prospectus, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind, except for securities that may be granted to employees of Williams Scotsman (as defined in the Proxy Statement/Prospectus) under the Company’s proposed 2017 incentive award plan (the “Plan”) to be entered into on or around the Closing Date.  Except as described in the Proxy Statement/Prospectus, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the stockholders of the Company relating to the securities of the Company held by them.  Except as described in the Proxy Statement/Prospectus and in this Agreement, no person or other legal entity has the right to require the Company to register any securities of the Company under the Securities Act of 1933, as amended (the “Securities Act”), whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other person or legal entity. Except as described in the Proxy Statement/Prospectus, there are no material profit participation or phantom equity awards, interests, or rights with respect to the Company or its capital stock issued to or held by any current or former director, officer, employee or consultant of the Company.

c.           Valid Issuance. The Shares have been duly and validly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s certificate of incorporation or bylaws under the laws of the State of Delaware.

B-2

d.           No Conflict. The issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions herein will be done in accordance with the NASDAQ marketplace rules and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries, after giving effect to the Transactions, pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, that would have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations (a “Material Adverse Effect”) of the Company or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, that would have a Material Adverse Effect on the Company or materially affect the validity of the Shares or the legal authority of the Company to comply with this Agreement.

e.           SEC Filings. The Company has timely filed with or furnished to (as applicable) the SEC all filings required to be made by it pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, including the Registration Statement (collectively, the “SEC Filings”). As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed, or if amended at the time of amendment, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings. As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed, or if amended at the time of amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

f.            Litigation. Except as described in the SEC Filings, there are no material pending legal proceedings before any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties against or affecting the Company, its subsidiaries or any of its or their properties, and to the Company’s knowledge, no such material legal proceedings are threatened.

g.           Financial Statements.  The financial statements of the Company as of December 31, 2016 and for the fiscal year then ended and as of March 31, 2017 and for the three months then ended included in the SEC Filings present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in material conformity with U.S. generally accepted accounting principles (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by quarterly reports on Form 10-Q under the Exchange Act).  Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof or as expressly permitted or contemplated by the Purchase Agreement, neither the Company nor any of its subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

h.           Compliance with NASDAQ Continued Listing Requirements.  The Company is in compliance with all applicable continued listing requirements of NASDAQ.  There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Common Stock on NASDAQ and the Company has not received any currently pending notice of the delisting of the Common Stock from NASDAQ.

B-3

i.            Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the issuance and sale of the Shares contemplated hereby based upon arrangements made by or on behalf of the Company, other than as previously disclosed to the Investor.

j.            No Other Representations or Warranties. To the knowledge of the Company, no representation or warranty of the Company included in this Agreement and, to the knowledge of the Company, no information or statement contained in the SEC Filings or in any other document furnished or to be furnished to the Investor in connection herewith contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

5.           Investor Representations and Warranties. The Investor represents and warrants to the Company that:

a.           Qualification and Organization of the Investor.  The Investor is a Luxembourg société à responsabilité limitée, with all requisite power and authority to enter into this Agreement, to carry on its business as presently conducted and perform its obligations hereunder. The execution and delivery by the Investor of this Agreement, the performance by the Investor its obligations hereunder and the consummation by the Investor of the purchase of the Shares have been duly authorized by all requisite action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

b.           No Conflict. The purchase of the Shares by the Investor and compliance by the Investor with all applicable provisions of this Agreement will not result in any violation of the provisions of the organizational documents of the Investor or result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Investor or any of its properties, that would have a Material Adverse Effect on the Investor or materially affect the legal authority of the Investor to comply with this Agreement.

c.           Status and Investment Intent of the Investor. The Investor is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (ii) an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and the Investor is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act.  The Investor is not an entity formed for the specific purpose of acquiring the Shares and is not required to be registered as a broker-dealer under Section 15 of the Exchange Act. The Investor acknowledges and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except: (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a legend to such effect.  The Investor is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. The Investor acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment in the Shares.  The Investor has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares.

B-4

d.           Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the issuance and sale of the Shares contemplated hereby based upon arrangements made by or on behalf of the Investor.

e.           No Other Representations or Warranties. The Investor understands and agrees that it is purchasing Shares directly from the Company. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by the Company, or its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Agreement.

6.           Securities Law Matters.

a.           Restricted Securities. The Investor understands that the Shares are “restricted securities” under applicable federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving any public offering and that under such laws and applicable regulations the Shares may be resold without registration under the Securities Act only in certain limited circumstances.

b.           Legends. It is understood that, except as provided below, book entry accounts evidencing the Shares may bear the following or similar legends:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT THESE SECURITIES MAY BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER OR A SUBSIDIARY THEREOF, (B) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, (D) INSIDE THE UNITED STATES PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (E) IN A TRANSACTION THAT IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION.

c.           Removal of Legends. Notwithstanding the foregoing, the Investor shall be entitled to receive from the Company a like number of shares not bearing such legend upon the request of the Investor (i) at such time as such restrictions are no longer applicable and (ii) with respect to the restriction on transfer of such shares under the Securities Act, the delivery of a customary opinion of counsel to the Investor, which opinion is reasonably satisfactory in form and substance to the Company and its counsel, that the restriction referenced in such legend is no longer required in order to ensure compliance with the Securities Act.

7.           NASDAQ Listing. As of the Closing Date, the Company shall have prepared and filed with NASDAQ an additional shares listing application covering all of the Shares and the Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance.

B-5

8.           Lockup. The Investor agrees that, without the prior written consent of the Company, it shall not Transfer any Shares beneficially owned by it until the expiration of the six-month period commencing on the Closing Date. Notwithstanding the preceding sentence, Transfers of Shares are permitted: (a) to the Investor’s officers or directors, any affiliates or family members of any of the Investor’s officers or directors, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family or an affiliate of such person, (c) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the Investor, (d) to limited or general partners or managers of the Investor, any member of any group undertaking for the time being of the Investor (excluding any portfolio company) (such group, the “Investor Group”), any investment fund which has the same general partner or manager as the Investor or a member of the Investor Group, any investment fund in respect of which the Investor or a member of the Investor Group is a general partner or manager and any limited partners (or an affiliate of such limited partner) in such investment fund, (e) in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual, (f) in the case of an individual, pursuant to a qualified domestic relations order, (g) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the Investor (including upon the liquidation and dissolution of the Investor pursuant to a plan of liquidation approved by the Investor’s equity holders), (h) as a bona fide gift to a charitable organization, (i) if transfers, sales, tenders or other dispositions of Shares are to a bona fide third party pursuant to a tender offer for securities of the Company or any merger, consolidation or other business combination involving a change of control of the Company that, in each case with respect to this clause (i), has been approved by the board of directors of the Company (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Shares in connection with any such transaction, or vote any Shares in favor of any such transaction); provided that all Shares subject to this Section 8 that are not so transferred, sold, tendered or otherwise disposed of remain subject to the restrictions set forth herein and each donee, distributee, transferee, or beneficiary shall enter into a written agreement agreeing to be bound by the transfer restrictions contained in this Section 8.

For purposes of this Section 8, “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or the establishment or increase of a put equivalent position or liquidation with respect to or a decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

9.           Registration Rights. As set forth in the Purchase Agreement, the Shares will be subject to the registration rights agreement by and between the Investor and the Company, substantially in the form attached to the Purchase Agreement as Exhibit [G], which provides for certain demand, shelf and piggyback registration rights for all shares of the Company’s Common Stock held by the Investor.

10.         Survival. The representations and warranties, covenants and agreements contained herein shall survive the Closing and shall remain in full force and effect following the Closing Date.

11.         Miscellaneous.

a.           Public Announcements. None of the Company, the Investor, or any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties; provided, however, that such party may issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party if such party (a) determines, after consultation with outside counsel, that such press release or other public announcement is required by applicable law, including the Securities Act or Exchange Act and (b) endeavors, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other public announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

B-6

b.           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Double Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attn: Eli Baker

Email: elibaker@geacq.com

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel L. Rubinstein

Facsimile: (212) 294-4700

E-mail: jrubinstein@winston.com

if to the Investor to:

TDR Capital II Holdings L.P., acting by its Manager

20 Bentinck Street

London, WIU 2EU

Attn: General Counsel of the Manager

Email: notifications@tdrcapital.com

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: William Schwitter

E-mail: william.schwitter@allenovery.com

c.           Headings. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

d.           Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred

B-7

e.           Counterparts. This Agreement may be executed manually or by facsimile or pdf by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties hereto and delivered to the other parties hereto.

f.            Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and thereof. No provision of this Agreement, express or implied, is intended to or shall confer upon any other person other than the parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

g.           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

h.           Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles that would result in the application of the Law of any other jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court determines it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11(h) in the manner provided for notices in Section 11(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

B-8

i.            Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(I).

j.            Assignment. This Agreement shall not be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, but without relieving any party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

k.           Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an instrument in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

l.            Enforcement; Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

m.          Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

B-9

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

DOUBLE EAGLE ACQUISITION CORP.

By:
Name:
Title:

[●]

By:
Name:
Title:

Signature Page to Subscription Agreement

EXHIBIT C

EARNOUT AGREEMENT

This EARNOUT AGREEMENT (this “Agreement”) is entered into as of [●], 2017 by and among [●], a Luxembourg société à responsabilité limitée (“Investor”), [●], a Delaware corporation (the “Company”)1, and each of HARRY E. SLOAN (“Sloan”), and DOUBLE EAGLE ACQUISITION LLC, a Delaware limited liability company (the “Sponsor” and, together with Sloan, the “Founder Group”). Each of the Investor, the Company, Sloan, and the Sponsor are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is party to that certain Stock Purchase Agreement dated as of August 21, 2017 (the “Purchase Agreement”), pursuant to which the Company, through a wholly-owned subsidiary, is indirectly acquiring all of the issued and outstanding stock of Williams Scotsman International, Inc. (“Williams Scotsman”);

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the closing of the Transactions contemplated by the Purchase Agreement;

WHEREAS, it is also a condition precedent to the Transactions that Investor, or one or more of its affiliates, co-investors or syndicatees contribute an Equity Investment (as defined in the Purchase Agreement), directly or indirectly, to the Company in exchange for capital stock of the Company, pursuant to the terms and conditions of the Equity Commitment Letter and the Subscription Agreement entered into contemporaneously herewith; and

WHEREAS, in exchange for and in consideration of the Equity Investment by the Investor, the Investor desires to require the deposit by the Founder Group of its shares of capital stock and warrants of the Company into an escrow account to be established for the purposes set forth herein, which shares and warrants may be either released to, or retained by, as the case may be, the Founder Group or transferred to the Investor (or its nominee), upon the occurrence of certain events as specifically set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.          DEFINED TERMS

For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Purchase Agreement. The following definitions shall apply to this Agreement:

“NASDAQ” means the Nasdaq Stock Market.

1 To be DEAC as redomesticated in Delaware

C-1

“Qualifying Acquisition” means the acquisition of a business similar to that of Williams Scotsman, which has an enterprise value of $750 million or more, or the execution and delivery of a definitive agreement in respect of any such acquisition, in either case within twelve (12) months of the Closing, which has been approved by the Board of Directors of the Company and, to the extent required, its shareholders; provided, that in the event the twelve (12)-month period in which the Investor may contribute additional capital to the Company pursuant to the terms and conditions of the Equity Commitment Letter and the Subscription Agreement is extended on the same terms and conditions, at the Investor’s sole option and upon receipt of any and all required consents with respect thereto, the timing for completing or entering into a definitive agreement in respect of a Qualifying Acquisition will be extended for the same amount of time. For purposes of this Agreement, the “closing” or “consummation” of a Qualifying Acquisition shall mean the actual closing of the acquisition transaction on the closing date defined in the applicable definitive agreement governing the acquisition, following the satisfaction or waiver of all conditions to closing set forth therein.

“Trading Day” means any day on which NASDAQ is open for trading.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means that certain trust account of the Company, established with and maintained by the Transfer Agent in connection with the Company’s initial public offering for the benefit of its public stockholders.

Section 2.          EARNOUT

2.1           Earnout of Founder Shares and Founder Warrants.

(a)          The Company currently has 12,500,000 Class B ordinary shares issued and outstanding, of which 12,425,000 are held by the Founder Group (collectively, the “Founder Shares”). In exchange for and in consideration of the Equity Investment, and subject to the occurrence of certain triggering events set forth in Section 2.2 below, the Founder Group has agreed to restrict the Founder Shares for certain periods of time and transfer certain percentages thereof to the Investor (or its nominee), in each case on the terms and conditions set forth herein.

(b)          The members of the Founder Group own an aggregate of 19,500,000 warrants, each of which is exercisable to purchase one-half of one Class A ordinary share of the Company (collectively, the “Founder Warrants”), which have been issued to such members of the Founder Group in registered form pursuant to the terms of that certain Warrant Agreement dated as of September 10, 2015 between the Company and the Transfer Agent (the “Warrant Agreement”). In exchange for and in consideration of the Equity Investment, and subject to the occurrence of certain triggering events set forth in Section 2.3 below, the Founder Group has agreed to restrict and, if required, transfer a portion of the Founder Warrants to the Investor (or its nominee) on the terms and conditions set forth herein.

2.2           Procedures Applicable to the Earnout of the Founder Shares.

(a)          Delivery of Founder Shares to Escrow Account. Contemporaneous with the execution of this Agreement and the closing of the Transactions, all of the Founder Shares will be subject to the terms of this Agreement and the Founder Group will deliver the Founder Shares electronically through the Depository Trust Company (“DTC”), using DTC’s Deposit/Withdrawal At Custodian System, to the Escrow Agent (as defined below). Upon receipt of the Founder Shares, the Escrow Agent will place such Founder Shares in an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of that certain escrow agreement (the “Escrow Agreement”) to be entered into simultaneously herewith by and between the Investor, the Founder Group and the Transfer Agent, acting as escrow agent (the “Escrow Agent”).

C-2

(b)          Preparation and Delivery of Release Notice. Promptly upon the occurrence of a triggering event, as described in Section 2.2(c) below, or as soon as practicable after any party becomes aware of the occurrence of such triggering event, each member of the Founder Group and the Investor agree to promptly notify the other parties of the occurrence of such and will work together in good faith to prepare and deliver, or cause to be prepared and delivered, a mutually agreeable written notice to the Escrow Agent (each a “Release Notice”), which Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto. Each member of the Founder Group and the Investor hereby agree to negotiate in good faith to resolve any disputes that may arise with respect to the determination of the occurrence of a triggering event and the preparation of the applicable Release Notice. In the event the Founder Group and the Investor are unable to reach mutual agreement with respect to the preparation of a Release Notice, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of the Founder Group and the Investor (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable triggering event and related Release Notice as promptly as practicable and to resolve only those unresolved disputed items. The parties hereby agree to respectively furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the terms and conditions in this Agreement and the presentations by the Founder Group and the Investor and not by independent review. The resolution of any such dispute by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne equally by the Founder Group and the Investor.

(c)          Release of Founder Shares from the Escrow Account. Subject to the provisions of Sections 2.2(b) and 2.2(f) and the availability of Founder Shares in the Escrow Account, the Founder Group and the Investor shall prepare and deliver to the Escrow Agent a Release Notice directing the Escrow Agent to release and deliver the Founder Shares to the Founder Group and the Investor as follows:

(i)             At any time during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s common stock as reported on NASDAQ or any other national securities exchange exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive Trading Days, 6,212,500 Founder Shares will be released from the Escrow Account and shall be distributed as follows, in each case upon receipt by the Escrow Agent of the applicable Release Notice:

A.           if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is equal to $350 million or more: (1) 4,170,833 shares to the Founder Group; and (2) 2,041,667 shares to the Investor (or its nominee); or

B.           if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is less than $350 million: (1) 3,106,250 shares to the Founder Group; and (2) 3,106,250 shares to the Investor (or its nominee).

(ii)            At any time during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s common stock as reported on NASDAQ or any other national securities exchange exceeds $15.00 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, an additional 6,212,500 Founder Shares will be released from the Escrow Account and shall be distributed as follows, in each case upon receipt by the Escrow Agent of the applicable Release Notice:

A.           if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is equal to $350 million or more: (1) 4,170,833 shares to the Founder Group; and (2) 2,041,667 shares to the Investor (or its nominee); or

C-3

B.           if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is less than $350 million: (1) 3,106,250 shares to the Founder Group; and (2) 3,106,250 shares to the Investor (or its nominee).

(iii)           Notwithstanding the foregoing, if the Company or any of its subsidiaries consummates a Qualifying Acquisition and the Escrow Account has not yet been reduced by the occurrence of the triggering events contemplated by Sections 2.2(c)(i) and (c)(ii) above, the Founder Group and the Investor shall prepare and deliver to the Escrow Agent a Release Notice directing the Escrow Agent to release 4,000,000 Founder Shares from the Escrow Account to the Founder Group upon closing of such Qualifying Acquisition. In such event, Sections 2.2(c)(i) and (c)(ii) above shall be of no further force and effect and the following provisions shall apply and the remaining Founder Shares in the Escrow Account shall be released thereafter as follows, in each case upon receipt by the Escrow Agent of the applicable Release Notice, until such time as no Founder Shares remain in the Escrow Account:

A.           if, at any time following the consummation of a Qualifying Acquisition during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s common stock as reported on NASDAQ or any other national securities exchange exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, 5,616,667 Founder Shares will be released from the Escrow Account and shall be distributed as follows:

1.	if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is equal to $350 million or more: (1) 3,744,444 shares to the Founder Group; and (2) 1,872,223 shares to the Investor (or its nominee); or

2.	if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is less than $350 million: (i)1,872,223 shares to the Founder Group; and (ii) 3,744,444 shares to the Investor (or its nominee);

and

B.           if, at any time following the consummation of a Qualifying Acquisition during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s common stock as reported on NASDAQ or any other national securities exchange exceeds $15.00 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, 2,808,333 million Founder Shares will be released from the Escrow Account and shall be distributed as follows:

1.	if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is equal to $350 million or more: (1) 1,872,222 shares to the Founder Group; and (ii) 936,111 shares to the Investor (or its nominee); or

2.	if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is less than $350 million: (i) 936,111 shares to the Founder Group; and (ii) 1,872,222 shares to the Investor (or its nominee).

C-4

(d)          Distribution of Founder Shares to the Founder Group. For the purposes of this Section 2.2, the Founder Shares that are to be released from the Escrow Account and distributed to the Founder Group shall be distributed to the members of the Founder Group on a pro rata basis, in amounts proportionate to the number of shares in the Company held by each member of the Founder Group as of the date hereof. Following any release from the Escrow Account and distribution of any Founder Shares to any member of the Founder Group, such Founder Shares shall no longer be subject to the requirements of this Agreement.

(e)          Distribution of Founder Shares to the Investor. For the purposes of this Section 2.2, any Founder Shares that are to be distributed to the Investor will, upon receipt of the Release Notice by the Escrow Agent, be deemed transferred to the Investor in the name of the Investor or its nominee. All shares issued to the Investor hereunder will: (1) be subject to the respective terms and conditions of the Registration Rights Agreement and Nominating Agreement executed and delivered by the Company and the Investor simultaneously herewith; and (2) be admitted to trading on NASDAQ or any other national securities exchange, as applicable, immediately following their issue and will be capable of settlement on the same basis as the existing shares in issue.

(f)           Exhaustion of Founder Shares; Independence of Triggering Events. Each triggering event set forth in this Section 2.2 is an independent event and not otherwise conditioned or contingent upon the occurrence of any preceding or subsequent triggering event. In the event that a triggering event under Section 2.2(c)(i) or Section 2.2(c)(ii) has occurred, the number of Founder Shares to be released under Section 2.2(c)(iii) shall (subject to the following sentence) be reduced at each subsequent triggering event on a pro rata basis. If the triggering event under Section 2.2(c)(i) has occurred prior to the occurrence of a Qualifying Acquisition, the triggering event under Section 2.2(c)(iii)(A) shall no longer apply. For the avoidance of doubt, no additional shares of capital stock of the Company will be placed in the Escrow Account for release or issuance hereunder and upon release of all of the Founder Shares in the Escrow Account in accordance with this Section 2.2, the Escrow Agreement shall terminate pursuant to its terms and the provisions of this Section 2.2 shall no longer have any force or effect.

2.3           Procedures Applicable to the Earnout of the Founder Warrants.

(a)          Limitations on Founder Warrants. As of the Date hereof, the Founder Warrants will be retained by the members of the Founder Group owning such Founder Warrants, but shall be subject to the requirements of this Agreement until such date that is twelve (12) months from the date of this Agreement (or later in the event the Investor agrees to extend such period pursuant to the terms of its Equity Commitment Letter) (the “Warrant Lock-Up Period”). During the Warrant Lock-Up Period, the holders of the Founder Warrants agree to take no actions with respect thereto, including any transfer or redemption, except as specifically contemplated by this Agreement. In the event Williams Scotsman consummates a Qualifying Acquisition during the Warrant Lock-Up Period, the Founder Warrants will be treated as follows upon closing of such Qualifying Acquisition:

(i)             if on the date hereof the proceeds from the Trust Account are equal to $350 million or more, effective as of the closing date of such Qualifying Acquisition, the Warrant Lock-Up Period shall terminate and the Founder Group will be entitled to retain ownership of all of the Founder Warrants; or

(ii)            if on the date hereof the proceeds from the Trust Account are less than $350 million, effective as of the closing date of such Qualifying Acquisition, the Warrant Lock-Up Period shall terminate and (A) one third (1/3) of the Founder Warrants will be transferred by the Founder Group to the ownership of the Investor (or its nominee); and (B) the Founder Group will retain ownership of two thirds (2/3) of the Founder Warrants.

C-5

(b)          Warrant Agreement. In the event any Founder Warrants are transferred to the Investor or its nominee pursuant to this Section 2.3, the members of the Founder Group agree to procure the transfer of such Founder Warrants in accordance with the terms and conditions of the Warrant Agreement and the members of the Founder Group agree to use best efforts to cooperate with the Escrow Agent to promptly process the transfer and delivery of the applicable Founder Warrants to the Investor. Simultaneous with the delivery of such warrants to the Investor hereunder, the Investor shall execute and deliver a joinder agreement, pursuant to which the Investor shall become party to, and bound by, the Warrant Agreement.

(c)          Transfer of Warrants. In the event of a transfer of any Founder Warrants under Section 2.3(a)(ii) above, the Parties hereby agree that they will mutually agree to structure the transfer of any Founder Warrants to the Investor or its nominee under this Section 2.3 in a manner that would grant the Investor or its nominee the same economic and tax treatment with respect to such warrants as if the Investor or its nominee was an initial member of the Founder Group, such that the warrants shall remain uncapped and have the same rights as the Founder Group has on the date hereof.

Section 3.          FURTHER ASSURANCES

3.1           Further Assurances. In the event that any Founder Shares or Founder Warrants are required to be transferred and/or delivered pursuant to this Agreement, each Party agrees to execute and deliver all related documentation and take such other action in support of the transaction as shall reasonably be requested by any Party to such transaction in order to carry out the applicable terms and provision of this Agreement, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents.

3.2           General Undertaking. Each Party shall exercise all powers and rights available to it, including as a holder of shares in the Company, and such other rights and powers available to it from time to time in order to give effect to the provisions of this Agreement and to ensure that the Company and the Escrow Agent comply with their respective obligations under this Agreement.

Section 4.          REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties of the Parties. Each Party, on behalf of itself, represents and warrants to each other Party on the date of this Agreement as follows: (a) such Party has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby; (b) the execution and delivery by such Party of this Agreement, the performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Party, to the extent required; (c) this Agreement has been duly executed and delivered by such Party, and (assuming due authorization, execution and delivery by each other Party) this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2           Representations and Warranties of the Founder Group. Each of Sloan and Sponsor, on behalf of itself and only with respect to such Founder Shares and Founder Warrants held by such Party, represents and warrants on the date of this Agreement as follows: such Party owns, as of the date hereof and, as of the date of transfer to the Investor (or its nominee) as contemplated hereunder, will own the Founder Shares and Founder Warrants, in the respective amounts set forth next to such Party’s name on Schedule 4.2 hereto, free and clear of all Liens, other than Permitted Liens. Such Party covenants and agrees that it will not sell, transfer, exchange, convert, assign, subject to a Lien, or otherwise encumber or dispose of any of the Founder Shares and Founder Warrants owned by such Party at any time during the term of this Agreement. Such Party further represents and warrants that, except as contemplated by this Agreement, there are no options, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the Founder Shares and Founder Warrants owned by such Party.

C-6

4.3           Representations and Warranties of the Company. The Company represents and warrants to the Investor on the date of this Agreement and on each occasion that the Company issues, or the Founder Group transfers, as the case may be, any shares or warrants to the Investor pursuant to this Agreement, as follows:

(a)          such shares and/or warrants have been duly and validly authorized and, when issued and delivered to the Investor, will be validly issued, fully paid and non-assessable and are free of pre-emptive rights and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Certificate of Incorporation or under the laws of the State of Delaware;

(b)          the Company has the power to effectuate the transfer of the Founder Shares and/or Founder Warrants to the Investor, or, alternatively, terminate and reissue such shares and warrants to be issued to the Investor under this Agreement, and has taken all necessary corporate action to authorize such issuance and such shares will be validly issued in full compliance with the constitution of the Company and the laws by which the Company is bound;

(c)          the Company will not issue, transfer or sell any additional shares or warrants to the Founder Group during the term of this Agreement or redeem or otherwise acquire any Founder Shares or Founder Warrants during the term of this Agreement, except for purposes of effectuating the transfers thereof to Investor as contemplated by this Agreement;

(d)          the issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions described herein will be done in accordance with the NASDAQ marketplace rules and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries, pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject that would have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) of the Company or materially affect the validity of the shares or warrants issued to the Investor or the legal authority of the Company to comply in all material respects with the terms of this Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect on the Company or materially adversely affect the validity of the shares or warrants issued to the Investor or the legal authority of the Company to comply in all material respects with the terms of this Agreement; and

(e)          the Company is in compliance with applicable continued listing requirements of the NASDAQ.  There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Common Stock on NASDAQ and the Company has not received any currently pending notice of the delisting of the Common Stock from NASDAQ.

C-7

4.4           Representations and Warranties of the Investor. The Investor represents and warrants to the Company on the date of this Agreement and on each occasion that the Company issues, or the Founder Group transfers, as the case may be, any shares or warrants to the Investor pursuant to this Agreement, as follows:

(a)          the Investor is acquiring the shares and warrants for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the shares and warrants in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”);

(b)          the Investor acknowledges and agrees that the shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws;

(c)          the Investor is able to bear the economic risk of holding the shares and warrants for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment;

(d)          the Investor acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment in the shares and warrants;

(e)          the Investor has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the shares and warrants; and

(f)           the Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act. Investor was not organized solely for the purpose of acquiring the Securities and is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

Section 5.          TERMINATION

5.1           Termination. This Agreement will automatically terminate as follows:

(a)            by the mutual written consent of the Parties;

(b)            upon termination of the Purchase Agreement;

(c)            upon the earlier of (i) the expiration of the latest time period set forth in Sections 2.2 and 2.3 hereof or (ii) the depletion of all Founder Shares from the Escrow Account and end of the Warrant Lock-Up Period; and

(d)            in the event the Company is generally unable to pay its debts as they become due (unless such debts are subject to a good-faith dispute as to the liability or amount) or acknowledges in writing that it is unable to do so, commences a voluntary case under Title 11 of the United States Code, or makes an assignment of all or substantially all of its assets to, a custodian (as that term is defined in Title 11 of the United States Code or the corresponding provisions of any successor laws) for the Company.

C-8

5.2          Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1 above, this Agreement shall become void and there shall be no liability on the part of any Party; provided, however, that nothing in this Agreement shall relieve a Party from liability for (i) any breach by such Party of the terms and provisions of this Agreement prior to such termination or (ii) fraud. Upon termination of this Agreement, the Escrow Agreement will terminate in accordance with its terms and any Founder Shares remaining in the Escrow Account at the time of such termination will automatically be cancelled and shall thereafter cease to exist and neither the Investor nor any member of the Founder Group shall have any rights with respect thereto.

Section 6.          MISCELLANEOUS

6.1          Amendment. Subject to applicable Law and except as otherwise provided in this Agreement, prior to the Closing this Agreement may be amended, modified and supplemented by an instrument in writing signed on behalf of each of the Parties.

6.2          Expenses. All expenses incurred in connection with this Agreement, including without limitation any transfer costs, escrow fees and registration costs, will be paid for by the Company.

6.3          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to any member of the Founder Group to:

c/o Double Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Eli Baker

E-mail: elibaker@geacq.com

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel L. Rubinstein

Facsimile: (212) 294-4700

E-mail: jrubinstein@winston.com

if to the Investor to:

TDR Capital II Holdings L.P., acting by its Manager

20 Bentinck Street

London, WIU 2EU

Attn: General Counsel of the Manager

Email: notifications@tdrcapital.com

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: William Schwitter

E-mail: william.schwitter@allenovery.com

C-9

if to the Company to:

[●]

6.4          Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.5          Counterparts. This Agreement may be executed manually or by facsimile or pdf by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties hereto and delivered to the other parties hereto.

6.6          Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof, including without limitation the term sheet.

6.7          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible

6.8          Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles that would result in the application of the Law of any other jurisdiction.

6.9          Enforcement; Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

C-10

6.10        Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION AGREEMENTS DELIVERED IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHUOT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

6.11        Assignment. This Agreement shall not be assigned by any of the Parties (including by operation of Law) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]

C-11

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

[●]

By:
Name:
Title:

WILLIAMS SCOTSMANS INTERNATIONAL, INC.

By:
Name:
Title:

[●]

By:
Name:
Title:

HARRY E. SLOAN

By:
Name:
Title:

DOUBLE EAGLE ACQUISITION LLC

By:
Name:
Title:

[Signature Page – Earnout Agreement]

EXHIBIT D

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [●], 2017, by and among [●]., a corporation organized under the laws of the State of Delaware (the “Company”)1, Harry E. Sloan (“Sloan”), Double Eagle Acquisition LLC, a limited liability company organized under the laws of the State of Delaware (“Sponsor” and, together with, the “Founder Group”), [●], a Luxembourg société à responsabilité limitée (“Investor”), and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). Each of Sloan, the Sponsor, the Investor and the Escrow Agent are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Founder Group collectively owns 12,425,000 Class B ordinary shares (collectively, the “Founder Shares”) of the Company;

WHEREAS, the Company and certain other parties named therein are parties to that certain Stock Purchase Agreement, dated as of August 21, 2017 (the “Purchase Agreement”), pursuant to which the Company is indirectly acquiring, through a wholly owned subsidiary, all of the issued and outstanding shares of Williams Scotsman International, Inc. (“Williams Scotsman”);

WHEREAS, capitalized terms used herein and not otherwise defined shall the have respective meanings assigned to them in the Purchase Agreement;

WHEREAS, it is a condition precedent to the Transactions contemplated by the Purchase Agreement that the Investor, or one or more of its affiliates, co-investors or syndicatees, contribute an Equity Investment, directly or indirectly, to the Company in exchange for capital stock of the Company, pursuant to the terms and conditions of that certain Subscription Agreement entered into contemporaneously herewith; and

WHEREAS, in exchange for and in consideration of the Equity Investment by the Investor, the Parties and the Company are entering into that certain Earnout Agreement contemporaneously herewith, in the form attached hereto as Exhibit A, pursuant to which the Founder Shares will be required to be held in escrow pursuant to the terms of this Agreement and will be released to the Founder Group or transferred to the Investor (or its nominee) upon the occurrence of certain triggering events as specifically set forth in the Earnout Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements hereinafter set forth, the Parties agree as follows:

1.           Appointment. The Founder Group and the Investor hereby appoint the Escrow Agent as their escrow agent to hold the Founder Shares in trust for the Founder Group and the Investor, to administer and disburse the Founder Shares and otherwise for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.           Deposit, Delivery and Receipt of Founder Shares; Other Actions.

(a)          Each member of the Founder Group will deliver its Founder Shares to the Escrow Agent on the date hereof electronically through the Depository Trust Company’s Deposit/Withdrawal At Custodian system to an account designated by the Escrow Agent.

1 Note: as of signing of the Purchase Agreement, the Company is a Cayman Islands exempted company which shall domesticate as a Delaware corporation prior to the Closing Date. The party to the Escrow Agreement will be the Company as redomesticated.

D-1

(b)          The Escrow Agent will hold the Founder Shares as a book-entry position registered in the name of the Escrow Agent (the “Escrow Account”) until any such Founder Shares are to be released to the members of the Founder Group, or transferred to the Investor, in each case in accordance with the terms of this Agreement and the Earnout Agreement. The Founder Shares shall not be subject to attachment by any creditor of any party to the Purchase Agreement.

(c)          The Escrow Agent does not own or have any interest in the Founder Shares, but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Founder Shares in accordance with the terms and conditions set forth herein.

(d)          All voting rights and other shareholder rights with respect to the Founder Shares in the Escrow Account shall be suspended until such shares are released from the Escrow Account, or transferred to the Investor, in each case in accordance with the terms of this Agreement and the Earnout Agreement.

3.           Claims and Releases from Escrow.

(a)          The Escrow Agent shall disburse the Founder Shares only in accordance with the joint written instructions executed by each member of the Founder Group and the Investor, in the form of the Release Notice (as defined in the Earnout Agreement) contemplated by the Earnout Agreement.

(b)          During the period from the date of this Agreement until the date upon which all of the Founder Shares have been distributed, the Founder Group and the Investor agree to promptly issue all applicable Release Notices upon the occurrence of each triggering event, as such events are described in the Earnout Agreement.

(c)          Within two (2) Business Days following the receipt of any Release Notice, the Escrow Agent shall release and deliver from the Escrow Account to the person or persons designated in such Release Notice the number of Founder Shares set forth in such Release Notice, by transfer of the relevant Founder Shares into the securities accounts designated in such Release Notice.

(d)          The Escrow Agent shall be entitled to rely upon, and be held harmless for such reliance, on any Release Notice for any action taken or suffered in good faith by it. The Escrow Agent shall have no obligation to determine whether a triggering event has occurred or is contemplated to occur under the Earnout Agreement.

(e)          Subject to the provisions of Section 7, this Agreement shall terminate on the earlier of (i) the termination of the Earnout Agreement and (ii) five (5) calendar days after all of the Founder Shares have been disbursed in accordance with this Section 3.

4.           Escrow Agent.

(a)          The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be inferred or implied. The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything that it may do or refrain from doing in connection herewith, except for its own gross negligence, willful misconduct or actions taken in bad faith (each as determined by a final judgment of a court of competent jurisdiction).

D-2

(b)          The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document among the Founder Group, the Acquiror and the Investor, in connection herewith, including without limitation the Purchase Agreement and Earnout Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event that any of the terms and provisions of any other agreement (excluding any amendment to this Agreement) between any of the Parties conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects relating to the Escrow Agent, but in every other respect involving the parties and beneficiaries of such other agreement, the other agreement shall control.

(c)          Absent gross negligence, bad faith or willful misconduct, the Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper person or persons without requiring inquiry or substantiating evidence of any kind. The Escrow Agent shall not be liable to any party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to or related to the transfer or distribution of the Founder Shares, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.

(d)          The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it hereunder except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s bad faith, gross negligence or willful misconduct was the primary cause of any loss to any Party. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party that, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a joint direction in writing by the Founder Group and the Investor that eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Founder Group and the Investor agree to pursue any redress or recourse in connection with any such dispute without making the Escrow Agent party to the same.

(e)          The Escrow Agent shall keep proper books of record and account in which full and correct entries shall be made of all release activity in the Escrow Account.

(f)           The agreements set forth in this Section 4 shall survive the resignation, replacement or removal of the Escrow Agent, the termination of this Agreement and the payment of all amounts hereunder.

D-3

5.           Succession.

(a)          The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 30 days’ advance notice (pursuant to Section 9) in writing of such resignation to the Parties specifying a date when such resignation shall take effect. By joint written instructions executed by each member of the Founder Group and the Investor, the Founder Group and the Investor shall have the right to terminate their appointment of the Escrow Agent, or successor escrow agent, as Escrow Agent, upon 30 days’ notice to the Escrow Agent. If the Escrow Agent shall resign or be removed or shall otherwise become incapable of acting, the Founder Group and the Investor shall appoint a successor to be the Escrow Agent. If the Founder Group and the Investor have failed to appoint a successor escrow agent prior to the expiration of 30 days after giving notice of such removal or following the receipt of the notice of resignation or incapacity, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent within the relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties. The Escrow Agent’s sole responsibility after such 30-day notice period expires shall be to hold the Founder Shares (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7.

(b)          Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further action on the part of any Party. The Escrow Agent shall promptly notify the Parties in the event this occurs.

(c)          Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Founder Group and the Investor, an instrument in writing accepting such appointment hereunder, and thereupon such successor escrow agent, without any further action, shall become fully vested with all the rights, immunities and powers and shall be subject to all of the duties and obligations, of its predecessor; and, except as provided in Section 5(a), every predecessor escrow agent shall deliver all property and moneys held by it hereunder to such successor escrow agent, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7.

6.           Compensation and Reimbursement. The Escrow Agent shall be entitled to compensation for its services under this Agreement as escrow agent and for reimbursement for its reasonable, documented out-of-pocket costs and expenses incurred by it in performance of its duties hereunder, payable in the amounts and as set forth on Schedule 2. The Parties agree that the costs for the fees, compensation and reimbursement of the Escrow Agent will be paid for by the Company. The Escrow Agent’s fees, compensation and reimbursements shall be payable upon request by the Escrow Agent and upon submission by the Escrow Agent to the Parties of a reasonably detailed statement setting forth the amount to be reimbursed. This section shall survive the resignation or termination of the Escrow Agent or the termination of this Agreement.

7.           Indemnity.

(a)          Subject to Section 7(c), the Escrow Agent shall be liable for any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigations, investigations, costs or expenses (including without limitation, the reasonable fees and expenses of outside counsel and experts and all expenses of document location, duplication and shipment) (collectively “Losses”) of the Founder Group or the Investor only to the extent such Losses are determined by a court of competent jurisdiction to be a result of the Escrow Agent’s bad faith, gross negligence or willful misconduct; provided, however, that any liability of the Escrow Agent with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort or otherwise is limited to and shall not exceed the aggregate value of the Founder Shares deposited with the Escrow Agent.

D-4

(b)          The Founder Group and the Investor shall jointly and severally indemnify and hold the Escrow Agent harmless from and against, and the Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to the Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement (collectively, “Agent Claims”), except to the extent of the Escrow Agent’s liability described in Section 7(a). Notwithstanding the foregoing, and except as provided in Section 6, as between themselves, the Parties agree that any Agent Claims payable hereunder shall be paid (or reimbursed, as applicable) in equal shares by the members of the Founder Group on the one hand and the Investor on the other hand.

(c)          Neither the Founder Group, the Investor nor the Escrow Agent shall be liable for any incidental, indirect, punitive, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

(d)          This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8.           Security Procedures.

(a)          Notwithstanding anything to the contrary set forth in this Section 8, any instructions setting forth, claiming, containing, objecting to or in any way related to the transfer or distribution, including but not limited to any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Founder Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Founder Group and the Investor by the Escrow Agent with receipt confirmed in accordance with Section 8(b).

(b)          In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent.

(c)          The Escrow Agent shall deliver the Founder Shares in accordance with the delivery instructions set forth in the Release Notice.

9.           Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order; the delivery thereof shall be stayed or enjoined by a court order; or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all orders, judgments or decrees so entered or issued, which it is advised by legal counsel is binding upon it, and in the event the Escrow Agent reasonably obeys or complies with any such order, judgment or decree it shall not be liable to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance.

D-5

10.         Miscellaneous.

(a)          Amendment. Except for transfer instructions provided pursuant to Section 8 and subject to applicable Law, the provisions of this Agreement may be may be amended, modified and supplemented by an instrument in writing signed on behalf of each of the Parties.

(b)          Expenses. All expenses incurred in connection with this Agreement, including without limitation any transfer costs, escrow fees and registration costs, will be treated as Transaction Expenses under and paid in accordance with the Purchase Agreement.

(c)          Notices. All notices and communications hereunder shall be in writing and, except for communications from the Founder Group and the Investor setting forth, claiming, containing, objecting to or in any way related to the full or partial transfer or distribution of the Founder Shares, including but not limited to transfer instructions (all of which shall be specifically governed by Section 8), shall be delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), by means of electronic transmission (including email) (notice deemed effective when sent), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery). Any notice pursuant to this section shall be delivered as follows or to such other person or at such other address as any party hereto may have furnished to the other parties hereto in writing by registered mail, return receipt requested.

if to any member of the Founder Group to:

c/o Double Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Eli Baker

E-mail: elibaker@geacq.com

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel L. Rubinstein

Facsimile: (212) 294-4700

E-mail: jrubinstein@winston.com

if to the Investor to:

TDR Capital II Holdings L.P., acting by its Manager

20 Bentinck Street

London, WIU 2EU

Attn: General Counsel of the Manager

Email: notifications@tdrcapital.com

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: William Schwitter

E-mail: william.schwitter@allenovery.com

D-6

if to the Company to:

[●]

Facsimile: (212) 610-6399 (d)     Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(e)          Counterparts. This Agreement may be executed manually or by facsimile or pdf by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties hereto and delivered to the other parties hereto.

(f)           Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof, including without limitation the term sheet.

(g)          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

(h)          Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles that would result in the application of the Law of any other jurisdiction.

(i)           Enforcement; Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(j)           Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHUOT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(j).

D-7

(k)          Assignment. Except as provided in Section 5, this Agreement shall not be assigned by any of the Parties (including by operation of Law) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]

D-8

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

[●]

By:
Name:
Title:

HARRY E. SLOAN

DOUBLE EAGLE ACQUISITION LLC

By:
Name:
Title:

[●]

By:
Name:
Title:

CONTINENTAL STOCK TRANSER & TRUST COMPANY

By:
Name:
Title:

[Signature page to Escrow Agreement]

Schedule 1

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Founder Shares Transfer Instructions

If from the Founder Group:

	Name	Telephone Number	Signature

1.

2.

3.

If from TDR:

	Name	Telephone Number	Signature

1.

2.

3.

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Founder Shares Transfer Instructions

If from the Founder Group:

	Name	Telephone Number

1.

2.

3.

If from the Investor:

	Name	Telephone Number

1.

2.

3.

S-1

Schedule 2

Schedule of Fees for Escrow Agent Services

Escrow Agent Fee Schedule

Account Set Up Fee	[●]

Annual Administration Fee	[●]
(per year or part thereof)

Out-of-Pocket Expenses	[●]
(Postage, Stationery, etc.)

Overnight Delivery Charges	[●]

S-2

EXHIBIT E

Transition Services Agreement

This Transition Services Agreement (this “Agreement”), dated as of [●], 2017, is entered into by and between [●], a Delaware corporation (“Parent”),1 Williams Scotsman Holdings Corp., a Delaware corporation (“Holdco”), and Williams Scotsman International, Inc., a Delaware corporation (the “Company” and together with Parent and Holdco, collectively, the “Acquirors”), and Algeco Scotsman Global S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (“AS”).2 Acquirors and AS are each referred to herein as a “Party” and collectively as the “Parties.”

Recitals

Whereas, Holdco, a wholly-owned subsidiary of Parent, is acquiring all of the issued and outstanding capital stock of the Company pursuant to the terms and conditions of that certain Stock Purchase Agreement, dated as of August 21, 2017 (the “Purchase Agreement”), by and among the Acquirors and the stockholders of the Company named therein; and

WHEREAS, in order to (i) ensure an orderly transition of the business of the Company and the Acquired Subsidiaries, (ii) effectuate the Carve-Out Transaction and (iii) as a condition to consummating the transactions contemplated by the Purchase Agreement, AS and the Acquirors shall enter into this Agreement, pursuant to which each Party shall provide or cause to be provided (in such capacity, as “Provider”) to the other Party or its Affiliates (in such capacity, as “Recipient”) certain services, use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein.

Now, Therefore, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

1.           Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings respectively given to such terms in the Purchase Agreement. If this Agreement contains a definition for a term that is also defined in the Purchase Agreement, then the definition of such term set forth in this Agreement will control, but only for purposes of this Agreement.

2.           Provision of Transition Services.

(a)          Transition Services. Subject to the terms and conditions of this Agreement, AS shall provide, or cause to be provided, to the Acquirors, the Company and their subsidiaries and the Acquirors shall provide, or cause to be provided, to AS and its subsidiaries the services listed in Schedule A attached hereto (collectively, and together with any Change Requests (as defined in Section 2(k)), the “Services”). The Services shall be provided, as needed and requested, on the terms described herein and in Schedule A (the “Services Schedule”), which terms are incorporated herein by reference. The Services shall be for the sole use and benefit of the relevant Recipient. For the avoidance of doubt, the Parties agree and acknowledge that none of the Services listed on the Services Schedule are intended, nor shall they be deemed, to include the provision of legal advice to the relevant Recipient by any attorney to the Recipient in connection with any such Service. Without limiting the generality of the foregoing, it is expressly understood that any Services in the Services Schedule that incorporate references to legal matters are for managerial, consultative and informational purposes only. All Services provided will be based upon information from the Recipient. A Provider has no obligation to verify the accuracy or completeness of information from any Recipient and the Provider will be released from its obligation to perform Services to the extent the Recipient fails to provide the Provider with information that is timely, accurate and complete in all material respects and that is reasonably necessary for the provision of such Services.

[1]	Note: as of signing of the Purchase Agreement, Parent is a Cayman Islands exempted company which shall domesticate as a Delaware corporation prior to the Closing Date. The party to TSA will be DEAC as redomesticated.

[2]	Additional AS entities to be added

E-1

(b)          Efforts. Provider shall provide the Services for which it is responsible under this Agreement using commercially reasonable efforts and the nature, quality and standard of care that Provider shall provide in delivering a Service shall be substantially the same as the nature, quality and standard of care that such Provider has historically provided to its Affiliates and its other business components with respect to such Service. The Parties acknowledge that certain Services may be provided by third party service providers pursuant to Section 2(d) and existing relationships with Provider and that Provider’s obligation with respect to such Services, unless otherwise specified, is to use commercially reasonable efforts to cause such third party service provider to perform the Services in accordance with the applicable third party service provider agreement. Each Party acknowledges that each Provider is not in the business of providing services substantially similar to the Services on a commercial arm's-length basis to independent third parties and that this Agreement is only required for specific circumstances of the transactions contemplated by the Purchase Agreement and the other Transaction Agreements on a transitional basis only. The provisions of this Agreement shall be interpreted in that context. Accordingly, the first two sentences of this Section 2(b) state the maximum standard for Provider’s performance hereunder notwithstanding any other terms, conditions, specifications or requirements set forth in this Agreement.

(c)          Duration of Services. Subject to the terms of this Agreement, with respect to each Service, each Provider shall provide or cause to be provided to each Recipient each Service until the earlier to occur: (i) the expiration of the applicable period of duration set forth on the relevant Services Schedule in respect of each such Service (as to each period applicable to the respective Service, the “Service Period”) or (ii) the date on which such Service is terminated pursuant to Section 8. Notwithstanding the foregoing, the Parties shall, and shall cause their respective Affiliates and Representatives to, use commercially reasonable efforts to become independent of the other Party with respect to the Services and to be able to provide or procure for itself such Services on a self-sufficient basis as soon as practicable following the Closing Date. In addition, each Party shall use commercially reasonable efforts to assume the responsibility for such Services as promptly as practicable following the Closing Date. During the initial period of duration for any Service (and any extension period, if applicable), if the Recipient so requests, the Recipient and Provider shall negotiate in good faith to extend the duration of such Service as well as any changes to the additional terms applicable to such Service and such extension shall not be unreasonably denied. In the event that the parties reach an agreement with respect to the extension of such Service, the parties shall amend the appropriate Services Schedule in writing to include such modified duration (including any changes to the additional terms applicable to such Service) and such Service shall be provided in accordance with the terms and conditions of this Agreement.

(d)          Third Parties. Recipient shall not resell, subcontract, license, sublicense or otherwise transfer any of the Services to any Person whatsoever or permit use of any of the Services by any Person other than by Recipient or any of its Affiliates in the ordinary course of business. Notwithstanding the foregoing, each Provider may hire or engage one or more contractors and subcontractors to perform any or all of Provider’s duties under this Agreement; provided that each Provider shall take reasonable measures to ensure each such contractor and subcontractor complies with the terms of this Agreement in relation to the provision of the Services and shall remain responsible for the performance of each such contractor and subcontractor and such contractor’s and subcontractor’s compliance with the terms hereof; provided, further, that in the event that any such contractor or subcontractor has not already been engaged with respect to such Service on or prior to the date hereof, Provider shall obtain the prior written consent of Recipient to hire such contractor or subcontractor, such consent not to be unreasonably withheld.

E-2

(e)          Consents. If the use or provision of all or a portion of the Services pursuant to this Agreement requires the approval, consent, permission, waiver or agreement (each a “Consent”) of a third party, Provider shall promptly inform Recipient of the need for such Consent(s); provided, that Provider shall not be required to provide the applicable Services until all applicable required Consents have been obtained. Provider shall (i) use commercially reasonable efforts to obtain Consents from third parties with whom Provider has existing contracts as necessary to enable Provider to perform the Services or (ii) if any such Consent cannot be obtained as a result of such efforts, upon Recipient’s request Provider shall use commercially reasonable efforts to enter into a new contract or agreement with such third party or an alternate provider in order to provide such Services in a manner as closely as possible to the standards described in this Agreement. Provider shall pay the costs of any Consents required in connection with this Agreement.

(f)           Transition Services Manager. Each Party shall appoint and designate a representative to act as its primary contact person and initial services manager (each a “Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Services and have the authority to act on each Provider’s behalf with respect to matters relating to this Agreement; provided, that no such Services Manager has authority to amend this Agreement. The Services Managers for the Parties shall be as set forth on the applicable Services Schedule. Each Services Manager, in its capacity as manager of the Provider, will work with such Provider’s Services coordinators named on the Services Schedule and such additional employees and contractors as necessary to periodically address issues and matters raised by the Recipient relating to this Agreement. Notwithstanding the requirements of Section 11(b), each Party shall promptly inform the other Party’s Services Manager of all communications from such Party pursuant to this Agreement regarding routine matters involving the Services. Each Party shall advise the other in advance in writing of any change in the Services Manager, setting forth the name of the replacement and certifying that the replacement is authorized to act for such Party in all matters relating to this Agreement as provided in this Section 2(f).

(g)          Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement and for any use it may make of the Services to assist it in complying with such Laws. No Party will take any action in violation of any such applicable Law that would reasonably be expected to result in material liability being imposed on the other Party. The provision of Services pursuant to this Agreement is subject to the internal policies of the Provider restricting access to nonpublic information, including but not limited to policies intended to assure compliance with applicable Laws concerning privacy and data protection.

(h)          Mutual Responsibilities; Cooperation. During the applicable Service Period, the Parties shall cooperate with each other in good faith in all matters relating to the provision and receipt of Services and shall use commercially reasonable efforts to take such other actions as may be reasonably requested from time to time as are necessary to accomplish the intended purpose of this Agreement and to resolve in a commercially reasonable manner any problems that may occur in relation thereto. Such cooperation shall include executing, at the expense of the requesting Party, any documents reasonably requested, exchanging information relevant to the provision of Services hereunder, and requiring their respective personnel to obey the security regulations and other policies, procedures, and practices of the other Party while on such other Party’s premises. A Party shall be excused from performing its obligations hereunder to the extent that its performance is prevented or hindered by the other Party’s failure to provide reasonable cooperation, assistance or information or the other Party’s delay, nonperformance or other acts or omissions. Without limiting the foregoing, a Party shall provide the other Party with prompt written notice of such prevention or hindrance to its performance and allow the other Party an opportunity to promptly cure such prevention or hindrance.

E-3

(i)           Personnel; Non-Solicitation. With respect to the Services, each Provider shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge any of its employees (the “Provider Personnel”) who will perform such Services in accordance with the terms of this Agreement and shall provide the Recipient with access to such Provider Personnel as may be reasonably necessary to furnish the Services to the Recipient as contemplated by this Agreement. Provider shall be solely responsible for paying such Provider Personnel’s compensation, including related Excluded Taxes (as defined below) and providing to such Provider Personnel any benefits. For the avoidance of doubt, the Provider Personnel shall remain employees of the relevant Provider and shall not be deemed employees of the Recipient for any purpose. None of the Acquirors shall, without the prior written consent of AS, directly or indirectly solicit for employment, offer to hire, or hire from AS or any of its Affiliates any employee actively engaged in providing the Services pursuant to this Agreement from the date of this Agreement until one (1) year following the end of such employee’s provision of Services hereunder.

(j)           Provider Changes. Provider may make changes from time to time in its standards and procedures for performing the Services, provided that any such change (i) is in connection with changes to its internal organization in the ordinary course of business; and (ii) to the extent necessary and required to comply with permits, licenses, Laws or requirements of Governmental Authorities; provided that no such modifications shall diminish or adversely affect any of the Services in any material respect. Provider shall provide prior written notice to Recipient within a commercially reasonable amount of time of any such changes that will have a material effect on the Services and will require Recipient to modify its operations to accommodate the change.

(k)          Recipient Change Requests. During the term of this Agreement, Recipient may request in writing: (i) a change to any Service, (ii) an additional service that Recipient reasonably needs in order to achieve the transitions contemplated hereby and such additional service was not included in the Service Schedule or otherwise addressed in the other Transaction Agreements (other than because the Parties agreed that such service shall not be provided), and/or (iii) to extend the term of any Service (each a “Change Request”), which Change Request must include a description of the proposed change, additional service and/or extension being requested and the associated business specifications, including without limitation the estimated time and price of implementing the Change Request and any potential impact of the Change Request on the Services being provided by Provider and any fees related thereto. The Parties shall negotiate in good faith and use commercially reasonable efforts to accommodate the Change Request on commercially reasonable terms substantially similar to those applicable to the other Services included in the Services Schedule. If the Parties agree in writing to a Change Request, this Agreement will be deemed amended to include the terms and conditions of such agreed-upon Change Request and the Parties shall amend the appropriate Services Schedule to include such Change Request (including any incremental fees and termination date with respect thereto). If the Parties do not agree upon a Change Request or a written variation thereof within ten (10) Business Days after the date such Change Request is delivered to Provider, then the Change Request will expire, and no Party will have any obligation to implement the changes contemplated by such Change Request unless and until the Parties agree separately in writing.

E-4

(l)          Software and Hardware. For the avoidance of doubt, except as contemplated by the Purchase Agreement, neither Party, nor any of their respective Affiliates shall have any obligation to assign, transfer or license, or consent to be assigned, transferred or licensed, any software or hardware to the other Party or any of its Affiliates other than as expressly set forth herein.

3.           Security; Access and Use.

(a)          Except as otherwise set forth in the Services Schedule, each Party shall be responsible for all health, safety and security at its facilities and for its systems, which security shall be comparable to security provided to its own businesses and functions; provided, however, that neither Party makes any representation or warranty that such security will ensure compliance with any Law or reach any desired or intended result. Each Party has the right to monitor and reasonably audit, in accordance with the terms and conditions of this Agreement, the other Party’s compliance with such systems and security procedures. At all times when a Party is accessing the facilities, systems, equipment, computers, software, network or files owned or controlled by the other Party pursuant to this Agreement, such Party shall, and shall cause its Affiliates and Representatives to, use commercially reasonable efforts to comply with the policies and procedures of the other Party concerning health, safety and security, to the extent such policies and procedures are communicated to such Party in advance.

(b)          During the term of this Agreement, except as determined in good faith by AS as necessary to ensure compliance with any applicable Laws and subject to any applicable privileges and contractual confidentiality provisions, AS shall, and shall cause its Affiliates to, allow the Acquirors and their Representatives reasonable access to the AS facilities (that are part of the Carve-Out Transaction or not owned by the Acquirors following the Closing) as reasonably necessary for the Acquirors to continue to operate the business of the Acquired Companies in substantially the same manner in which the business of the Acquired Companies operated prior to Closing and to fulfill their obligations under this Agreement; provided, that such access shall not unreasonably interfere with the business or operations of AS and such access shall be through secured controlled processes as determined by AS in accordance with the safety, security and other facility policies of AS.

(c)          During the term of this Agreement, except as determined in good faith by the Acquirors as necessary to ensure compliance with any applicable Laws and subject to any applicable privileges and contractual confidentiality provisions, the Acquirors shall, and shall cause their Affiliates to, allow AS and its Representatives reasonable access to the facilities of the Acquired Companies as reasonably necessary for AS to continue to operate the business of the entities included in the Carve-Out Transaction and other businesses not included in the Stock Sale in substantially the same manner in which such businesses operated prior to Closing and to fulfill its obligations under this Agreement; provided, that such access shall not unreasonably interfere with the business or operations of the Acquirors and such access shall be through secured controlled processes as determined by the Acquirors and in accordance with Acquirors’ safety, security and other facility policies.

(d)          Notwithstanding the foregoing, in the event any Provider is unable to access a Recipient’s facilities and such access is reasonably necessary for the Provider to provide the Services as contemplated by this Agreement as a result of applicable Laws, privilege (including attorney-client) or contractual confidentiality obligations, such Provider shall be relieved of such Provider’s obligation to provide the relevant Services during the period in which such access is not available and, in such event, the Recipient shall have no obligation to pay Service Fees for any Services that were not received as a result of such suspension.

E-5

4.           Fees.

(a)          Except as otherwise provided in this Agreement or Services Schedule, a Recipient of Services shall pay to the Provider of such Services a monthly fee for the Services (or category of Services, as applicable) as provided for in the relevant Services Schedule (each fee constituting a “Service Fee” and, collectively, the “Service Fees”).

(b)          During the term of this Agreement, the amount of a Service Fee for any Services (or category of Services, as applicable) shall not increase, except to the extent that there is a documented increase after the date hereof in the costs actually incurred by the Provider in providing such Services, including as a result of: (i) an increase in the amount of or an extension of the term of such Services being provided to the Recipient (as compared to the amount of and term of the Services set forth on the relevant Services Schedule); (ii) an increase in the rates or charges underlying a Service Fee or an incurrence of fees, costs or expenses imposed by any third party provider that is providing goods or services used by the Provider in providing the Services (as compared to the rates or charges underlying the applicable Service Fee), including any license or other costs associated with extending the term of any Service; (iii) an increase in the ordinary course of business, consistent with past practice, in the payroll or benefits for any personnel used by the Provider in providing the Services; or (iv) any increase in costs relating to any agreed changes in the quality or nature of the Services provided (including relating to newly installed products or equipment or any upgrades to existing products or equipment). Notwithstanding anything to the contrary, during the initial term of a Service, the Provider will not change a Service Fee as a result of a change in the Provider’s allocation methodology or because of acquisitions or dispositions of other entities or businesses that result in changes in the aggregate size of the businesses that are allocated a portion of the Provider’s costs.

(c)          The Provider shall deliver invoices to the Recipient in arrears on a monthly basis, beginning the first full calendar month after the Closing Date and, thereafter, within fifteen (15) days following the end of each calendar month setting out the amount due for the Services and any other amounts due to a Provider under this Agreement. The Provider shall provide the Recipient with data and documentation supporting the calculation of a particular Service Fee as Recipient may reasonably request for purposes of verifying the accuracy of such calculation. The respective Service Fees invoiced for each month by the Parties shall be netted and the difference (the “Net Service Fee”) shall be paid by the Party that was invoiced for the greater Service Fee. The applicable Party shall pay, or cause to be paid to the other Party, the Net Service Fee by wire transfer of immediately available funds in U.S. dollars to the account or accounts designated by the Provider in such invoice no later than thirty (30) days following receipt of such invoice (each a “Payment Date”); provided that to the extent consistent with past practice with respect to Services rendered outside of the United States, payments may be made by a Recipient in local currency.

(d)          Notwithstanding the above, if the Recipient in good faith disputes any amount invoiced by the Provider, Recipient shall, no later than five (5) days prior to the Payment Date, notify the Provider in writing of the dispute, identifying the Service(s) to which the dispute relates and including reasonable detail about the basis of disagreement, which notice shall be sent to the Provider’s Services Manager in accordance with the notice provisions set forth herein. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 4(c). The Parties shall negotiate in good faith to resolve any such dispute. Until such dispute is ultimately resolved, (i) the Recipient shall not be obligated to pay the portion of the invoiced amount that is the subject of a valid dispute and (ii) the Provider shall be obligated to continue to provide any Services to which the dispute relates unless it otherwise has an independent right to discontinue the provision of such Service pursuant to this Agreement.

E-6

(e)          Subject to Section 4(d), if a Party fails to pay any amount due on the Payment Date, the other Party reserves the right to charge interest on any amount due from the other Party at one and one-half percent (1.5%) per month (but not exceeding the maximum rate permitted by Law), accruing from the relevant Payment Date through the date of actual payment.

(f)           Federal, state, local and foreign net income Taxes imposed under applicable Law on the overall net income of Provider and/or its Affiliates, and employer payroll Taxes imposed on payments by Provider or its Affiliates of compensation to their employees such as social security, Medicare and unemployment Taxes (collectively, “Excluded Taxes”), shall be borne by Provider and its Affiliates. All Taxes other than Excluded Taxes (including but not limited to sales, use, business license, transaction, excise, customs, duties, value added, or other similar Taxes) imposed on or with respect to the rendering of Services, or on the charges therefor, shall be paid by Recipient promptly upon receipt of an invoice for such Taxes submitted by Provider. Notwithstanding anything herein to the contrary, under no circumstances will Provider or its Affiliates be required to render Services in a jurisdiction that would subject Provider or its Affiliates to Tax to which it is not otherwise subject.

5.           Certain Disbursements/Receipts

(a)          The Parties hereto contemplate that, from time to time after the Closing Date, one Party, as a convenience to the other Party in connection with the Services, may make certain payments that are properly the responsibility of the other Party, including any Taxes relating thereto (any such payment made, a “Disbursement”). Similarly, the Parties contemplate that, from time to time after the Closing Date, one Party may receive from third parties certain payments to which the other Party is entitled (any such payment received, including without limitation accounts receivable collected as part of the Services and any receivables that are part of the Carve-Out Transaction, a “Receipt”). The Party making the Disbursement shall be entitled to collect from the other Party an amount equal to the amount of any such Disbursement, plus any out-of-pocket costs incurred by the Paying Party related to the processing and payment of such Disbursement (including, without limitation, any bank charges), all of which shall be invoiced by the paying Party and paid within thirty (30) days of receipt of the relevant invoice by the responsible Party in accordance with the provisions of this Section 5. A paying Party shall provide such supporting documentation regarding Disbursements for which it is seeking reimbursement as the responsible Party may reasonably request. The Party receiving payments owed to the other Party shall remit Receipts monthly in arrears to the other Party. The Party receiving any Receipt shall pay to the other Party an amount equal to the aggregate amount of Receipts for such prior month minus any out-of-pocket costs incurred by the receiving Party related to the processing and payment of such Receipts (including without limitation any bank charges), all of which shall be paid in accordance with this Section 5. All amounts payable under this Section 5 shall be invoiced and paid in the currency in which the applicable paying Party or receiving party paid or received such Disbursement, Receipt, or out-of-pocket cost, as the case may be, and shall be paid by wire transfer of immediately available funds.

(b)          Notwithstanding anything to the contrary set forth above, if, with respect to any particular transaction, it is impossible or impracticable under the circumstances to comply with the procedures set forth in Section 5(a), the Parties will cooperate to find a mutually agreeable alternative that will achieve substantially similar economic results from the point of view of the paying Party or the other Party, as the case may be, for the period of time starting on the date such payment was due and ending on the date such payment is made such that the paying Party will not incur any material interest expense or the other Party will not be deprived of any material interest income; provided, however, that if a receiving Party cannot comply with the procedures set forth in this Section 5(b) because it does not become aware of a Receipt on behalf of the other Party in time (e.g., because of the commingling of funds in an account), such receiving Party shall remit such Receipt without interest thereon to the other Party within a week of becoming aware of such Receipt.

E-7

6.           Indemnification; Limitation of Liability.

(a)          Indemnification of Provider by Recipient. Subject to the limitations set forth in Section 6(d), each Recipient shall indemnify and hold harmless each Provider and their respective Affiliates and Representatives (each a “Provider Indemnified Party”) from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (each a “Loss” and collectively, “Losses”) suffered or incurred by such Provider Indemnified Party to the extent caused by, resulting from or in connection with the gross negligence or willful misconduct of any Recipient, and shall reimburse each Provider Indemnified Party for all reasonable out-of-pocket expenses related thereto.

(b)          Indemnification of Recipient by Provider. Subject to the limitations set forth in Section 6(d), each Provider shall indemnify and hold harmless each Recipient and their respective Affiliates and Representatives (each, a “Recipient Indemnified Party”) from and against any Loss suffered or incurred by such Recipient Indemnified Party to the extent caused by, resulting from or in connection with the gross negligence or willful misconduct of any Provider, and shall reimburse each Recipient Indemnified Party for all reasonable out-of-pocket expenses related thereto.

(c)          Indemnification Procedures.

(i)          Each Party that may be entitled to indemnification under this Section 6 (the “Indemnified Party”), shall as promptly as practicable notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that Indemnified Party has determined has given or would reasonably be expected to give rise to a right to indemnification under this Agreement, including a pending or threatened claim or demand being asserted by a third party against the Indemnified Party (such claim being a “Third Party Claim”), describing in reasonable detail, to the extent practicable, the facts and circumstances with respect to the subject matter of such claim, demand or circumstance; provided, however, that the failure to give such notification shall not release the Indemnifying Party from any of its obligations hereunder except to the extent the Indemnified Party is actually or materially prejudiced by such failure.

(ii)         Upon receipt of a notice of a Third Party Claim, the Indemnifying Party may assume the defense and control of such Third Party Claim and, in such event, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Party that shall control the defense of any such Third Party Claim shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement; (ii) the Indemnifying Party shall not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party's business; (iii) the Indemnifying Party shall obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim; and (iv) the settlement or judgment shall not impose equitable remedies or any obligation on the Indemnified Party or any of its Affiliates other than the payment of money damages the payment of which shall be made pursuant to clause (i) above.

E-8

(iii)        In the event any Indemnifying Party receives a notice of a claim for indemnity pursuant to this Section 6 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Section 6. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Section 6 and the Indemnifying Party shall pay, subject to the limitations set forth herein, the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or portion of the claim) is estimated, on such later date when the amount of the claim (or portion thereof) is finally determined.

(d)          Limitation on Liability.

(i)          Notwithstanding any other provision contained in this Agreement, no Provider or Recipient shall be liable under any circumstances for any exemplary, special, indirect, punitive, incidental or consequential losses, damages or expenses or any damages calculated by reference to a multiplier of revenue, profits, EBITDA or similar methodology whatsoever, including loss of profits, business opportunities, revenues or business interruption, however caused and based on any theory of liability (including negligence); provided that the limitation in this clause (i) shall not apply to any such losses, damages or expenses that are determined in a final non-appealable judgment of a court of competent jurisdiction to be payable to a third party by a Provider or Recipient.

(ii)         Each Party’s aggregate cumulative liability and indemnification obligations arising from or relating to this Agreement shall not exceed, in the aggregate, the aggregate amount of Service Fees paid to such Party under this Agreement.

(iii)        Each Indemnified Party (defined below) shall take commercially reasonable steps to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(iv)        The limitations of liability in this Section 6(d) apply regardless of whether a Party knows, has been advised of, or should have known of, the possibility of those Losses.

(e)          Exclusion of Other Remedies. The indemnification expressly provided in this Section 6 shall be the sole and exclusive monetary remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any Losses of any kind whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise arising under this Agreement, or in respect of the Services or actions taken by the Parties in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, nothing in this Section 6(e) shall restrict or prohibit any Party from bringing any action for fraud or intentional misrepresentation or from seeking specific performance of any obligation hereunder.

7.           Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, AND EACH RECIPIENT SHALL ASSUME ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES AND THE PROVIDER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, STATUTORY OR OTHERWISE, UNDER THIS AGREEMENT, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 7 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY SET FORTH IN ANY OTHER TRANSACTION AGREEMENT.

E-9

8.           Term; Termination. This Agreement and the performance of the Services hereunder shall commence immediately upon the Closing Date and shall continue in full force and effect until the earlier to occur: (i) the last date on which a Provider is obligated to provide any Service to a Recipient in accordance with the terms hereof (including any extension of the term of any Service); and (ii) the mutual written agreement of the Parties hereto to terminate this Agreement in its entirety.

(a)          Except as otherwise set forth in the Services Schedule and without prejudice to a Recipient’s rights and remedies with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to any Service in any applicable location prior to the end of the applicable Service Period upon providing at least thirty (30) days’ prior written notice to the Provider (unless a longer notice period is specified in the applicable Services Schedule with respect to such Service, in which case such longer notice period shall apply). From and after the early termination of any Service pursuant to this Section 8(a) or the expiration of the applicable Service Period, (i) Recipient shall no longer be obligated to pay for such Service (except with respect to any Service Fees incurred up to such date); (ii) Provider shall no longer be obligated to provide such Service hereunder; and (iii) Provider shall not be required to resume the provision of such Service upon any request by Recipient or any of its Affiliates.

(b)          Recipient may from time to time request a reduction in part of the scope or amount of any Service upon providing at least thirty (30) days’ prior written notice to Provider (unless a longer notice period is specified in the applicable Services Schedule with respect to such Service, in which case such longer notice period shall apply). If requested to do so by Recipient, Provider agrees to discuss in good faith appropriate reductions to the relevant Service Fees in light of all relevant factors, including the costs and benefits to Provider of any such reductions. If the Parties fail to agree on any such reductions, such Services and the Services Schedule shall not be changed. If the Parties agree on any such reductions, the Services Schedule shall be updated to reflect any reduced Service. In the event that the effective date of the reduction of any Service is a day other than at the end of a month, the Service Fee associated with such Service for the month in which such Service is reduced shall be pro-rated appropriately.

(c)          This Agreement may be terminated, in whole, or with respect to any Service or group of Services, by mutual written consent of the Parties. If the Parties agree on any such termination of some, but not all, Services, the Services Schedule shall be updated to reflect any terminated Service. In the event that the effective date of the termination of any Service is a day other than at the end of a month, the Service Fee associated with such Service for the month in which such Service is terminated shall be pro-rated appropriately.

(d)          This Agreement may be terminated in whole, but not in part, by a Provider in the event that Recipient (1) defaults in the payment when due of any Service Fees and such default continues unremedied for a period of ninety (90) days after Recipient’s receipt of written notice of such default or (2) defaults in the timely payment of two or more consecutive payments of Service Fees payable pursuant to this Agreement; provided, however, that in no event shall Provider be entitled to terminate this Agreement if such lack of payment is due to a good faith dispute, the details of which Recipient has indicated to Provider in writing, and if Recipient has paid all invoiced amounts that are not the subject of a good faith dispute.

E-10

(e)          Without prejudice to a Recipient’s rights and remedies with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to any Service in any applicable location, in whole, but not in part, in the event that Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist for a period of thirty (30) days after receipt by the Provider of written notice of such failure submitted by the Services Manager to the defaults in the payment when due of any Service Fees and such default continues unremedied for a period of thirty (30) days after Recipient’s receipt of written notice of such default; provided, however, that if the failure to so perform is the subject of a pending good faith dispute, the Recipient’s right to terminate this Agreement with respect to such Service shall be suspended until the resolution of such dispute.

(f)           Each Party shall have the right, without prejudice to its other rights or remedies, to terminate this Agreement immediately by written notice to the other if the other Party is unable to pay its debts or becomes insolvent or an order is made or a resolution passed for the administration, winding-up or dissolution of the other Party or an administrative or other receiver, manager, liquidator, administrator, trustee or similar officer is appointed over all or any substantial part of the assets of the other Party or the other Party enters into or proposes any arrangement or settlement with its creditors generally or anything analogous to the foregoing occurs in any applicable jurisdiction.

(f)          Upon termination of any Service pursuant to this Agreement, the relevant Provider shall reduce for the next monthly billing period the amount of the Service Fee for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated service to the extent the same are not required to provide other Services to the Recipient), and, upon request of the Recipient, the Provider shall provide the Recipient with documentation or information regarding the calculation of the amount of the reduction.

9.           Force Majeure.

(a)          The obligations of Provider shall be suspended with respect to each Service Period to the extent that such Provider is prevented or hindered from complying herewith by any of the following causes: (i) acts of God, (ii) weather, fire or explosion, (iii) war, invasion, terrorism, riot or other civil unrest, (iv) governmental laws, orders or restrictions, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any regulatory authority, (vii) national or regional emergency, (viii) strikes or labor stoppages or other industrial disturbances, (ix) shortage of adequate power or transportation facilities or (x) any other event which is beyond the reasonable control of Provider. In such event, Provider shall give written notice of suspension as soon as reasonably practicable to Recipient stating the date and extent of such suspension and the cause thereof, and Provider shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause. The Parties agree that the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to Affiliates and its other business components with respect to such Service.

(b)          During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider with respect to any Service(s) suspended thereby and shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Fees for such Services(s) throughout the duration of such Force Majeure) it being understood that Recipient shall not be required to provide any advanced notice of such termination to Provider.

E-11

10.         Confidentiality.

(a)          Provider’s or any of its Affiliates’ materials, data and information (including customer information) that may be provided to or accessed by Recipient or generated in connection with the Services concerning Provider’s business, operations or results of operations, and Recipient’s or any of its Affiliates’ materials, data and information (including customer information) that may be provided to Provider or generated in connection with the Services concerning Recipient’s or any of its Affiliates’ business, operations and results of operations, are proprietary trade secrets and confidential information (“Confidential Information”) of Provider and Recipient, respectively, and their respective Affiliates, and neither Provider nor Recipient shall possess any interest, title, lien or right in any Confidential Information of the other Party. Each Party will take measures to maintain the confidentiality of the Confidential Information equivalent to those measures such Party uses to maintain the confidentiality of its own confidential information of like importance, but in no event less than reasonable measures. Each Party will give the other Party prompt written notice of any unauthorized use or disclosure of the Confidential Information that comes to the attention of such Party and agrees to reasonably assist the other Party in remedying such unauthorized use or disclosure. Each of Provider and Recipient agrees not to (i) disclose the Confidential Information of the other Party or the scope or nature of the Services or other terms of this Agreement (collectively, the “Agreement Terms”) to any third party or (ii) use the Confidential Information of the other Party except as necessary to perform its obligations under this Agreement, in either case without the express prior written consent of the other Party, and each of Provider and Recipient shall be responsible for any breaches of this Section 10 by its Affiliates and Representatives.

(b)          The term “Confidential Information” will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by the Party receiving the Confidential Information (“Receiving Party”) or its Representatives, (ii) is or becomes rightfully available to the Receiving Party on a non-confidential basis from a source (other than the Party providing, directly or indirectly, its Confidential Information (“Providing Party”) or its Representatives) which, to the Receiving Party’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Providing Party or its Representatives or (iii) is independently developed by the Receiving Party or its Affiliates without reference to, access to, or use of the Confidential Information of the Providing Party.

(c)          Upon the request of the Disclosing Party following the termination or expiration of this Agreement, the applicable Receiving Party shall promptly return all or any requested portion of such Confidential Information and shall destroy all copies of such Confidential Information in its possession or control; provided that such Receiving Party shall be entitled to retain a copy of any such materials it is required to keep for compliance purposes under a document retention policy or as otherwise required by Law or if such copy has been created electronically pursuant to automatic or ordinary course archiving, backup, security or disaster recovery systems or procedures, in any such case, subject to such Receiving Party’s ongoing compliance with the non-disclosure and use restriction obligations of this Agreement.

(d)          Notwithstanding any other provision of this Section 10, the Receiving Party may disclose any Confidential Information of the Providing Party and the Agreement Terms to the minimum extent required by applicable Law or legal process; provided that any Receiving Party that is requested pursuant to, or required by, applicable Law, the rules of a nationally-recognized securities exchange, or legal process to disclose any Confidential Information or Agreement Terms, shall provide, so far as practicable and subject to compliance with such Law, rules, or legal process, the Providing Party with prompt prior written notice of such request or requirement, and shall reasonably cooperate with the Providing Party to seek an appropriate protective order or other remedy or to take steps to resist or narrow the scope of such disclosure.

E-12

(e)          When accessing the information technology systems or networks of a Party (“System Owner”) pursuant to this Agreement, each Party (“System User”) shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause its respective employees and any subcontractors to): (a) not attempt to obtain access to, use or interfere with any information technology systems or networks of the System Owner, or any data owned, used or processed by the System Owner Party, except to the extent expressly authorized under this Agreement and required to provide or receive Services under this Agreement; (b) maintain reasonable security measures to protect the information technology systems and networks of the System Owner to which it has access pursuant to this Agreement from access by unauthorized third parties, and any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other computer software routine intended or designed to permit access or use of information technology systems or networks by a third party other than as expressly authorized by the System Owner; (c) not disable, damage or erase or disrupt or impair the normal operation of the information technology systems or networks of the System Owner; and comply with the reasonable security policies and procedures of the System Owner that are provided to the System User (as may be updated from time to time in the ordinary course of business).

(f)           Each Party agrees to cause its Subsidiaries, Affiliates, and Representatives who receive Confidential Information of the other Party to comply with the provisions of this Section 10 as if it were a Party to this Agreement and to use the same degree of care to prevent the unauthorized disclosure of Confidential Information as the Party uses to protect its own confidential information of a like nature.

11.         Miscellaneous.

(a)          Agreement to Cooperate. In the event of any dispute with respect to Service Fees or the compliance of Services, the Parties agree to cooperate in good faith and in a reasonable manner to facilitate the resolution of the dispute.

(b)          Notices. Any notices or other communications required or permitted hereunder (including, by way of illustration and not limitation, any notice permitted or required under this Section 11) to any Party shall be sufficiently given when delivered in person, or when sent by certified or registered mail, postage prepaid, or one (1) business day after dispatch of such notice with an overnight delivery service, or when transmitted by facsimile or other form of electronic communication if an answer back is received by the sender, in each case addressed as follows:

In the case of the Acquirors:

Williams Scotsman Holdings Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Eli Baker

Facsimile: (310) 552-4508

E-mail: elibaker@geacq.com

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel L. Rubinstein

Facsimile: (212) 294-4700

E-mail: jrubinstein@winston.com

E-13

In the case of AS:

Algeco Scotsman Global S.à r.l.

901 S. Bond Street, #600

Baltimore, MD 21231

Attention: Azuwuike H. Ndukwu, General Counsel

Facsimile: (410)-931-6124

E-mail: az.ndukwu@willscot.com

With a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: William Schwitter

Facsimile: (212) 610-6399

or such substituted address or attention as any Party shall have given notice to the other in writing in the manner set forth in this Section 11(b).

(c)          No Agency; Independent Contractor. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party, Provider or Recipient becoming an agent of another unaffiliated party in the conduct of such other party’s business. Each Provider shall act as an independent contractor and not as an employee, agent, partner, franchisee or joint venturer of any Recipient in performing the Services, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign. No employee of either Party performing Services shall be considered an employee of the other Party or any of its Affiliates until such time, if ever, as they accept such other Party’s offer of employment.

(d)          Survival of Certain Obligations. The following obligations shall survive the termination of this Agreement: (a) the obligations of each Party under Sections 5, 6, 10, and 11 and (b) each Party’s right to receive the compensation specified in Section 4 for the Services provided by it in accordance with the terms of this Agreement prior to the effective termination date.

(e)          Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective successors and assigns in accordance with the terms hereof. No Party may assign their interest under this Agreement without the prior written consent of the other Party. Any purported assignment or delegation in violation of this Section 11(e) shall be null and void. For the avoidance of doubt, a change of control of either Party shall not be deemed an assignment.

(f)           No Third Party Beneficiaries. Except as provided in Section 5 with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Company, or any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specific period, under or by any reason of this Agreement, and no Person shall assert any rights as third-party beneficiary hereunder.

E-14

(g)          Entire Agreement. This Agreement (including the Services Schedule attached hereto) and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior negotiations, agreements and undertakings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

(g)          Amendment. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by each of the Parties hereto and making specific reference to this Agreement.

(h)          Waiver. The Parties may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive compliance with, or modify, any of the covenants or conditions contained in this Agreement, and (c) waive or modify performance of any of the obligations of any of the Parties; provided that no such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or an estoppel with respect to, any subsequent insistence upon such strict compliance other than with respect to the matter so waived or modified.

(i)           Severability. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable Law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the Parties in connection with the other provisions of this Agreement.

(j)           Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic means), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of an originally executed counterpart to this Agreement.

(k)          Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

(l)           Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the Laws of the State of Delaware without regard to the conflicts of law principles thereof.

(m)         Dispute Resolution; Jurisdiction. Any and all actions brought in court shall be filed in the state or federal district court located in Delaware and the Parties specifically consent and submit to the jurisdiction and venue of each such state or federal court. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action with respect to any matters to which it has submitted to jurisdiction in this Section 11(n). Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated hereby or thereby in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.

E-15

(n)          Waiver of Jury Trial. EACH PARTY HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A TRIAL BY JURY FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(o)          Headings and Schedules. The headings in the sections and subsections of this Agreement and in the Services Schedule are inserted for convenience only and in no way alter, amend, modify, limit or restrict the meaning or interpretation of contractual obligations of the Parties under this Agreement. The Services Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

(p)          Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(q)          No Presumption Against Drafting Party. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting the agreement or document.

(r)           Interpretation. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have correlative meanings when used in the plural, and vice versa. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(Signature Page Follows)

E-16

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

[●]

By:
Name:
Title:

Williams Scotsman HOLDINGS CORP.

By:
Name:
Title:

Williams Scotsman International, Inc.

By:
Name:
Title:

Algeco Scotsman Global S.à r.l.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

Schedule A

SERVICES SCHEDULE

Acquiror Services Manager	AS Services Manager

Tim Boswell	Steve Bishop

Service	Acquiror Service Coordinator	AS Service Coordinator	Period	Professional Fee	Service Fee
Office Space	Tim Boswell	Steve Bishop	Until 4/1/2019	See FN1	Pro rata pass-through of rent to be based on the total direct cost of the space allocated based on square footage used by WS and AS. Cost to be billed in advance based on a good faith estimate and then trued up on a quarterly basis.

IT	Sean Swift	Steve Bishop	Up to 12 months	See FN1

Pro-rata pass-through of shared services plus an amount to be calculated based on direct labor cost plus estimated cost of benefits plus a 5% mark-up to account for other overhead. Rate shall be calculated by title.  For example, SVP: $200.00/hour; Director/VP: $130.00/hour; Other: $45.00/hour.

Note: Hardware and software necessary for the operation of WS that is owned by AS will be transferred to WS at book value prior to closing. It is anticipated that AS will continue to use the following applications during the transition period: JDE, Hyperion, BEA, Cognos and OneSource.

HR	John Kowalczyk	Lisa Potis	Up to 6 months	See FN1	Pro-rata pass-through of shared services plus an amount to be calculated based on direct labor cost plus estimated cost of benefits plus a 5% mark-up to account for other overhead. Rate shall be calculated by title. For example, SVP: $200.00/hour; Director/VP: $130.00/hour; Other: $45.00/hour.

Accounting	Tim Boswell	Michael Altshuler	Up to 12 months	See FN1	Pro-rata pass-through of shared services plus an amount to be calculated based on direct labor cost plus estimated cost of benefits plus a 5% mark-up to account for other overhead. Rate shall be calculated by title. For example, SVP: $200.00/hour; Director/VP: $130.00/hour; Other: $45.00/hour.

Insurance	Ross Perkinson	Steve Bishop	Up to 12 months	See FN1	Pro-rata pass-through of shared services plus an amount to be calculated based on direct labor cost plus estimated cost of benefits plus a 5% mark-up to account for other overhead. Rate shall be calculated by title. For example, SVP: $200.00/hour; Director/VP: $130.00/hour; Other: $45.00/hour.

Legal	Samantha Bishop	Azuwuike Ndukwu	Up to 12 months	See FN1	Pro-rata pass-through of shared services plus an amount to be calculated based on direct labor cost plus estimated cost of benefits plus a 5% mark-up to account for other overhead. Rate shall be calculated by title. For example, SVP: $200.00/hour; Director/VP: $130.00/hour; Other: $45.00/hour.

Tax	Robert Kemmery	Scott Paton	Up to 3 years	See FN1	Amount to be calculated based on direct labor cost plus estimated cost of benefits plus a 5% mark-up to account for other overhead. Rate shall be calculated by title. For example, SVP: $200.00/hour; Director/VP: $130.00/hour; Other: $45.00/hour.

Treasury	Tim Boswell	Chad Kornke	Up to 6 months	See FN1	Amount to be calculated based on direct labor cost plus estimated cost of benefits plus a 5% mark-up to account for other overhead. Rate shall be calculated by title. For example, SVP: $200.00/hour; Director/VP: $130.00/hour; Other: $45.00/hour.

Other	Tim Boswell	Steve Bishop	Up to 1 year	See FN1	Amount to be determined by whomever provides the services using either actual costs incurred or a best efforts estimate of these costs.

FN1 - Shall include reasonable documented out-of-pocket professional fees, including for third party legal, financial, accounting and/or tax advisors.

EXHIBIT F

NOMINATING AGREEMENT

This NOMINATING AGREEMENT (this “Agreement”), dated as of [●], 2017, by and among [●], a Delaware corporation (the “Company”), [●], a Luxembourg société à responsabilité limitée (together with its affiliates, “TDR”), Double Eagle Acquisition LLC, a Delaware limited liability company (“Double Eagle LLC”), and Harry E. Sloan (Double Eagle LLC and Harry E. Sloan, together, the “Founders”).

WHEREAS, the Company is party to that certain Stock Purchase Agreement, dated August 21, 2017 (the “Stock Purchase Agreement”) pursuant to which the Company, through Williams Scotsman Holdings Corp., is indirectly acquiring all of the issued and outstanding shares of common stock of Williams Scotsman International, Inc. (“Williams Scotsman”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, TDR and the Company have entered into that certain Equity Commitment Letter and that certain Subscription Agreement (the “Subscription Agreement”) pursuant to which TDR is purchasing [●] shares of common stock of the Company (the “TDR Initial Shares”) or [●]% of the outstanding shares of common stock of the Company (the “TDR Initial Equity Investment”);

WHEREAS, pursuant to the Equity Commitment Letter, TDR may purchase an additional number of shares of common stock of the Company (the “TDR Additional Shares” and the TDR Initial Shares and the TDR Additional Shares, if any, the “TDR Total Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement and the Subscription Agreement, the parties hereto have entered into that certain Earnout Agreement (the “Earnout Agreement”) in exchange for and in consideration of the TDR Initial Equity Investment, pursuant to which the Founders agreed to deposit all of their shares of the Company’s common stock (the “Founders’ Shares”) into an escrow account, to be either transferred to, or retained by, as the case may be, TDR or the Founders upon the occurrence of certain events as set forth therein and to restrict and, if required, transfer a portion of Founder Warrants (as defined in the Earnout Agreement) upon the occurrence of certain events as set forth therein; and

WHEREAS, the Company, TDR and the Founders desire to enter into this Agreement setting forth certain rights and obligations of TDR and the Founders with respect to the governance of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	definitions

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Stock Purchase Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly, whether through one or more intermediaries or otherwise, controls, is controlled by or is under common control with such specified Person.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” shall mean any day other than a Saturday, Sunday, U.S. federal holiday or a day on which banks in New York, New York are authorized or obligated by law to close.

F-1

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Designee” means any person nominated at any time and from time to time by the Founders pursuant to Section 2.1 to serve on the Board of Directors.

“Founder Director” means any Founder Designee who is elected to the Board of Directors in accordance with the terms of this Agreement and the Organizational Documents.

“Independent Director” means a director who meets the standards for independence set out in the NASDAQ Listing Rules or the similar rules and regulations of the national securities exchange on which the Company’s common stock is then-trading.

“NASDAQ” means the NASDAQ Stock Market LLC.

“TDR Designee” means any person nominated at any time and from time to time by TDR pursuant to Section 2.1 to serve on the Board of Directors.

“TDR Director” means any TDR Designee who is elected to the Board of Directors in accordance with the terms of this Agreement and the Organizational Documents.

2.	board REPRESENTATION

2.1	Board Composition and Director Nomination Rights. The Board of Directors shall consist of six (6) directors, including the Chief Executive Officer of the Company. The Company agrees, subject to (i) applicable fiduciary duties of the Company’s Board of Directors under the Delaware General Corporation Law (the “DGCL”), (ii) the applicable listing standards of the NASDAQ, the New York Stock Exchange or any other national securities exchange on which any of the Company’s securities are then traded or listed and (iii) any applicable law, including without limitation, the DGCL and the Exchange Act, that it shall grant to each of TDR and the Founders, as set forth in Section 2.1(a) and Section 2.1(b), respectively, the right (but not the obligation) to nominate for election to the Company’s Board of Directors at each scheduled annual meeting of the Company’s stockholders that is validly noticed and duly called in accordance with the requirements of the Company’s certificate of incorporation and bylaws, as then in effect (the “Organizational Documents”), at which the terms of the TDR Designees or the Founder Designees, as applicable, expire:

(a)	with respect to TDR, a number of individuals such that, if elected, the Board of Directors will be comprised of:

(i)	from the date hereof until such time as TDR no longer beneficially owns as least 75% of the TDR Total Shares (the “TDR 75% Date”), four (4) individuals, including the Chief Executive Officer of the Company and at least two (2) Independent Directors, designated by TDR;

(ii)	from the TDR 75% Date until such time as TDR no longer beneficially owns at least 50% of the TDR Total Shares (the “TDR 50% Date”), three (3) individuals, including one (1) Independent Director, designated by TDR;

(iii)	from the TDR 50% Date until such time as TDR no longer beneficially owns at least 25% of the TDR Total Shares (the “TDR 25% Date”), two (2) individuals designated by TDR; and

F-2

(iv)	from the TDR 25% Date until such time as TDR no longer beneficially owns at least 10% of the TDR Total Shares, one (1) individual designated by TDR.

(b)	with respect to the Founders, a number of individuals such that, if elected, the Board of Directors will be comprised of:

(i)	from the date hereof until the date on which the Earnout Agreement terminates (the “Escrow Termination Date”), two (2) individual Independent Directors, designated by the Founders;

(ii)	from the Escrow Termination Date until the date on which the Founders no longer beneficially own at least 25% of the Founders’ Shares held by the Founders (the “Founders’ 25% Date”) on the Escrow Release Date (such shares, the “Founders’ Released Shares”), two (2) individual Independent Directors, designated by the Founders; and

(iii)	from the Founders’ 25% Date until the date on which the Founders no longer beneficially own at least 10% of the Founders Release Shares, one (1) individual Independent Director, designated by the Founders.

provided, that if, at any time, either of TDR or the Founders cease to beneficially own at least 10% of the TDR Total Shares or the Founders’ Released Shares, respectively, such party shall no longer have any rights under this Section 2.1; and further provided that any individuals nominated under this Section 2.1 are reasonably acceptable to and shall, in the good faith judgment of the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”) (or the Company’s Board of Directors, other than directors that are nominees of TDR or the Founders, as the case may be, if there is no such Nominating Committee), satisfy the requirements set forth in the Company’s Organizational Documents and corporate governance guidelines (as in effect from time to time), in each case as are applicable to all non-employee directors generally, including any independence requirements as set forth herein or otherwise.

2.2	Director Rights. During the time periods set forth in Section 2.1 with respect to each of TDR and the Founders (such periods, the “Board Right Period”), the Company agrees that any non-employee TDR Director or Founder Director serving on the Board of Directors shall be entitled to the same rights, privileges and compensation applicable to all other non-employee directors generally or to which all such non-employee directors are entitled, including any rights with respect to such director’s term of office, and with respect to indemnification arrangements, directors and officers insurance coverage and other similar protections and expense reimbursement.

2.3	Director Obligations. Any TDR Designee or Founder Designee, as applicable, shall, upon election by the Company’s stockholders to the Board of Directors, execute such agreements as are required to be executed by all non-employee directors generally and shall otherwise abide by the provisions of all codes and policies of the Company that are applicable to all non-employee directors generally, including, as applicable, the Company’s insider trading policy, policies requiring the pre-clearance of all securities trading activity, the Company’s code of conduct and business ethics and the Company’s stock ownership policy.

F-3

2.4	Director Nomination Procedures. The Company shall notify TDR and the Founders in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors (and such notice shall be delivered to TDR and the Founders at least 120 days prior to such expected mailing date). The Company shall notify TDR and the Founders in writing of any objection to a TDR Designee or Founder Designee, as applicable, pursuant to the terms set forth herein sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable TDR and the Founders to propose a replacement TDR Designee or Founder Designee, as applicable, in accordance with the terms of this Agreement.

2.5	Removal and Replacement of Directors. During the Board Right Period and except as required by applicable law, the Company shall not take any action to cause the removal (without cause) of a Founder Designee or a TDR Designee or a Founder Director or a TDR Director. TDR or the Founders, as applicable, shall cause the TDR Designee or the Founder Designee, respectively, to resign or, if reasonably sufficient, recuse himself or herself any time the presence of such individual as a designee of TDR or the Founders, as applicable, on the Board shall, in the reasonable judgment of the Board, reasonably be likely to violate applicable law or otherwise compromise the Board’s exercise of its fiduciary duties.

At any time a vacancy occurs because of the death, disability, resignation or removal of a TDR Director or a Founder Director, then the Board of Directors, or any committee thereof, shall not fill such vacancy until the earliest to occur of (i) either the Founders or TDR, as applicable, have nominated a successor nominee and the Board of Directors has filled the vacancy and appointed such successor nominee, (ii) either the Founders or TDR, as applicable, fails to nominate a successor nominee within 30 Business Days after receiving notification of the vacancy from the Company, and (iii) the Founders or TDR, as applicable, have or has specifically waived in writing their or its right under this Section 2.5.

2.6	Board of Directors Size. Notwithstanding any rights to increase or decrease the size of the Board of Directors contained in the Company’s Organizational Documents, for so long as either of TDR or the Founders, as applicable, have any rights of designation under Section 2.1 hereof, the Company shall not take any action to, and there shall not be deemed to be, any increase or decrease in the size of the Board from six (6) members, without the prior written consent of either of TDR and/or the Founders, as the case may be.

3.	miscellanous

3.1	Certain Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination or otherwise, the provisions of this Agreement shall be appropriately adjusted.

3.2	No Section 13(d) Group. Nothing herein is intended to establish, or shall be construed to have established, a “group” as defined in Section 13(d) of the Exchange Act.

3.3	Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

3.4	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

F-4

3.5	Entire Agreement. This Agreement and the Organizational Documents, constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof. In the event of a conflict between the Organizational Documents and this Agreement, the provisions of the Organizational Documents shall control.

3.6	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Double Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attn: Eli Baker

Facsimile: [●]

Email: elibaker@geacq.com

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel L. Rubinstein

E-mail: jrubinstein@winston.com

If to the Founders, to:

c/o Double Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Eli Baker

Facsimile: [●]

Email: elibaker@geacq.com

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel L. Rubinstein

Facsimile: (212) 294-4700

E-mail: jrubinstein@winston.com

F-5

if to TDR, to:

TDR Capital II Holdings L.P., acting by its Manager

20 Bentinck Street

London, WIU 2EU

Attn: General Counsel of the Manager

Email: notifications@tdrcapital.com

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: William Schwitter

E-mail: william.schwitter@allenovery.com

3.7	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.8	Counterparts. This Agreement may be executed in any number of counterparts, including PDF or facsimile copies thereof, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

3.9	Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.10	Amendments and Waivers. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by each of the parties hereto.

3.11	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

3.12	Jurisdiction. The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States located in the State of Delaware or in any Delaware state court and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

F-6

3.13	Further Assurances. The parties agree to use their best efforts and act in good faith in carrying out their obligations under this Agreement. The parties also agree, without further consideration, to execute such further instruments and to take such further actions as may be necessary or desirable to carry out the purposes and intent of this Agreement.

3.14	Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

3.15	Enforcement. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

3.16	Termination. This Agreement shall automatically terminate, with respect to TDR, at such time as TDR no longer beneficially owns at least 10% of the TDR Total Shares and, with respect to the Founders, at such time as the Founders no longer beneficially own at least 10% of the Founder Shares.

[Remainder of page intentionally left blank.]

F-7

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

DOUBLE EAGLE ACQUISITION CORP.

By:
Name:
Title:

[●]

By:
Name:
Title:

DOUBLE EAGLE ACQUISITION LLC

By:
Name:
Title:

HARRY E. SLOAN

[Signature page to Nominating Agreement]

EXHIBIT G

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2017 (this “Agreement”), is entered into by and among [●]1, a Delaware corporation (the “Company”), [●], a Luxembourg société à responsabilité limitée (together with its affiliates, “TDR”), Algeco/Scotsman Holdings S.À.R.L., a company organized under the laws of Luxembourg (“Algeco”) and the undersigned parties listed on the signature pages hereto (each, an “Investor” and collectively, the “Investors” and together with TDR and Algeco, each a “Holder” and collectively, the “Holders.”) The Company, TDR, Algeco and the Investors are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, immediately prior to the initial public offering (the “IPO”) of Double Eagle Acquisition Corp, a Cayman Islands exempted company (“DEAC”), the Initial Investors (as defined below) owned an aggregate of 12,500,000 Class B ordinary shares, par value $0.0001 per share, of DEAC (the “Founder Shares”);

WHEREAS, the Founder Shares were convertible into shares of Class A ordinary shares, par value $0.0001 per share, on the terms provided in DEAC’s amended and restated memorandum and articles of association;

WHEREAS, in connection with the IPO of DEAC, DEAC and the initial investors named on the signature pages thereto (the “Initial Investors”) entered into that certain Registration Rights Agreement, dated September 10, 2015 (the “Initial Agreement”);

WHEREAS, the Initial Investors purchased 19,500,000 warrants exercisable for Class A ordinary shares of DEAC, at an exercise price of $11.50 per share, in a private placement that was completed concurrently with the IPO (the “Private Placement Warrants”);

WHEREAS, DEAC and Algeco are parties to that certain Stock Purchase Agreement, dated August 21, 2017, by and among DEAC, Holdco (as defined below), Algeco and the other seller parties named therein (the “Stock Purchase Agreement”) pursuant to which, among other things, the Company, as the successor entity to DEAC following a redomestication and a name change, through its subsidiary, Williams Scotsman Holdco Corp. (“Holdco”), is indirectly acquiring all of the issued and outstanding shares of common stock of Williams Scotsman International, Inc. (the “Williams Scotsman Acquisition”);

WHEREAS, pursuant to the terms of the Stock Purchase Agreement and that certain equity commitment letter by and between the Company and TDR (the “Equity Commitment Letter”), in connection with the transactions contemplated by the Stock Purchase Agreement, TDR has agreed to contribute cash to the Company in exchange for shares of the Company’s common stock, par value $[0.0001] per share, as set forth in the Equity Commitment Letter.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as contemplated by the Equity Commitment Letter, the Company and TDR entered into a subscription agreement (the “Subscription Agreement”) pursuant to which TDR purchased [●] shares of the Company’s common stock, par value $[0.0001] per share;

1 Name of redomesticated Double Eagle to be inserted here.

G-1

WHEREAS, contemporaneously with the execution and delivery of the Subscription Agreement, the Company and Algeco have entered into that certain Exchange Agreement (the “Exchange Agreement”) pursuant to which Algeco will have the right (but not the obligation) to exchange its shares of Holdco, received pursuant to the terms of the Stock Purchase Agreement, for shares of the Company’s common stock, in a private placement transaction conducted in accordance with the terms set forth in the Exchange Agreement;

WHEREAS, pursuant to the terms of the Stock Purchase Agreement, prior to or on the date hereof, DEAC, the predecessor of the Company, redomesticated from the Cayman Islands to the State of Delaware and underwent a name change;

WHEREAS, the Holders and the Company are entering into this Agreement to amend and restate, in its entirety, the Initial Agreement and to provide certain registration rights under the Securities Act (as defined below) and applicable state securities laws to the Holders with respect to any Registrable Securities (as defined herein) that any such Holders may hold from time to time; and

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements hereinafter set forth, the Parties agree as follows:

1.	definitions

1.1	Definitions.

As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly, whether through one or more intermediaries or otherwise, controls, is controlled by or is under common control with such specified Person. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means (i) the direct or indirect ownership of more than 50% of the voting rights of a Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any equity or other ownership interest, by contract or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” has the meaning set forth in Section 2.2(d).

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Department of State of the State of Delaware or the commercial banks in the City of New York, New York are required or authorized by law to close.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as the same may be amended, modified or restated from time to time.

“Closing” has the meaning ascribed to such term in the Purchase Agreement.

G-2

“Closing Date” has the meaning ascribed to such term in the Purchase Agreement.

“Common Stock” means (i) the common stock of the Company, par value $0.0001 per share; (ii) any securities of the Company or any successor or assign of the Company into which the stock described in clause (i) is reclassified or reconstituted or into which such stock is converted or otherwise exchanged in connection with a combination of shares, recapitalization, merger, sale of assets, consolidation or other reorganization or otherwise; and (iii) any securities received as a dividend or a distribution in respect of the securities described in clauses (i) and (ii) above.

“Company” has the meaning set forth in the Preamble.

“Damages” has the meaning set forth in Section 2.6(a).

“Demand Registration” has the meaning set forth in Section 2.1(a).

“Escrow Agreement” means the escrow agreement dated [ ], 2017, by and among the Company, Harry E. Sloan, Double Eagle Acquisition LLC, a limited liability company organized under the laws of the State of Delaware, [TDR Capital II Holdings L.P., a limited partnership registered in England and Wales], and Continental Stock Transfer & Trust Company, as escrow agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-3” means a Registration Statement on Form S-3 (or any successor or similar form) under the Securities Act.

“Founder Shares” has the meaning set forth in the Preamble.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act relating to the Registrable Securities included in the applicable Registration Statement.

“Holder” means (i) TDR, (ii) Algeco, (iii) an Investor who holds Registrable Securities (including their donees, pledgees, assignees, transferees and other successors) and (iv) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.9 of this Agreement.

“Indemnified Party” has the meaning set forth in Section 2.6(c).

“Indemnifying Party” has the meaning set forth in Section 2.6(c).

“Initial Investors” has the meaning set forth in the Preamble.

“Initiating Holders” means any Holder or Holders who in the aggregate hold not less than a majority of the Registrable Securities issued to the Initial Investors.

“Inspectors” has the meaning set forth in Section 2.5(g).

“Investor” has the meaning set forth in the Preamble.

G-3

“Maximum Offering Size” has the meaning set forth in Section 2.1(e).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, and shall include any successor (by merger or otherwise) thereto.

“Piggyback Registration” has the meaning set forth in Section 2.3(a).

“Public Offering” means an underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form under the Securities Act.

“Records” has the meaning set forth in Section 2.5(g).

“Registrable Securities” means, at any time, (i) any shares of Common Stock beneficially owned by an Initial Investor, (ii) the Private Placement Warrants (including any Common Stock issued or issuable upon the exercise of any such Private Placement Warrants) beneficially owned by an Initial Investor, (iii) any shares of Common Stock beneficially owned by TDR, (iv) any shares of Common Stock beneficially owned by Algeco and acquired pursuant to the terms of the Exchange Agreement and (v) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, capitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (i) a Registration Statement with respect to the sale of such securities has been declared effective under the Securities Act and such securities have have been sold, transferred, disposed of or exchanged in accordance with the “Plan of Distribution” section set forth in such Registration Statement; (ii) such securities have been sold pursuant to Rule 144 promulgated under the Securities Act; (iii) such shares of Common Stock are otherwise transferred, assigned, sold, conveyed or otherwise disposed of and thereafter such Common Stock may be resold without subsequent registration under the Securities Act; or (iv) such securities shall have ceased to be outstanding.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of Registrable Securities, regardless of whether such Registration Statement is declared effective, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system; (ii) fees and expenses incurred in complying with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement); (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto; (iv)  reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any “comfort” letters requested pursuant to Section 2.5(h) or any special audits incidental to or required by any registration or qualification); (v)  fees, out-of-pocket costs and expenses of one firm of counsel for each of TDR and Algeco; (vi) fees, out-of-pocket costs and expenses of one firm of counsel selected by Holders holding a majority of the Registrable Securities held by the Initial Investors; (vii) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any qualified independent underwriter, including the reasonable fees and expenses of any counsel thereto; (viii) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities; (ix) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities; (x) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering; (xi) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities; and (xii) all out-of pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 2.5(m).

G-4

“Registration Statement” means any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including an Automatic Shelf Registration Statement.

“Requested Shelf Registered Securities” has the meaning set forth in Section 2.2(b).

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Seasoned Issuer” means an issuer eligible to use Form S-3 or any similar or successor form thereto under the Securities Act for a primary offering.

“SEC” means the Securities and Exchange Commission or any successor governmental agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shelf Public Offering” has the meaning set forth in Section 2.2(b).

“Shelf Public Offering Notice” has the meaning set forth in Section 2.2(b).

“Shelf Registered Securities” means any Registrable Securities whose offer and sale is registered pursuant to a Registration Statement filed in connection with a Shelf Registration (including an Automatic Shelf Registration Statement).

“Shelf Registration” has the meaning set forth in Section 2.2(a).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions at the time are directly or indirectly owned by such Person.

“Transfer” means  the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

G-5

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act.

1.2	Other Definition and Interpretative Provisions.

The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

2.	registration rights

2.1	Demand Registration

(a)	At any time following the Closing Date and so many times as may be required for the disposition of all Registrable Securities, each of TDR, Algeco and the Initiating Holders may give a written request to the Company to effect the registration under the Securities Act of all or any portion of such Holder’s Registrable Securities, which written request shall specify the number of Registrable Securities to be registered and the intended method of disposition thereof (each such registration shall be referred to herein as a “Demand Registration”); provided that, subject to Section 2.1(d), the Company shall not be obligated to effect any Demand Registration (w) with respect to Registrable Securities that are subject to transfer restrictions pursuant to the Subscription Agreement, (x) with respect to Registrable Securities that are held in escrow under the Escrow Agreement, (y) within 90 days after the effective date of a previous Registration Statement (or such shorter period as the Company may determine in its sole discretion) pursuant to which the Holders were permitted to register the offer and sale under the Securities Act, and actually sold at least 75% of the Registrable Securities requested to be included therein or (z) as provided in Section 2.1(f). Thereafter, the Company shall promptly, and in any event, within five (5) days after receiving such request, give written notice of the proposed registration to all other Holders and use its reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of:

(i)	all Registrable Securities for which any Holder has requested registration under this Section 2.1;

G-6

(ii)	all Registrable Securities held by any other Holder specified in a written request received by the Company within five (5) days after written notice regarding such registration from the Company is delivered; and

(iii)	any Common Stock to be offered or sold by the Company;

to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities to be so registered. At any time the Company is eligible for use of an Automatic Shelf Registration Statement, if specified in such notice for a Demand Registration, such registration shall occur on such form.

(b)	At any time prior to the effective date of the Registration Statement relating to such Demand Registration, any requesting Holder may, upon notice to the Company, revoke their request in whole or in part with respect to the number of shares of Registrable Securities requested to be included in such Registration Statement.

(c)	The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such Demand Registration becomes effective.

(d)	A Demand Registration shall not be deemed to have occurred:

(i)	unless the Registration Statement relating thereto (A) has become effective under the Securities Act and (B) has remained continuously effective for a period of at least (x) 180 days (or such shorter period in which all Registrable Securities of the Holders included in such registration have actually been sold thereunder) or (y) with respect to a Shelf Registration, until the date set forth in Section 2.5(a)(ii); provided that such Registration Statement shall not be considered a Demand Registration if, after such Registration Statement becomes effective, (1) such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and (2) less than 75% of the Registrable Securities included in such Registration Statement have been sold thereunder; or

(ii)	if the Maximum Offering Size is reduced in accordance with Section 2.1(e) such that less than 66.67% of the Registrable Securities of the Holders sought to be included in such registration are included.

(e)	The Company shall not include in any Demand Registration or Shelf Registration any securities that are not Registrable Securities without the prior written consent of the selling Holders. If a Demand Registration involves a Public Offering and the lead managing underwriter advises the Company and the selling Holders that, in its view, the number of shares of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without having a material and adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, up to the Maximum Offering Size, first, all Registrable Securities requested to be registered by the Holders, based on the pro rata percentage of Registrable Securities held by such Holders (determined based on the aggregate number of Registrable Securities held by each such Holder) and second, any securities proposed to be registered by the Company.

G-7

(f)	The Company may postpone for up to 60 days (i) the filing or effectiveness of a Registration Statement for a Demand Registration or Shelf Registration or (ii) the commencement of a Shelf Public Offering if the Board of Directors of the Company determines in its reasonable good faith judgment that such Demand Registration, Shelf Registration or Shelf Public Offering, as applicable, (i) materially interferes with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving the Company; (ii) requires premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) renders the Company unable to comply with requirements under the Securities Act or Exchange Act; provided, that in such event TDR or the Initiating Holders, as applicable, shall be entitled to withdraw such request and, if such request for a Demand Registration is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all registration expenses in connection with such registration. The Company may delay a Demand Registration, Shelf Registration or Shelf Public Offering hereunder only twice in any period of twelve (12) consecutive months.

2.2	Shelf Registration.

(a)	At any time following the Closing when (i) the Company is eligible to use Form S-3 or any similar or successor for thereto in connection with a secondary public offering of its equity securities and (ii) a Shelf Registration on a Form S-3 registering Registrable Securities for resale is not then effective, upon the written request of TDR or the Initiating Holders, the Company shall:

(i)	promptly, and in any event, within five (5) days after receiving such request, give written notice of the proposed registration to all other Holders; and

(ii)	use its reasonable efforts to register, under the Securities Act on Form S-3 for an offering on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Registration”), the offer and sale of all or a portion of the Registrable Securities requested to be included by the requesting Holder(s), together with all Registrable Securities requested by any Holder or Holders joining in such request as are specified in a written request received by the Company within five (5) days after such written notice from the Company is delivered.

The “Plan of Distribution” section of such Shelf Registration shall permit all lawful means of disposition of Registrable Securities, including, without limitation, firm commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers and sales not involving a public offering. With respect to each Shelf Registration, the Company shall (i) as promptly as practicable after the written request of the requesting Holder(s), file a Registration Statement and (ii) use its reasonable efforts to cause such Registration Statement to be declared effective as promptly as practicable, and remain effective until the date set forth in Section 2.5(a)(ii).

G-8

(b)	Upon the written request of TDR, Algeco or the Initiating Holders, which request shall specify the class or series and amount of TDR’s or such Initiating Holders’ Shelf Registered Securities, as applicable, to be sold (the “Requested Shelf Registered Securities”), the Company shall perform its obligations hereunder with respect to the sale of such Requested Shelf Registered Securities in the form of a firm commitment underwritten public offering (unless otherwise consented to by TDR or such Initiating Holders, as applicable) (a “Shelf Public Offering”). The lead managing underwriter or underwriters selected for such Shelf Public Offering shall be selected in accordance with Section 2.5(f).

(c)	In a Shelf Public Offering, if the lead managing underwriter advises the Company and the selling Holders, that, in its view, the number of Registrable Securities requested to be included in such Shelf Public Offering (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the Maximum Offering Size, the Company shall include in such Shelf Public Offering, in the priority listed below, up to the Maximum Offering Size:

(i)	first, all Shelf Registered Securities requested to be included in such Shelf Public Offering by the Holders, based on the pro rata percentage of Registrable Securities held by such Holders (determined based on the aggregate number of Registrable Securities held by each such Holder);

(ii)	second, any securities proposed to be included in the Shelf Public Offering by the Company; and

(iii)	third, any securities proposed to be included in the Shelf Public Offering for the account of any other Persons, with such priorities among them as the Company shall determine.

(d)	The Company shall use its reasonable efforts to cooperate in a timely manner with any request of the requesting Holder in respect of any block trade, hedging transaction or other transaction that is registered pursuant to a Shelf Registration that is not a firm commitment underwritten offering (each, an “Alternative Transaction”), including entering into customary agreements with respect to such Alternative Transactions (and providing customary representations, warranties, covenants and indemnities in such agreements) as well as providing other reasonable assistance in respect of such Alternative Transactions of the type applicable to a Public Offering subject to Section 2.5, to the extent customary for such transactions. The Company shall bear all Registration Expenses in connection with any Shelf Registration, any Shelf Public Offering or any other transaction (including any Alternative Transaction) registered under a Shelf Registration pursuant to this Section 2.2, whether or not such Shelf Registration becomes effective or such Shelf Public Offering or other transaction is completed.

(e)	Notwithstanding anything to the contrary, no Shelf Registration or Shelf Public Offering pursuant to this Section 2.2 shall be deemed a Demand Registration or be counted against the number of Demand Registrations to which TDR, Algeco and the Initiating Holders are entitled under Section 2.1(a).

G-9

2.3	Piggyback Registration.

(a)	If, at any time following the Closing Date, the Company proposes to register any Common Stock under the Securities Act (other than a registration on Form S-8 or Form S-4 or any similar or successor form under the Securities Act, relating to shares of Common Stock or any other class of Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person) other than in connection with a rights offering, whether or not for sale for its own account, the Company shall each such time give prompt notice (via facsimile or electronic transmission) at least ten (10) Business Days prior to the anticipated filing date of the Registration Statement relating to such registration to all Holders, which notice shall set forth the Holders’ rights under this Section 2.3 and shall offer each Holder the opportunity to include in such Registration Statement the number of Registrable Securities of the same class or series as those proposed to be registered as each Holder may request (a “Piggyback Registration”), subject to the provisions of Section 2.3(b). Upon the request of a Holder made within ten Business Days after the receipt of notice from the Company regarding a Piggyback Registration (which request shall specify the number of Registrable Securities intended to be registered by such Holder), the Company shall use its reasonable efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register, to the extent requisite to permit the disposition of the Registrable Securities so to be registered in accordance with the plan of distribution intended by the Company for such Registration Statement; provided that (i) if such registration involves a Public Offering, such Holder must sell its Registrable Securities to the underwriters selected as provided in Section 2.5(f) on the same terms and conditions as apply to the Company (or, if the Company is not offering any Common Stock, the Persons on whose behalf the registration was initially undertaken) and (ii) if, at any time after giving notice of its intention to register any Common Stock pursuant to this Section 2.3(a) and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to such Holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 2.3 shall relieve the Company of its obligations to effect a Demand Registration or Shelf Registration to the extent required by Section 2.1. The Company shall pay all Registration Expenses in connection with each Piggyback Registration.

(b)	If a Piggyback Registration involves a Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2.1(e) shall apply) and the lead managing underwriter advises the Company that, in its view, the number of Registrable Securities that the Company and the Holders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i)	first, so many of the shares of Common Stock proposed to be registered for the account of the Company as would not cause the offering to exceed the Maximum Offering Size;

G-10

(ii)	second, Registrable Securities held by Holders requesting to include Registrable Securities in such registration pursuant to this Section 2.3 based on the pro rata percentage of Registrable Securities held by such Holders (determined based on the aggregate number of Registrable Securities held by each such Holder);

(iii)	third, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.

2.4	Lock-up Agreements.

(a)	If requested by the Company or the underwriters, each Holder hereby agrees that it will not effect any public sale or distribution (including sales pursuant to Rule 144) of Registrable Securities, (i) during (A) the seven days prior to and the 90-day period beginning on the effective date of the registration of such Registrable Securities in connection with a Public Offering (which period following the effective date may, in each case, be extended to the extent required by applicable law, rule or regulation) or (B) such shorter period as the underwriters participating in such Public Offering may require and (ii) upon notice from the Company of the commencement of a Public Offering in connection with any Shelf Registration, during (A) the seven days prior to and the 90-day period beginning on the date of commencement of such Public Offering or (B) such shorter period as the underwriters participating in such Public Offering may require, in each case except as part of such Public Offering. If requested by the Company or the underwriters, each Holder agrees to execute a customary lock-up agreement in favor of the underwriters in form and substance reasonably acceptable to the Company and the underwriters to such effect.

(b)	The Company shall not effect any public sale or distribution of Registrable Securities (except pursuant to registrations on Form S-8 or Form S-4 or any similar or successor form under the Securities Act), (i) with respect to any Public Offering pursuant to a Demand Registration or any Piggyback Registration in which a Holder is participating, during (A) the seven days prior to and the 90-day period beginning on the effective date of such registration (which period following the effective date may, in each case, be extended to the extent required by applicable law, rule or regulation) or (B) such shorter period as the underwriters participating in such Public Offering may require, and (ii) upon notice from a Holder subject to a Shelf Registration that such Holder intends to effect a Public Offering of Registrable Securities pursuant to such Shelf Registration (upon receipt of which, the Company will promptly notify such Holder of the date of commencement of such Public Offering), during (A) the seven days prior to and the 90-day period beginning on the date of commencement of such Public Offering and (B) such shorter period as the underwriters participating in such Public Offering may require), in each case except as part of such Public Offering.

2.5	Registration Procedures.

Whenever a Holder requests that any Registrable Securities be registered pursuant to Section 2.1, 2.2 or 2.3, subject to the provisions of such Sections, the Company shall use its reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as soon as reasonably practicable, and, in connection with any such request:

G-11

(a)	The Company shall as soon as reasonably practicable prepare and file with the SEC a Registration Statement on any form for which the Company then qualifies or that counsel for the Company deems appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable efforts to cause such filed Registration Statement to become and remain effective for a period of (i) not less than four months (or, if sooner, until all Registrable Securities have been sold under such Registration Statement) or (ii) in the case of a Shelf Registration, until the earlier of the date (x) on which all of the securities covered by such Shelf Registration are no longer Registrable Securities and (y) on which the Company cannot extend the effectiveness of such Shelf Registration because it is no longer eligible to use Form S-3. Subject to Section 2.1(f), the Company shall not be deemed to have used its reasonable efforts to keep the Shelf Registration effective if the Company voluntarily takes any action or omits to take any action that would result in the requesting Holder not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration, unless such action or omission is required by applicable law.

(b)	Prior to filing a Registration Statement or related prospectus or any amendment or supplement thereto (including any documents incorporated by reference therein), or before using any Free Writing Prospectus, the Company shall provide to the Holders and each underwriter, if any, an adequate and appropriate opportunity to review and comment on such Registration Statement, each prospectus included therein (and each amendment or supplement thereto) and each Free Writing Prospectus proposed to be filed with the SEC, and thereafter the Company shall furnish to the Holders and the underwriter, if any, such number of copies of such Registration Statement, each amendment and supplement thereto filed with the SEC (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, Rule 430A, Rule 430B or Rule 430C under the Securities Act and such other documents as a Holder or the underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by a Holder; provided, however, that in no event shall the Company be required to provide to any Person any materials, information or documents required to be filed by the Company pursuant to the Exchange Act prior to its filing other than in connection with a Public Offering. In addition, the Company shall, as expeditiously as practicable, keep advised in writing as to the initiation and progress of any registration under Section 2.1, Section 2.2 and Section 2.3 and provide the Holders with copies of all correspondence (including any comment letter) with the SEC, any self-regulatory organization or other governmental agency in connection with any such Registration Statement. The Holders shall have the right to request that the Company modify any information contained in such Registration Statement, amendment and supplement thereto pertaining to the Holders, and the Company shall use its reasonable efforts to comply with such request.

(c)	After the filing of the Registration Statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act; (ii) comply with the provisions of the Securities Act applicable to the Company with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in such Registration Statement or supplement to such prospectus; and (iii) promptly notify the Holders of any stop order issued or threatened by the SEC or any state securities commission with respect thereto and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

G-12

(d)	The Company shall use its reasonable efforts to (i) register or qualify the Registrable Securities covered by such Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders reasonably (in light of the Holders’ intended plan of distribution) requests, and continue such registration or qualification in effect in such jurisdiction for the shortest of (A) as long as permissible pursuant to the laws of such jurisdiction, (B) as long as the Holders request or (C) until all of the Holders’ Registrable Securities are sold and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders to consummate the disposition of its Registrable Securities; provided that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.5(d), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction.

(e)	The Company shall promptly notify each seller of Registrable Securities covered by such Registration Statement and the lead managing underwriter (i) upon the discovery that, or upon the occurrence of an event as a result of which, the preparation of a supplement or amendment to a prospectus is required so that, as thereafter delivered to the purchasers of the relevant Registrable Securities, such prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements in light of the circumstances under which they were made not misleading, and the Company shall promptly prepare and make available to the Holders listed as selling security holders in such prospectus and file with the SEC any such supplement or amendment; (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus covering Registrable Securities or for additional information relating thereto; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement covering the Registrable Securities; or (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale in any jurisdiction, or the initiation of any proceeding for such purpose.

(f)	The Company shall have the right, after consultation with the Holders of a majority of the Registrable Securities initially requested to be included in such Public Offering, to select an underwriter or underwriters in connection with any Public Offering resulting from the exercise of a Demand Registration or a Shelf Registration, such underwriter to be an international top-tier firm. In connection with any Public Offering, the Company and the selling stockholders shall enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering.

G-13

(g)	Upon execution of customary confidentiality agreements in form and substance reasonably satisfactory to the Board, the Company shall make available for inspection by the selling Holders and any underwriter participating in any disposition pursuant to a Registration Statement being filed by the Company pursuant to this Section 2.5 and any attorney, accountant or other professional retained by the selling Holders or any underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and documents relating to the business of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Statement; provided that the selling Holders shall, and shall use reasonable efforts to cause each such underwriter, attorney, accountant or other professional to minimize the disruption to the Company’s business in connection with the foregoing.

(h)	The Company shall furnish to each Holder of Registrable Securities included in such Registration Statement and to each such underwriter, if any, a signed counterpart, addressed to such Holder or such underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the Holders or the lead managing underwriter therefor reasonably requests.

(i)	The Company shall otherwise use reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable after the effective date of the Registration Statement, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and the requirements of Rule 158 thereunder.

(j)	The Company may require the Holders promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be reasonably required in connection with a registration.

(k)	Each Holder agrees that upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 2.5(e), such Holder shall forthwith discontinue dispositions of Registrable Securities pursuant to the Registration Statement (including any Shelf Registration) covering such Registrable Securities until such Holder’s receipt of (i) copies of the supplemented or amended prospectus from the Company or (ii) further notice from the Company that distribution can proceed without an amended or supplemented prospectus, and, in the circumstances described in clause (i), if so directed by the Company each Holder shall deliver to the Company all copies, other than any permanent file copies then in such Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such a notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 2.5(a)) by the number of days in the period from and including the date of the giving of notice pursuant to Section 2.5(e) to the date when the Company shall (x) make available to the selling Holders a prospectus supplemented or amended to conform with the requirements of Section 2.5(e) or (y) deliver to each Holder the notice described in clause (ii).

G-14

(l)	The Company shall use its reasonable efforts to list all Registrable Securities of any class or series covered by a Registration Statement on any national securities exchange on which any of the securities of such class or series are then listed or traded.

(m)	The Company shall use its reasonable efforts to have appropriate officers of the Company (i) upon reasonable request and at reasonable times, prepare and make presentations at any “road shows” and before analysts and rating agencies; (ii) take other actions to obtain ratings for any Registrable Securities; and (iii) otherwise use their reasonable efforts to cooperate as requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

(n)	The Company shall promptly, following its actual knowledge thereof, notify Holders (i) when a prospectus, any prospectus supplement, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the SEC and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement, a related prospectus (including a Free Writing Prospectus) or for any other additional information; or (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceedings for such purpose.

(o)	The Company shall reasonably cooperate with the Holders and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made by FINRA.

(p)	The Company shall take all other steps reasonably necessary to effect the registration of the Registrable Securities and reasonably cooperate with the Holders to facilitate the disposition of its Registrable Securities.

(q)	The Company shall, within the deadlines specified by the Securities Act, make all required filings of all prospectuses (including any Free Writing Prospectus) with the SEC and make all required filing fee payments in respect of any Registration Statement or related prospectus used under this Agreement (and any offering covered hereby).

(r)	The Company shall, if such registration is pursuant to a Registration Statement on Form S-3 or any similar short-form registration, include in such Registration Statement such additional information for marketing purposes as the managing underwriter reasonably requests.

G-15

2.6	Indemnification.

(a)	Indemnification by the Company. The Company agrees to indemnify and hold harmless (i) each Holder; (ii) each Person, if any, who controls each Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, “Holder Parties”); and (iii) the respective officers, directors, employees and agents of each of the Persons specified in clauses (i) and (ii), and from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or Free Writing Prospectus relating to the Registrable Securities, or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable to any Holder for any Damages that are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by or on behalf of the Holders expressly for use therein.

(b)	Indemnification by the Holders. Each Holder, severally and not jointly, agrees to indemnify and hold harmless (i) the Company; (ii) each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act; and (iii) the respective officers, directors, employees and agents of each of the Persons specified in clauses (i) through (ii) from and against all Damages to the same extent as the foregoing indemnity from the Company to such Holder, but only with respect to information furnished in writing by or on behalf of such Holder expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or Free Writing Prospectus relating to the Registrable Securities. Each Holder also agrees to indemnify and hold harmless any underwriters of the Registrable Securities, their respective officers and directors and each Person who controls any underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company. No Holder shall be liable under this Section 2.6(b) for any Damages in excess of the net proceeds received by such Holder in the sale of its Registrable Securities to which such Damages relate.

(c)	Conduct of Indemnification Proceedings. If any proceeding (including any investigation by any governmental authority) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Section 2.6, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all reasonable fees and expenses; provided that the failure of any Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed promptly after receipt of an invoice setting forth such fees and expenses in reasonable detail. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there is a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any Damages (to the extent obligated herein) by reason of such settlement or judgment. Without the prior written consent of each affected Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

G-16

(d)	Contribution.

(i)	If the indemnification provided for in Section 2.6(a) or Section 2.6(b) is unavailable to the Indemnified Parties or insufficient in respect of any Damages, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Parties in connection with such actions that resulted in such Damages, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and the Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to information supplied by, such Indemnifying Party or the Indemnified Parties and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. If however, the allocation in the first sentence of this Section 2.6(d) is not permitted by applicable law, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations.

(ii)	The Parties agree that it would not be just and equitable if contribution pursuant to this Section 2.6(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by a party as a result of the Damages referred to in the preceding paragraph shall be deemed to include, subject to the limitations set forth in Section 2.6(a) and Section 2.6(b), any legal or other expenses reasonably incurred by a party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.6(d), a Holder shall not be required to contribute any amount in excess of the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Holder in the offering. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)	Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and the Holders with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

G-17

2.7	Participation in Public Offering.

The Holders may not participate in any Public Offering hereunder unless such Holders (i) agree to sell their Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably requested to be executed in connection therewith, and provides such other information to the Company or the underwriters as may be reasonably requested.

2.8	Cooperation by the Company.

The Company shall use reasonable efforts to timely file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and to take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities pursuant to Rule 144.

2.9	Transfer of Registration Rights.

None of the rights granted to a Holder under this Article 2 shall be transferable or assignable by such Holder to any Person acquiring Common Stock in any Public Offering or any other registered offering or other transaction pursuant to a prospectus that is a part of a Registration Statement or pursuant to Rule 144. The rights of a Holder hereunder may be transferred or assigned in connection with a transfer of Registrable Securities to (i) any Affiliate of such Holder or (ii) any Person other than a Holder if at least 5% of the Common Stock is being transferred to such Person in a single transaction or a series of related transactions; provided that such Person shall not have the right to transfer or assign any rights hereunder in connection with any subsequent transfer or transfers of any Registrable Securities to any Person other than a Holder. Notwithstanding the foregoing, such rights may only be transferred or assigned if all of the following additional conditions are satisfied: (x) such transfer or assignment is effected in accordance with applicable securities laws; (y) the Company is given written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the amount of Registrable Securities with respect to which such rights are being transferred or assigned; and (z) such transferee or assignee executes and delivers to the Company an agreement to be bound by this Agreement in the form of Exhibit A.

2.10	Limitations on Subsequent Registration Rights.

The Company agrees that it shall not enter into any agreement with any holder or prospective holder of any Common Stock (i) that would allow such holder or prospective holder to include such securities in any Demand Registration, Piggyback Registration or Shelf Registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that their inclusion would not reduce the amount of the Registrable Securities of the Holders included therein or (ii) on terms otherwise more favorable in the aggregate than this Agreement. The Company also represents and warrants to the Holders that it has not previously entered into any agreement with respect to any of its securities granting any registration rights to any Person with respect to Common Stock.

G-18

2.11	Free Writing Prospectuses.

Except for a prospectus relating to Registrable Securities included in a Registration Statement, an “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act) or other materials prepared by the Company, each Holder represents and agrees that it (i) shall not make any offer relating to the Registrable Securities that would constitute an issuer free writing prospectus or that would otherwise constitute a Free Writing Prospectus and (ii) has not distributed and will not distribute any written materials in connection with the offer or sale pursuant to a Registration Statement of Registrable Securities without the prior written consent of the Company and, in connection with any Public Offering, the underwriters.

2.12	Information from the Holders; Obligations of the Holders.

(a)	Each Holder shall (i) furnish to the Company in writing such information with respect to such Holder, its ownership of Common Stock and the intended method of disposition of its Registrable Securities as the Company may reasonably request or as may be required by law or regulations for use in connection with any related Registration Statement or prospectus (or amendment or supplement thereto) and all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not contain a material misstatement of fact or necessary to cause such Registration Statement or prospectus (or amendment or supplement thereto) not to omit a material fact with respect to such Holder necessary in order to make the statements therein not misleading and (ii) comply with the Securities Act and the Exchange Act and all applicable state securities laws and comply with all applicable regulations in connection with the registration and the disposition of Registrable Securities.

(b)	Each Holder shall promptly (i) following its actual knowledge thereof, notify the Company of the occurrence of any event that makes any statement made in a Registration Statement, prospectus, issuer free writing prospectus or other Free Writing Prospectus regarding such Holder untrue in any material respect or that requires the making of any changes in a Registration Statement, Prospectus or Free Writing Prospectus so that, in such regard, it shall not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements not misleading and (ii) provide the Company with such information as may be required to enable the Company to prepare a supplement or post-effective amendment to any such Registration Statement or a supplement to such prospectus or Free Writing Prospectus.

(c)	Each Holder shall use reasonable efforts to cooperate with the Company in preparing the applicable Registration Statement and any related prospectus.

(d)	Each Holder agrees that it shall not be entitled to sell any Registrable Securities pursuant to a Registration Statement or to receive a prospectus relating thereto unless such Holder has furnished the Company with all information required to be included in such Registration Statement by applicable securities laws in connection with the disposition of such Registrable Securities as reasonably requested by the Company.

G-19

3.	termination.

This Agreement shall automatically terminate when there shall no longer be any Registrable Securities outstanding; provided, however, that Section 2.6, Section 4.1, Section 4.2, and Section 4.4 through Section 4.11 shall survive termination.

4.	miscellaneous

4.1	Successors and Assigns.

(a)	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(b)	Subject to Section 2.9, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party.

(c)	Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

4.2	Notices.

All notices, requests and other communications to any Party shall be in writing (including facsimile or electronic transmission) and shall be given if to the Company to:

[  ].

[  ]

[  ]

Attention: [  ]

Email: [  ]

Facsimile: [☐]

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel L. Rubinstein

Email: jrubinstein@winston.com

Facsimile: (212) 294-4700

G-20

if to TDR, to:

TDR Capital II Holdings L.P., acting by its manager

20 Bentinck Street

London, W1U 2EU

United Kingdom

Attention: General Counsel & Managers

Email: notifications@tdrcapital.com

Facsimile: [●]

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: William Schwitter

Email: william.schwitter@allenovery.com

Facsimile: (212) 610-6399

if to Algeco, to:

[●]

with a copy to:

[●]

if to an Investor, to such Investor’s address, facsimile number or electronic mail address as shown on Exhibit B hereto, as may be updated in accordance with the provisions hereof, with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel L. Rubinstein

Email: jrubinstein@winston.com

Facsimile: (212) 294-4700

or such other address, facsimile number or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

4.3	Amendments and Waivers.

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

G-21

4.4	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of choice of law or conflicts of law to the extent that such principles would result in the application of the laws of another jurisdiction.

4.5	Jurisdiction.

The Parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery in the State of Delaware or the United States District Court for the State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 4.2 shall be deemed effective service of process on such Party.

4.6	Waiver of Jury Trial.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.7	Specific Enforcement.

Each Party acknowledges that the remedies at law for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

4.8	Counterparts; Effectiveness; Third-party Beneficiaries.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each initial party hereto shall have received a counterpart hereof signed by all of the other initial parties hereto. Until and unless each initial party has received a counterpart hereof signed by the other initial parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

G-22

4.9	Entire Agreement.

This Agreement, together with the Schedules and Exhibits hereto and any documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement.

4.10	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

4.11	Sophisticated Parties; Advice of Counsel.

Each of the Parties specifically acknowledges that (a) it is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Agreement and (b) it has been fully advised and represented by legal counsel of its own independent selection and has relied wholly upon its independent judgment and the advice of such counsel in negotiating and entering into this Agreement.

[Signature page follows.]

G-23

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date set forth above.

[ ]

By:
Name:
Title:

INVESTORS:

TDR CAPITAL II HOLDINGS L.P.

By:
Name:
Title:

ALGECO/SCOTSMAN HOLDINGS S.À.R.L.

By:
Name:
Title:

DOUBLE EAGLE ACQUISITION LLC

By:
Name:
Title:

Harry E. Sloan

Jeff Sagansky

Dennis A. Miller

[Amended and Restated Registration Rights Agreement Signature Page]

James M. McNamara

Frederic D. Rosen

SARA L. ROSEN TRUST

By:
Name:
Title:

SAMUEL N. ROSEN 2015 TRUST

By:
Name:
Title:

FREDERIC D. ROSEN IRA

By:
Name:
Title:

[Amended and Restated Registration Rights Agreement Signature Page]

EXHIBIT A

JOINDER AGREEMENT

This JOINDER (this “Joinder”) to the Amended and Restated Registration Rights Agreement, dated as of [●], by and between Double Eagle Acquisition Corp. (the “Company”) and TDR Capital II Holdings L.P. (as the same has been and may be amended, supplemented or modified from time to time, the “Registration Rights Agreement”), is made and entered into as of [●] (the “Joinder Date”) by and between the Company and [●] (the “New Stockholder”).

WHEREAS, pursuant to Section 2.9 of the Registration Rights Agreement, the Company desires to admit the New Stockholder under the Registration Rights Agreement;

WHEREAS, pursuant to Section 2.9 of the Registration Rights Agreement, the New Stockholder desires to acknowledge that, upon execution of this Joinder and effective as of the Joinder Date, such New Stockholder shall be party to, and bound by all of the terms of, the Registration Rights Agreement; and

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, intending to be legally bound hereby, the parties to this Joinder agree as follows:

1.	Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Registration Rights Agreement.

2.	Agreement to be Bound. The New Stockholder hereby (a) acknowledges that it has received and reviewed a complete copy of the Registration Rights Agreement and (b) agrees that upon execution of this Joinder, the New Stockholder shall become a party to the Registration Rights Agreement and shall be fully bound by, and subject to, all of the applicable terms, conditions, representations and warranties and other provisions of the Registration Rights Agreement with all attendant rights, benefits, duties, restrictions and obligations stated therein as though an original party.

3.	Notices. Concurrently with the execution of this Joinder, New Stockholder has delivered to the Company contact information for the purpose of notifying such New Stockholder in accordance with Section 4.2 of the Registration Rights Agreement.

4.	Effectiveness. This Joinder shall take effect and shall become a part of the Registration Rights Agreement as of the Joinder Date immediately upon the execution hereof.

5.	Counterparts. This Joinder may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

6.	Governing Law. This Joinder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of choice of law or conflicts of law to the extent that such principles would result in the application of the laws of another jurisdiction.

7.	Headings. The headings contained in this Joinder are for purposes of convenience only and shall not affect the meaning or interpretation of this Joinder.

A-1

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Registration Rights Agreement as of the date set forth above.

DOUBLE EAGLE ACQUISITION CORP.

By:
Name:
Title:

[NEW STOCKHOLDER]

By:
Name:
Title:

A-2

EXHIBIT B

INVESTORS

Name	Address, Fax Number or Email for Notices	Number of Shares/Warrants

Double Eagle Acquisition LLC	2121 Avenue of the Stars, Suite 2300 Los Angeles, CA 90067 Facsimile: [________] E-mail: [________]	[_______]

Harry E. Sloan	2121 Avenue of the Stars, Suite 2300 Los Angeles, CA 90067 Facsimile: [________] E-mail: [________]	[_______]

Jeff Sagansky	2121 Avenue of the Stars, Suite 2300 Los Angeles, CA 90067 Facsimile: [________] Email: [________]	[_______]

Dennis A. Miller	[________] [________] Facsimile: [________] Email: [________]	[_______]

James M. McNamara	[________] [________] Facsimile: [________] Email: [________]	[_______]

Fredric D. Rosen	[________] [________] Facsimile: [________] Email: [________]	[_______]

Sara L. Rosen Trust	[________] [________] Facsimile: [________] Email: [________]	[_______]

Samuel N. Rosen 2015 Trust	[________] [________] Facsimile: [________] Email: [________]	[_______]

Fredric D. Rosen IRA	[________] [________] Facsimile: [________] Email: [________]	[_______]

B-1

EXHIBIT H

TRADEMARK CO-EXISTENCE AGREEMENT

This TRADEMARK CO-EXISTENCE AGREEMENT, dated as of [●], 2017 and effective as of the Closing Date (this “Agreement”), is made by and among Algeco/Scotsman Holding S.à r.l., a Luxembourg société à responsabilité limitée (“A/S Holding”), Williams Scotsman Holdings Corp., a Delaware corporation (the “Holdco Acquiror”) and Williams Scotsman International, Inc., a Delaware corporation (the “Company” and, together with Holdco Acquiror, the “Williams Parties”). Each of A/S Holdings and the Williams Parties are referred to herein individually as a “Party” and, collectively, as the “Parties.” Unless otherwise defined in this Agreement, all capitalized terms used herein shall have the meanings set forth in the Stock Purchase Agreement, dated as of August 21, 2017, by and among Algeco Scotsman Global S.à r.l., a Luxembourg société à responsabilité limitée (“Algeco Global”), Algeco Scotsman Holdings Kft., a Hungarian limited liability company (“Algeco Holdings” and together with Algeco Global, each a “Seller” and, collectively, the “Sellers”), Double Eagle Acquisition Corp., a Delaware corporation (the “Parent Acquiror”) and Holdco Acquiror (together with the Parent Acquiror, collectively, the “Acquirors”) (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”).

RECITALS

WHEREAS, this Agreement is an Ancillary Agreement under the Purchase Agreement;

WHEREAS, A/S Holding is the indirect parent of the Sellers;

WHEREAS, pursuant to the Purchase Agreement and the Carve-out Transaction Documents, the Sellers have effectuated and consummated, and caused the Company to effectuate and consummate, the Carve-out Transaction;

WHEREAS, pursuant to the Purchase Agreement, the Holdco Acquiror purchased from the Sellers, and the Sellers sold to the Holdco Acquiror, all of the issued and outstanding Company Common Stock;

NOW, THEREFORE, in consideration for the foregoing and the mutual agreements hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.       Certain Defined Terms. The following capitalized terms used in this Agreement shall have the meanings set forth below:

(a)          “Algeco Business” means the businesses of the Algeco Owners as conducted immediately after the consummation of the Carve-out Transaction, and any natural evolutions thereof.

(b)          “Algeco Trademarks” mean all the Trademarks, company names and internet domains owned, used or held for use by the Algeco Owners in conducting the Algeco Business as of the Closing Date that include the term “SCOTSMAN”, including the Trademarks listed on Exhibit A attached hereto, and variations and acronyms of such Trademarks, company names and internet domain names, but excluding, for the avoidance of doubt, the Williams Trademarks.

H-1

(c)          “Algeco Owners” mean each of A/S Holding, the Sellers and their respective Subsidiaries after the consummation of the Carve-out Transaction, including Target Logistics Management LLC and its Subsidiaries and Chard Camp Catering Service Ltd but excluding, for the avoidance of doubt, the Williams Owners.

(d)          “Existing Stock” means all stocks of signs, letterheads, labels, office forms, packaging, invoice stock, advertisements and promotional materials, inventory and other documents and materials, and all internet and other electronic content and communications, in each case, existing on the Closing Date.

(e)          “Existing Units” mean all modular space units leased by any of the Algeco Owners or Williams Owners (as applicable) to any third party in the ordinary course of business on the Closing Date.

(f)           “Williams Business” means the businesses of the Williams Owners as conducted immediately after the consummation of the Carve-out Transaction, and any natural evolutions thereof.

(g)          “Williams Trademarks” mean all the Trademarks, company names and internet domains owned, used or held for use by the Williams Owners in conducting the Williams Business as of the Closing Date that include the term “SCOTSMAN”, including the Trademarks listed on Exhibit B attached hereto, and variations and acronyms of such Trademarks, company names and internet domain names, but excluding, for the avoidance of doubt, the Algeco Trademarks.

(h)          “Williams Owners” mean the Williams Parties and each of their Subsidiaries after the consummation of the Carve-out Transaction.

ARTICLE II
COVENANTS

Section 2.01.       Algeco Owners Covenants. A/S Holding, on behalf of itself and each of the Algeco Owners, hereby irrevocably covenants that it and they will not, directly or indirectly:

(a)          use, copy, reproduce, display, apply for, register, maintain or otherwise exploit (i) any Williams Trademarks or any confusingly similar variations or acronyms thereof, or (ii) “Scotsman” either alone or in any manner other than in combination with the Algeco Trademarks;

(b)          advertise or promote its or their goods or services in a manner that implies that the Algeco Owners or their respective goods or services are affiliated or connected with the Williams Owners or the Williams Owners’ respective goods or services;

(c)          challenge any Williams Trademarks; and

H-2

(d)          sue or initiate, be a party to, authorize, voluntarily assist in or otherwise assert or participate in any way in any Action based on any or all of the Williams Owners’ use, licensing, ownership, registration or maintenance of any Williams Trademarks in accordance with this Agreement.

Section 2.02.        Williams Owners Covenants. The Williams Parties hereby irrevocably covenant that they will not, and will cause each of their Subsidiaries not to, directly or indirectly:

(a)          use, copy, reproduce, display, apply for, register, maintain or otherwise exploit (i) any Algeco Trademarks or any confusingly similar variations or acronyms thereof, or (ii) “Scotsman” either alone or in any manner other than in combination with the Williams Trademarks;

(b)          advertise or promote its goods or services in a manner that implies that the Company or its goods or services are affiliated or connected with the Algeco Owners or the Algeco Owners’ respective goods or services;

(c)          challenge any Algeco Trademarks; and

(d)          sue or initiate, be a party to, authorize, voluntarily assist in or otherwise assert or participate in any way in any Action based on any or all of the Algeco Owners’ use, licensing, ownership, registration or maintenance of any Algeco Trademarks in accordance with this Agreement.

Section 2.03.        Acknowledgements. Each Party acknowledges and agrees that the other Party:

(a)          owns valuable rights in the Algeco Trademarks or the Williams Trademarks (as applicable); and

(b)          desires to enhance and protect the goodwill of the Algeco Trademarks or the Williams Trademarks (as applicable), and to avoid consumer confusion.

Section 2.04.       Cooperation in the Event of Actual Confusion. In the unlikely event that either Party becomes aware of any actual consumer confusion resulting from the simultaneous use of the Algeco Trademarks and the Williams Trademarks as permitted by this Agreement:

(a)          such Party shall promptly advise the other Party of the details of such confusion; and

(b)          the Parties shall take commercially reasonable steps to address the confusion and prevent its future occurrence.

Section 2.05.       Licenses. Neither Party may license the use of the Algeco Trademarks or the Williams Trademarks (as applicable) unless the licensee agrees in writing to be bound by the restrictions imposed on the licensing party as set forth in this ARTICLE II. Each Party shall be directly liable to the other Party for any acts or omissions of any of its licensees that, if committed by such Party, would violate this Agreement.

H-3

ARTICLE III
TRADEMARK WIND-DOWN LICENSES

Section 3.01.        Williams Trademarks Usage.

(a)          The Algeco Owners shall, for a period not to exceed:

(i)          one year after the Closing Date, be entitled to use all of the Existing Stock that contain Williams Trademarks solely in connection with the operation of the Algeco Business and in the same manner and form as such items exist on the Closing Date, after which period A/S Holding, on behalf of itself and each of the Algeco Owners, hereby covenants that it and they shall remove, obliterate or delete all Williams Trademarks from such Existing Stock or cease using such Existing Stock; and

(ii)         two years after the Closing Date, be entitled to continue to display the Williams Trademarks on Existing Units leased by any of the Algeco Owners solely to the extent such Williams Trademarks are displayed on such Existing Units on the Closing Date, after which period A/S Holding, on behalf of itself and each of the Algeco Owners, hereby covenants that it and they shall remove or obliterate all Williams Trademarks from such Existing Units; provided that, (x) if the lease to any Existing Units expires or is terminated during such two-year period, all Williams Trademarks shall be removed or obliterated within 30 days after the Existing Units are returned to any of the Algeco Owners or their designees, or (y) if any Existing Units are inaccessible for any reason upon the expiration of such two-year period, all Williams Trademarks shall be removed or obliterated as promptly as reasonably practicable after such Existing Units become accessible.

(b)          A/S Holding, on behalf of itself and each of the Algeco Owners, hereby covenants that it and they shall:

(i)          ensure that all uses of the Williams Trademarks as provided herein shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Williams Trademarks were used in the Williams Business prior to the Closing Date. Any and all goodwill generated by the use of the Williams Trademarks by the Algeco Owners hereunder shall inure solely to the benefit of the applicable Williams Owners; and

(ii)         not (A) use the Williams Trademarks in any manner that may damage, impair or tarnish the reputation of the Williams Owners or the goodwill associated with the Williams Trademarks, (B) transfer, delegate, hypothecate or sublicense any rights to use the Williams Trademarks granted under this Section 3.01, or attempt to do any of the foregoing, or (C) hold itself or themselves out as having any affiliation or association with the Williams Owners, other than as may be required by applicable Law or in connection with describing the historical relationship with the Algeco Owners.

(c)          Except as expressly provided herein, no other right to use the Williams Trademarks is granted hereunder, whether by implication or otherwise. Each of the Williams Owners is an intended third party beneficiary hereof with the right to enforce the provisions set forth in this Section 3.01 directly.

H-4

Section 3.02.        Algeco Trademarks Usage.

(a)          The Williams Owners shall, for a period not to exceed:

(i)          one year after the Closing Date, be entitled to use all of the Existing Stock that contain Algeco Trademarks solely in connection with the operation of the Williams Business and in the same manner and form as such items exist on the Closing Date, after which period the Williams Parties shall, and shall cause each of their Subsidiaries to, remove, obliterate or delete all Algeco Trademarks from such Existing Stock or cease using such Existing Stock; and

(ii)         two years after the Closing Date, be entitled to continue to display the Algeco Trademarks on Existing Units leased by any of the Williams Owners solely to the extent such Algeco Trademarks are displayed on such Existing Units on the Closing Date, after which period the Williams Parties shall, and shall cause each of their Subsidiaries to, remove or obliterate all Algeco Trademarks from such Existing Units; provided that, (x) if the lease to any Existing Units expires or is terminated during such two-year period, all Algeco Trademarks shall be removed or obliterated within 30 days after the Existing Units are returned to any of the Williams Owners or their designees, or (y) if any Existing Units are inaccessible for any reason upon the expiration of such two-year period, all Algeco Trademarks shall be removed or obliterated as promptly as reasonably practicable after such Existing Units become accessible.

(b)          The Williams Parties shall, and shall cause each of their Subsidiaries to:

(i)          ensure that all uses of the Algeco Trademarks as provided herein shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Algeco Trademarks were used in the Algeco Business prior to the Closing Date. Any and all goodwill generated by the use of the Algeco Trademarks by the Williams Owners hereunder shall inure solely to the benefit of the applicable Algeco Owners; and

(ii)         not (A) use the Algeco Trademarks in any manner that may damage, impair or tarnish the reputation of the Algeco Owners or the goodwill associated with the Algeco Trademarks, (B) transfer, delegate, hypothecate or sublicense any rights to use the Algeco Trademarks granted under this Section 3.02, or attempt to do any of the foregoing, or (C) hold itself out as having any affiliation or association with the Algeco Owners, other than as may be required by applicable Law or in connection with describing the historical relationship with the Williams Owners.

(c)          Except as expressly provided herein, no other right to use the Algeco Trademarks is granted hereunder, whether by implication or otherwise. Each of the Algeco Owners is an intended third party beneficiary hereof with the right to enforce the provisions set forth in this Section 3.02 directly.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01.       Qualification and Organization of A/S Holding. As of the Closing Date, A/S Holding is a société à responsabilité limitée duly organized, validly existing and in good standing under the Laws of Luxembourg with all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by A/S Holding of this Agreement and the performance of its obligations hereunder have been duly authorized by all requisite action on the part of A/S Holding. This Agreement has been duly executed and delivered by A/S Holding, and constitutes a legal, valid and binding obligation of A/S Holding, enforceable against A/S Holding in accordance with its terms.

H-5

Section 4.02.       Qualification and Organization of the Holdco Acquiror. As of the Closing Date, the Holdco Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by the Holdco Acquiror of this Agreement and the performance of its obligations hereunder have been duly authorized by all requisite action on the part of the Holdco Acquiror. This Agreement has been duly executed and delivered by the Holdco Acquiror, and constitutes a legal, valid and binding obligation of the Holdco Acquiror, enforceable against the Holdco Acquiror in accordance with its terms.

Section 4.03.       Qualification and Organization of the Company. As of the Closing Date, the Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 4.04.       DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES IN THIS ARTICLE IV, EACH PARTY HEREBY DISCLAIMS ANY WARRANTY, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, UNDER THIS AGREEMENT.

ARTICLE V
ASSIGNMENT OF AGREEMENT AND TRADEMARKS

Section 5.01.       Assignment of Agreement. This Agreement shall not be assigned by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement without such consent to an Affiliate, in connection with a reorganization, or in connection with the sale of all or substantially all of its business or assets to which this Agreement relates; provided that the (a) assignee agrees in writing to be bound by the terms and conditions of this Agreement and (b) the assigning Party provides prior written notification of the assignment to the non-transferring Party. Subject to the preceding sentence, but without relieving either Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 5.02.       Assignment of Trademarks. The Parties shall not assign or otherwise transfer any of their respective rights in the Algeco Trademarks or the Williams Trademarks (as applicable) to any other Person (including any of their Affiliates), unless that Person agrees in writing to be bound by the terms and conditions of this Agreement and the transferring Party provides prior written notification of the assignment to the non-transferring Party.

H-6

Section 5.03.        M&A Activity. For purposes of Section 5.01 and Section 5.02, and without limiting their generality, any merger, consolidation or other business combination transaction involving a Party (regardless of whether that Party is a surviving or disappearing entity) will be deemed to be a transfer of this Agreement subject to the requirements of Section 5.01(a) and (b), or a transfer of the Algeco Trademarks or the Williams Trademarks (as applicable) subject to the requirements of Section 5.02. No delegation or other transfer will relieve the delegating or transferring Party of any of its obligations under this Agreement.

Section 5.04.        Effect. Any purported assignment, delegation or transfer in violation of this ARTICLE V is void.

ARTICLE VI
REMEDIES

Section 6.01.        Equitable Relief. Each Party acknowledges that a material breach or threatened breach by such Party of its obligations under this Agreement would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and hereby agrees that, in the event of a breach or a threatened breach by such Party of any such obligations, the other Party hereto shall be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 6.02.        Enforcement; Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

ARTICLE VII
MISCELLANEOUS

Section 7.01.        Term; Termination. This Agreement shall be effective as of the date hereof and shall continue perpetually unless (a) terminated by mutual agreement between the Parties, or (b) either Party has abandoned (as that term is understood under the Lanham Act, 15 U.S.C. § 1127(b)) all of the Algeco Trademarks or the Williams Trademarks (as applicable). Either Party shall have the right to terminate all rights to use their respective Trademarks granted under ARTICLE III if the other Party materially breaches any of the limitations or restrictions imposed thereunder with respect to that Party’s use of such Trademarks and fails to cure such material breach within sixty (60) days of written notice specifying such material breach.

Section 7.02.        Amendment and Modification; Waiver. This Agreement may be amended, modified and supplemented by an instrument in writing signed on behalf of each of the Parties. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

H-7

Section 7.03.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to A/S Holding, to:

Algeco Scotsman Global S.à r.l.

[Address]

Attention: [●]

Facsimile: [●]

E-mail: [●]

if to the Holdco Acquiror, to:

Williams Scotsman Holdings Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Eli Baker

Facsimile: [●]

E-mail: elibaker@geacq.com

and

if to the Company, to:

Williams Scotsman International, Inc.

[Address]

Attention: [●]

Facsimile: [●]

E-mail: [●]

Section 7.04.        Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 7.05.        Counterparts. This Agreement may be executed manually or by facsimile or pdf by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Party.

H-8

Section 7.06.        Entire Agreement; Third-Party Beneficiaries.

(a)          This Agreement and the Purchase Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)          Except as expressly contemplated herein, no provision of this Agreement, express or implied, is intended to or shall confer upon any other Person other than the Parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.07.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

Section 7.08.        Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles that would result in the application of the Law of any other jurisdiction.

(b)          Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 7.08(b) in the manner provided for notices in Section 7.03. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

H-9

Section 7.09.        Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.09.

[Remainder of page intentionally left blank]

H-10

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

ALGECO/SCOTSMAN HOLDING S.À R.L.

By:
Name:
Title:

WILLIAMS SCOTSMAN HOLDINGS CORP.

By:
Name:
Title:

WILLIAMS SCOTSMAN INTERNATIONAL, INC.

By:
Name:
Title:

[Signature Page to Trademark Co-Existence Agreement]

EXHIBIT A

Algeco Trademarks

ALGECO SCOTSMAN

AS FLEX

A-1

EXHIBIT B

Williams Trademarks

WILLIAMS SCOTSMAN

WILLIAMS SCOTSMAN & Design

GOSPACE BY WILLIAMS SCOTSMAN

REMOD BY WILLIAMS SCOTSMAN

TECHSUITE BY WILLIAMS SCOTSMAN

B-1

EXHIBIT I

EXCHANGE AGREEMENT TERM SHEET

1.	Parties. The Exchange Agreement will be entered into at Closing by and among Parent Acquiror, Holdco Acquiror and the Sellers (each an “AS Holder” and collectively, the “AS Holders”).

2.	Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the meanings described to them in the Stock Purchase Agreement dated as of August 21, 2017 (the “Purchase Agreement”), to which this Term Sheet is attached as Exhibit I thereto.

3.	Holdco Equity Issuance. Pursuant to the terms and conditions of the Purchase Agreement, as a portion of the Purchase Price contemplated thereunder, the AS Holders will acquire that number of shares of Holdco Common Stock necessary to grant the AS Holders a collective ownership interest in Holdco Acquiror equal to 10% of the issued and outstanding Holdco Common Stock on a fully diluted basis as of the Closing Date. Subject at all times to the preemptive rights granted to the AS Holders (or their Permitted Transferees as the case may be) under the Holdco Shareholders Agreement, the Holdco Common Stock held by the AS Holders (or a Permitted Transferee, as the case may be) shall be subject to downward adjustment (by the issuance of additional shares of Holdco Common Stock to Parent Acquiror) for: (1) subsequent issuances (excluding (i) the release from escrow of any shares of Parent Common Stock, warrants of Parent Acquiror held by Founders and restricted under the Earnout Agreement and any shares of Parent Common Stock issued upon exercise of such warrants and (ii) any issued and outstanding public warrants or shares of Parent Common Stock issued upon exercise of such existing public warrants) of Parent Common Stock (or any securities convertible or exchangeable into Parent Common Stock) after the Closing, including to the TDR Investor, and (2) subsequent issuances of Holdco Common Stock to Parent Acquiror in exchange for additional capital contributions by Parent Acquiror to Holdco Acquiror. Parent Acquiror shall own the remaining 90% of Holdco Acquiror as of the Closing Date, which percentage shall thereafter be subject to corresponding upward adjustment in accordance with the foregoing in the event that the AS Holders (or their Permitted Transferees as the case may be) do not exercise their rights of preemption or in the limited scenarios where such rights of preemption are not triggered (as provided for in the Holdco Shareholders Agreement).

4.	Transfer Rights. During the one (1)-year period following the Closing Date (the “Transfer Period”), the AS Holders may not transfer any of the shares of Holdco Common Stock that are held by the AS Holders except that, in the sole discretion of the AS Holders, all (but not less than all) of the shares of Holdco Common Stock held by the AS Holders may be transferred solely to the TDR Investor or one of its Affiliates (each a “Permitted Transferee”); provided that, as condition to such transfer, such Permitted Transferee shall sign a joinder agreement to each of the Holdco Shareholders Agreement and Holdco Exchange Agreement. The Parent Acquiror shall have a right of first refusal to purchase the Holdco Common Stock held by the AS Holders or the Permitted Transferee, as the case may be, prior to any sale, transfer or other assignment of shares of Holdco Common Stock held thereby (excluding, for the avoidance of doubt, any transfer pursuant to this Paragraph 4 or any exchange pursuant to Paragraph 5 of this term sheet).

5.	Exchange Rights. Pursuant to the terms of the Exchange Agreement, at any time within five (5) years after the Closing, the AS Holders, or a Permitted Transferee, as the case may be, shall have right, but not the obligation, to collectively exchange all (but not less than all) of their shares of Holdco Common Stock into newly issued shares of Parent Common Stock in a private placement transaction. The aggregate shares of Holdco Common Stock shall be converted into that number of shares of Parent Common Stock as determined by an exchange ratio to be agreed to based on the principles agreed to herein, taking into account the average trading price of the Parent Common Stock over a 20 day trading period on NASDAQ, or the applicable national securities exchange, and the aggregate ownership percentage of the AS Holders of issued and outstanding Holdco Common Stock (adjusted as described under Paragraph 3 of this term sheet such that, inter alia, the shares of Parent Common Stock issued upon exchange shall exclude the dilutive effect of the issuances described at paragraph 3(1)(i) and (ii) of this term sheet) at the time of the exchange. The parties agree to work together in good faith to calculate such exchange ratio based on the principles set out herein.

I-1

6.	Registration Rights, etc. Immediately upon issuance of any Parent Common Stock to the AS Holders in exchange for Holdco Common Stock pursuant to the terms and conditions of the Exchange Agreement, the AS Holders, or Permitted Transferee, will execute a joinder agreement to the Registration Rights Agreement with respect to such newly issued shares of Parent Common Stock and upon execution thereof be treated as a “holder” thereunder with the same demand, shelf, piggyback registration and similar rights granted to the TDR Investor party thereto. To the extent that the lock-up arrangements have not expired pursuant to the agreement between the TDR Investor and the Parent Acquiror with respect to the Parent Common Stock held by the TDR Investor at the time of exchange, the unexpired term of such lock-up arrangements shall also apply to the Parent Common Stock issued pursuant to the Exchange Agreement.

7.	Representations & Warranties. The Exchange Agreement will contain standard representations and warranties of Parent Acquiror with respect to the issuance of the exchange shares, including without limitation:
o	Due authorization;
o	Capitalization;
o	No restrictions, no conflicts and no consents or approvals required; and
o	Issuance of Parent Common Stock free and clear of all encumbrances, liens, restrictions, etc.

Each AS Holder will make standard investor representations in the Exchange Agreement, substantially similar to those made by the TDR Investor in the Subscription Agreement entered into on the Closing Date as a condition to the transactions governed by the Purchase Agreement.

•	Listing Requirements. Parent Acquiror will covenant that the issuance of the shares of Parent Common Stock in exchange for the shares of Holdco Common Stock will be done in accordance with the NASDAQ marketplace rules or the rules of applicable listing agency. Upon exchange, Parent Acquiror will take all actions necessary to ensure that the exchange shares are approved for listing on NASDAQ, or any other national securities exchange.

•	Governing Law. The Exchange Agreement will be governed by Delaware law, with the courts of the State of Delaware having exclusive jurisdiction over any action or proceeding relating thereto. The parties will agree to waive any trial by jury pertaining to any action or proceeding relating to the exchange shares, Exchange Agreement or related transactions.

8.	Tax Matters. The parties will agree to qualify the share exchange in a manner that is most favorable to all parties for tax purposes. Any taxes imposed in connection with the exchange of shares contemplated by the Exchange Agreement shall be borne by the AS Holders, or a Permitted Transferee, as the case may be.

I-2

EXHIBIT J

TERM SHEET OF SHAREHOLDERS AGREEMENT OF WILLIAMS SCOTSMAN HOLDINGS CORP.

1.	Parties. The Shareholders Agreement will be entered into at Closing by and among Double Eagle Acquisition Corp. (“Parent”), Williams Scotsman Holdings Corp. (“Holdco”) and the Sellers named therein (each an “AS Holder” and collectively, the “AS Holders”).

2.	Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the meanings described to them in the Stock Purchase Agreement dated as of August 21, 2017 (the “Purchase Agreement”), to which this Term Sheet is attached as Exhibit J thereto.

3.	Type of Security. Common Stock, par value $0.0001 per share.

4.	Issuer. Holdco.

5.	Price Per Share. Pursuant to terms and conditions of the Purchase Agreement, as a portion of the Purchase Price contemplated thereunder, the AS Holders will acquire that number of shares of Holdco Common Stock necessary to grant the AS Holders a collective ownership interest in Holdco Acquiror equal to 10% of the issued and outstanding Holdco Common Stock on a fully diluted basis as of the Closing Date.

6.	Transfer Rights. During the one (1)-year period following the Closing Date (the “Transfer Period”), the AS Holders may not transfer any of the shares of Holdco Common Stock that are held by the AS Holders except that, in the sole discretion of the AS Holders, all (but not less than all) of the shares of Holdco Common Stock held by the AS Holders may be transferred solely to the TDR Investor or one of its Affiliates (each a “Permitted Transferee”); provided that, as condition to such transfer, such Permitted Transferee shall sign a joinder agreement to each of the Holdco Shareholders Agreement and Holdco Exchange Agreement. The Parent Acquiror shall have a right of first refusal to purchase the shares held by the AS Holders or a Permitted Transferee, as the case may be, prior to any sale, transfer or other assignment of any shares of Holdco Common Stock held thereby (excluding any transfer or exchange permitted pursuant to the Exchange Agreement).

7.	Preemptive Rights. The Shareholders Agreement will contain customary preemptive rights to permit the AS Holders, or a Permitted Transferee, as the case may be, to avoid dilution and maintain their aggregate percentage ownership of Holdco on a fully diluted basis as of the Closing Date upon any future issuance of any additional shares of Holdco Common Stock or Parent Common Stock for cash. Any future issuances that are not for cash and are not offered to other existing shareholders on a preemptive basis or otherwise (i.e., derivatives issued by Parent or shares issued to a vendor on completion of an acquisition) would not trigger such preemptive rights.

8.	Tag/Drag Rights. The Shareholders Agreement will contain customary tag and drag provisions, other than with respect to a permitted transfer by the AS Holders to a Permitted Transferee.

9.	Voting Rights. In all matters submitted for a vote to the holders of Holdco Common Stock, the AS Holders or their Permitted Transferee, as the case may be, will be entitled to vote that number of shares of Holdco Common Stock held thereby. For the avoidance of doubt, as of the Closing Date, the Parent and the AS Holders will vote together as a single class.

J-1

10.	Protective Provisions. So long as the AS Holders, or a Permitted Transferee, as the case may be, own any shares of Holdco Common Stock, Parent and Holdco will not, without the affirmative vote or unanimous written consent of all of the AS Holders, or their Permitted Transferee, as the case may be, amend its certificate of incorporation or bylaws or otherwise vary or amend the rights attaching to the Holdco Common Stock, in each case in a manner that would have a materially disproportionate effect on the AS Holders as minority shareholders as compared to the other shareholders of Holdco; provided, that the affirmative vote or unanimous written consent of the AS Holders, or a Permitted Transferee, as the case may be, shall always be required to amend the exchange rights as set out in the Exchange Agreement or the preemptive rights set forth in the Shareholders Agreement. For the avoidance of doubt, no such affirmative vote or unanimous written consent would be required in connection with any equity issuances.

11.	Acquisitions by Holdco. The Shareholders Agreement will provide that any acquisition (whether by merger, asset acquisition, stock purchase or otherwise) of a business similar to that of the Company shall be consummated by Holdco, a wholly-owned subsidiary of Holdco or a wholly-owned subsidiary of Parent that is a parent company of Holdco, such that immediately following the closing of such acquisition Holdco, a wholly-owned subsidiary of Holdco or a wholly-owned subsidiary of Parent that is a parent company of Holdco will hold the assets or stock, as applicable, of the target entity. Notwithstanding the foregoing, in the event that such acquisition is consummated by a wholly-owned subsidiary of Parent that is a parent company of Holdco, which will hold the assets or stock of the target entity upon consummation thereof, the Shareholders Agreement will provide that appropriate adjustments will be made, or actions will be taken, to ensure that the AS Holders, or a Permitted Transferee, as the case may be, are not disadvantaged (in terms of the ratio of ownership of Holdco between the AS Holders and Parent after giving effect to such acquisition as compared to such ratio immediately prior to giving effect to such acquisition) by the fact that the assets or stock, as applicable, of the target entity are not held directly by Holdco or a subsidiary thereof.

12.	Governing Law. The Shareholders Agreement will be governed by Delaware law, with the courts of the State of Delaware having exclusive jurisdiction over any action or proceeding relating thereto. The parties will agree to waive any trial by jury pertaining to any action or proceeding relating to the Shareholder Agreement.

J-2

EXHIBIT K

FORM OF CERTIFICATE OF INCORPORATION

OF

[  ]

ARTICLE I

Name

The name of the Corporation is [  ] (the “Corporation”).

ARTICLE II

Registered Agent; Registered Office

The address of the Corporation’s registered office in the State of Delaware is [Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801]. The name of the Corporation’s registered agent at such address is [The Corporation Trust Company].

ARTICLE III

Purposes

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Incorporator

The name and mailing address of the incorporator are [●], c/o [●].

ARTICLE V

Capital Stock

1. Authorized Stock. Prior to the filing of this Certificate of Incorporation, the Corporation was a Cayman Islands exempted company (at such time, the “Predecessor Corporation”), which had authorized share capital consisting of 1,000,000 Preferred Shares, par value $0.0001 per share (“Predecessor Preferred Shares”), 380,000,000 Class A Ordinary Shares, par value $0.0001 per share (the “Predecessor Class A Ordinary Shares”) and 20,000,000 Class B Ordinary Shares, par value $0.0001 per share (the “Predecessor Class B Ordinary Shares”). Immediately upon the acceptance of this Certificate of Incorporation for filing by the Secretary of State of the State of Delaware, each one (1) Predecessor Class B Ordinary Share automatically, without any further action, converted into an equal number of Predecessor Class A Ordinary Shares. Immediately following the conversion of Predecessor Class B Ordinary Shares into Predecessor Class A Ordinary Shares, the Predecessor Class A Ordinary Shares issued and outstanding or held as treasury stock, automatically and without further action by any stockholder, were reclassified as, and became, shares of Common Stock (as defined below). As a result, the total number of shares of all classes of stock that the Corporation is authorized to issue is [401,000,000] shares of stock, consisting of (i) [1,000,000] shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”) and (ii) [400,000,000] shares of common stock, par value $0.0001 (“Common Stock”). Each share of Common Stock shall entitle the holder hereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

K-1

Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the “Board”), authority to do so being hereby expressly vested in the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

ARTICLE VI

Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board shall have the power to adopt, amend, repeal or otherwise alter the bylaws of the Corporation (the “Bylaws”) without any action on the part of the stockholders; provided, however, that any Bylaws made by the Board may be amended, altered or repealed by the stockholders.

ARTICLE VII

Directors

1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Number; Term; Election; Qualification. The number of directors that constitutes the initial Board is six and shall be fixed from time to time by resolution of the Board in accordance with the Bylaws. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal, except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. The names and mailing addresses of the persons who are to serve as directors following effectiveness of this Certificate of Incorporation until the first annual meeting or until successors are elected and qualified are as follows:

Name	Address

3. Removal and Vacancies. Any director may be removed from office by the stockholders of the corporation only for cause. Vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

K-2

ARTICLE VIII

Indemnification of Directors

1. Limitation of Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each current or former director or officer of the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL as so amended from time to time. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2. Indemnification. The Corporation shall, in accordance with this Certificate of Incorporation and the Bylaws, indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee, partner, representative or agent of another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (an “indemnitee”), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee. The Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the Board. Each person who was, is or becomes a director or officer of the Corporation shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article VIII. All rights to indemnification under this Article VIII shall be deemed to have vested at the time such person becomes or became a director or officer of the Corporation, and such rights shall continue as to an indemnitee who has ceased to be a director and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, modification, alteration or repeal of this Article VIII that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission. Claims for indemnification shall be made pursuant to the procedural requirements of the Bylaws.

3. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

K-3

ARTICLE IX

Exclusive Jurisdiction for Certain Actions

1. Exclusive Forum. Unless the Board or one of its committees otherwise approves, in accordance with Section 141 of the DGCL, this Certificate of Incorporation and the Bylaws, to the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each, a “Covered Proceeding”).

2. Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with paragraph (a) above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (each, a “Foreign Action”) in the name of any person or entity (a “Claiming Party”) without the prior approval of the Board or one of its committees in the manner described in paragraph (a) above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce paragraph (a) above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.

3. Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX and waived any argument relating to the inconvenience of the forums reference above in connection with any Covered Proceeding.

ARTICLE X

Severability

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XI

Corporate Opportunity

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

K-4

ARTICLE XII

Amendment

Except as expressly provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that Articles V, VI, VII, VIII, IX, X, XI, and XII of this Certificate of Incorporation may only be amended or repealed by an affirmative vote of the holders of a majority of the outstanding shares of all capital stock entitled to vote upon such amendment or repeal, voting as a single class

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed on [  ], 2017.

DOUBLE EAGLE ACQUISITION CORP.,
a Cayman Islands company

By:
Name:
Title:

K-5

EXHIBIT L

BYLAWS

OF

[  ]

Adopted [  ], 2017

Article 1

Stockholders

1.1 Place of Meetings. Meetings of stockholders of [ ], a Delaware corporation (the “Corporation”), shall be held at the place, either within or without the State of Delaware, as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) from time to time; provided, that the Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”).

1.2 Annual Meetings. Annual meetings of stockholders shall be held at such time and place as fixed by the Board of Directors for the purpose of electing directors and transacting any other business as may properly come before such meetings.

1.3 Special Meetings. Except as otherwise required by law, special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation, to be held at such place, date and time as shall be designated in the notice or waiver of notice thereof. Only business within the purposes described in the Corporation’s notice of meeting required by Section 1.4 may be conducted at the special meetings. The ability of the stockholders to call a special meeting is specifically denied.

1.4 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Corporation’s Certificate of Incorporation (as the same may be amended or restated from time to time, the “Certificate of Incorporation”) or these Bylaws, the written notice of any meeting shall be given no fewer than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. If delivered or given by any other permitted means, such notice shall be deemed delivered when dispatched by any generally accepted means of electronic communication, addressed to the stockholder at any address of or for that stockholder that is appropriate in view of the means of communication used. Personal delivery of any such notice to any officer of a corporation or association or to any member of a partnership shall constitute delivery of such notice to such corporation, association or partnership.

1.5 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

L-1

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders, the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum, and the stockholders present at any duly convened meeting may continue to do business until adjournment notwithstanding any withdrawal from the meeting of holders of shares counted in determining the existence of a quorum. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided in Section 1.5 of these Bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or any direct or indirect subsidiary of the Corporation shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

1.7 Organization. Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the Vice Chairman of the Board of the Directors, if any, or in his or her absence by the Chief Executive Officer, or in his or her absence by a chairman designated by the Board of Directors, or in the absence of such designation, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

1.8 Voting; Proxies. Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder that has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot. Directors shall be elected by a plurality of the votes entitled to be cast by the stockholders who are present in person or represented by proxy at the meeting and entitled to vote on the election of directors. All other elections and questions shall, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, be decided by a majority of the votes entitled to be cast by the stockholders who are present in person or represented by proxy at the meeting and entitled to vote. In the case of a matter submitted for a vote of the stockholders as to which a stockholder approval requirement is applicable under the stockholder approval policy of the Nasdaq Stock Market or any other exchange or quotation system on which the capital stock of the Corporation is quoted or traded, the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any provision of the Internal Revenue Code of 1986, as amended (the “Code”), in each case for which no higher voting requirement is specified by the DGCL, the Certificate of Incorporation or these Bylaws, the vote required for approval shall be the requisite vote specified in such stockholder approval policy, Rule 16b-3 or Code provision, as the case may be (or the highest such requirement if more than one is applicable).

1.9 Stockholder Action by Written Consent. Unless otherwise provided in the Certificate of Incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided, however, that an action by written consent to elect directors, unless such action is unanimous, may be in lieu of the holding of an annual meeting only if all the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

L-2

Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to in such consent unless written consents signed by the requisite number of stockholders required to take the action are delivered to the corporation within 60 days of the earliest dated consent delivered to the corporation in the manner required by this Section 1.9. Delivery to the corporation shall be by delivery to its registered office in the State of Delaware, principal place of business or secretary or assistant secretary, if any, and, except for deliveries to the corporation’s registered office in the State of Delaware, may be by electronic transmission to the extent permitted by Section 228 of the DGCL, including to the extent and in the manner provided by resolution of the Board of Directors. Any such consent shall be inserted in the minute book as if it were the minutes of a meeting of the stockholders.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the corporation.

1.10 Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date for stockholders entitled to receive notice of the meeting of stockholders or any other action, which shall not be more than 60 nor fewer than 10 days before the date of such meeting or other action. If the Board of Directors so fixes a date for the determination of stockholders entitled to receive notice of a meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote.

1.11 List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

L-3

1.12 Notice of Stockholder Business; Nominations.

(a) Annual Meetings of Stockholders. Nominations of one or more individuals to the Board of Directors (each, a “Nomination,” and more than one, “Nominations”) and the proposal of business other than Nominations (“Business”) to be considered by the stockholders of the Corporation may be made at an annual meeting of stockholders only (1) pursuant to the Corporation’s notice of meeting or any supplement thereto (provided, however, that reference in the Corporation’s notice of meeting to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include Nominations), (2) by or at the direction of the Board of Directors or (3) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.12 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 1.12. Subclause (3) above shall be the exclusive means for a stockholder to make nominations or submit business (other than matters properly brought under Rule 14a-8 (or any successor thereto) under the Exchange Act and indicated in the Corporation’s notice of meeting) before an annual meeting of stockholders.

(b) Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders of the Corporation as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting; provided, however, that reference in the Corporation’s notice of meeting to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.12 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Section 1.12. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may make Nominations of one or more individuals (as the case may be) for election to such positions as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.12(c)(1) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation in accordance with Section 1.12(c)(1)(E).

(c) Stockholder Nominations and Business. For Nominations and Business to be properly brought before an annual meeting by a stockholder pursuant to Section 1.12(a)(3), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in compliance with this Section 1.12, and any such proposed Business must constitute a proper matter for stockholder action. For Nominations to be properly brought before a special meeting by a stockholder pursuant to Section 1.12(b)(2), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in compliance with this Section 1.12.

(1) Stockholder Nominations.

(A) Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.12 shall be eligible for election at an annual or special meeting of stockholders of the Corporation, and any individuals subject to a Nomination not made in compliance with this Section 1.12 shall not be considered nor acted upon at such meeting of stockholders.

L-4

(B) For Nominations to be properly brought before an annual or special meeting of stockholders of the Corporation by a stockholder pursuant to Section 1.12(a)(3) or Section 1.12(b)(2), respectively, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation at the principal executive offices of the Corporation pursuant to this Section 1.12. To be timely, the stockholder’s notice must be delivered to the Secretary of the Corporation as provided in Section 1.12(c)(1)(C) or Section 1.12(c)(1)(D), in the case of an annual meeting of stockholders of the Corporation, and Section 1.12(c)(1)(E), in the case of a special meeting of stockholders of the Corporation, respectively.

(C) In the case of an annual meeting of stockholders of the Corporation, to be timely, any Nomination made pursuant to Section 1.12(a)(3) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(D) Notwithstanding Section 1.12(c)(1)(C), in the event that the number of directors to be elected to the Board of Directors at an annual meeting of stockholders of the Corporation is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, the stockholder’s notice required by this Section 1.12 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(E) In the case of a special meeting of stockholders of the Corporation, to be timely, any Nomination made pursuant to Section 1.12(b)(2) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

L-5

(F) To be in proper form, a stockholder’s notice of Nomination(s) pursuant to Section 1.12(a)(3) or Section 1.12(b)(2) shall set forth: (i) as to any Nomination to be made by such stockholder, (a) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 under the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the Nomination or the Corporation and (b) such individual’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination is made (a) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (b) the class, series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of the stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination, (d) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or beneficial owner or any of its affiliates with respect to any share of stock of the Corporation, (e) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the individual subject to the Nomination and/or (2) otherwise to solicit proxies from stockholders of the Corporation in support of such Nomination and (f) a description of any agreement, arrangement or understanding with respect to the Nomination between or among such stockholder, any of its affiliates or associates and any others acting in concert with any of the foregoing, including the individual subject to the Nomination. The Corporation may require any individual subject to such Nomination to furnish such other information as it may reasonably require to determine the eligibility of such individual to serve as a director of the Corporation.

(2) Stockholder Business.

(A) Only such Business shall be conducted at an annual or special meeting of stockholders of the Corporation as shall have been brought before such meeting in compliance with the procedures set forth in this Section 1.12, and any Business not brought in accordance with this Section 1.12 shall not be considered nor acted upon at such meeting of stockholders.

(B) In the case of an annual meeting of stockholders of the Corporation, to be timely, any such written notice of a proposal of Business pursuant to Section 1.12(a)(3) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) To be in proper form, a stockholder’s notice of a proposal of Business pursuant to Section 1.12(a)(3) shall set forth: (i) as to the Business proposed by such stockholder, a brief description of the Business desired to be brought before the meeting, the text of the proposal or Business (including the text of any resolutions proposed for consideration and in the event that such Business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such Business at the meeting and any material interest in such Business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (b) the class, series, and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Business, (d) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or beneficial owner or any of its affiliates with respect to any share of stock of the Corporation and (e) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposed Business and/or (2) otherwise to solicit proxies from stockholders of the Corporation in support of such Business.

L-6

(d) General.

(1) Except as otherwise provided by law, the chairman of the meeting of stockholders of the Corporation shall have the power and duty (a) to determine whether a Nomination or Business proposed to be brought before such meeting was made or proposed in accordance with the procedures set forth in this Section 1.12, and (b) if any proposed Nomination or Business was not made or proposed in compliance with this Section 1.12, to declare that such Nomination or Business shall be disregarded or that such proposed Nomination or Business shall not be considered or transacted. Notwithstanding the foregoing provisions of this Section 1.12, if a stockholder (or a qualified representative of such stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a Nomination or Business, such Nomination or Business shall be disregarded and such Nomination or Business shall not be considered or transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(2) For purposes of this Section 1.12, “public announcement” shall include disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(3) Nothing in this Section 1.12 shall be deemed to affect (a) the rights or obligations, if any, of stockholders of the Corporation to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor thereto) under the Exchange Act or (b) the rights, if any, of the holders of any series of preferred stock of the Corporation to elect directors pursuant to any applicable provisions of the certificate of incorporation of the Corporation.

Article 2

Board of Directors

2.1 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined, notices thereof need not be given.

2.2 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chief Executive Officer, any Vice President, the Secretary or by a majority of the Board of Directors. Notice of the time and place of special meetings shall be:

(a) delivered personally by hand, by courier or by telephone;

(b) sent by United States first-class mail, postage prepaid;

(c) sent by facsimile; or

(d) sent by electronic mail,

L-7

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records. If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

2.3 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.3 shall constitute presence in person at such meeting.

2.4 Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or any agreement binding upon the Corporation otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

2.5 Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the Vice Chairman of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

2.6 Board of Directors Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, without prior notice and without a vote, if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if such minutes are maintained in paper form and shall be in electronic form if such minutes are maintained in electronic form.

2.7 Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors, or may delegate such authority to an appropriate committee.

Article 3

Committees

3.1 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate two or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all pages that may require it.

L-8

3.2 Committee Rules. Unless the Board of Directors or the charter of any such committee otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article 2 of these Bylaws. Each committee and subcommittee shall keep regular minutes of its meetings and report the same to the board of directors, or the committee, when required.

Article 4

Officers

4.1 Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, Chief Financial Officer and Secretary, and the Board of Directors may, if it so determines, choose a Chairman of the Board of Directors and a Vice Chairman of the Board of Directors from among its members. The Board of Directors may also elect a General Counsel, a President, one or more Vice Presidents, Assistant Secretaries, Controllers, Assistant Controllers and such other officers as the Board of Directors deems necessary. Each such officer shall hold office for the term for which he or she is elected or appointed and until his or her successor has been elected or appointed and qualified or until his or her death or until he or she shall resign or until he or she shall have been removed in the manner hereinafter provided. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

4.2 Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors, and to the extent not so prescribed, they shall each have such powers and authority and perform such duties in the management of the property and affairs of the Corporation, subject to the control of the Board of Directors, as generally pertain to their respective offices. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties. Without limitation of the foregoing:

(a) Chairman of the Board of Directors. The Chairman of the Board, if any, shall be a director of the Corporation. The Chairman of the Board of Directors shall undertake duties prescribed herein and such other duties or responsibilities as the Board of Directors may assign.

(b) Lead Director of the Board of Directors. The Lead Director of the Board, if any, shall be a director of the Corporation, who is not also an officer of the Corporation. The Lead Director of the Board of Directors shall undertake duties prescribed herein and such other duties or responsibilities as the Board of Directors may assign.

(c) Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the Corporation. Subject to the control of the Board of Directors, the Chief Executive Officer shall have general supervision over the business of the Corporation and shall have such other powers and duties as chief executive officers of corporations usually have or as the Board of Directors may assign.

(c) President. The President shall be the chief operations officer of the Corporation. Subject to the control of the Board of Directors, the President shall have general supervision over the business of the Corporation, to the extent not the responsibility of the Chief Executive Officer, and shall have such other powers and duties as presidents of corporations usually have or as the Board of Directors may assign.

L-9

(d) Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have custody of all funds and securities of the Corporation and shall sign all instruments and documents as require his or her signature. The Chief Financial Officer shall undertake such other duties or responsibilities as the Board of Directors may assign.

(e) Vice President. Each Vice President shall have such powers and duties as the Board of Directors or the Chief Executive Officer may assign.

(f) Secretary. The Secretary shall issue notices of all meetings of the stockholders and the Board of Directors where notices of such meetings are required by law or these Bylaws and shall keep the minutes of such meetings. The Secretary shall sign such instruments and attest such documents as require his or her signature of attestation and affix the corporate seal thereto where appropriate.

4.3 Compensation. The salaries of the officers shall be fixed from time to time by the Board of Directors. Nothing contained herein shall preclude any officer from serving the Corporation in any other capacity, including that of director, or from serving any of its stockholders, subsidiaries or affiliated entities in any capacity and receiving proper compensation therefor.

4.4 Representation of Shares of Other Corporations. Unless otherwise directed by the Board of Directors, the Chief Executive Officer or any other person authorized by the Board of Directors or the Chief Executive Officer is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Article 5

Stock

5.1 Certificates.

(a) The Corporation is authorized to issue shares of common stock of the Corporation in certificated or uncertificated form. The shares of the common stock of the Corporation shall be registered on the books of the Corporation in the order in which they shall be issued. Any certificates for shares of the common stock, and any other shares of capital stock of the Corporation represented by certificates, shall be numbered, shall be signed by (i) the Chairman of the Board of Directors, the President or a Vice President and (ii) the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer. Any or all of the signatures on a certificate may be a facsimile signature. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he, she or it were such officer, transfer agent or registrar at the date of issue. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send, or cause to be sent, to the record owner thereof a written statement setting forth the name of the Corporation, the name of the stockholder, the number and class of shares and such other information as is required by law, including Section 151(f) of the DGCL. Any stock certificates issued and any notices given shall include such other information and legends as shall be required by law or necessary to give effect to any applicable transfer, voting or similar restrictions.

(b) No certificate representing shares of stock shall be issued until the full amount of consideration therefor has been paid, except as otherwise permitted by law.

L-10

5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate. If shares represented by a stock certificate alleged to have been lost, stolen or destroyed have become uncertificated shares, the Corporation may, in lieu of issuing a new certificate, cause such shares to be reflected on its books as uncertificated shares and may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate.

5.3 Dividends. The Board of Directors, subject to any restrictions contained in the Certificate of Incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the Certificate of Incorporation. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

5.4 Transfer of Shares.

(a) Transfers of shares shall be made upon the books of the Corporation (i) only by the holder of record thereof, or by a duly authorized agent, transferee or legal representative and (ii) in the case of certificated shares, upon the surrender to the Corporation of the certificate or certificates for such shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

(b) The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the absolute owner thereof for all purposes and, accordingly, shall not be bound to recognize any legal, equitable or other claim to, or interest in, such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

5.5 Transfer Agent; Registrar. The Board of Directors may appoint a transfer agent and one or more co-transfer agents and registrar and one or more co-registrars and may make, or authorize any such agent to make, all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

Article 6

Indemnification

6.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee, partner, manager, representative or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (an “Indemnitee”), whether the basis in such Proceeding is alleged action in an official capacity as director, officer, employee, member, trustee, partner, manager, representative or agent or in any other capacity while serving as such, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid in settlement) incurred or suffered by such Indemnitee in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if the initiation of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors.

L-11

6.2 Limitations on Indemnification. Subject to the requirements in the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article 6 in connection with any Proceeding (or any part of any Proceeding):

(a) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) otherwise required by applicable law; or

(e) if prohibited by applicable law.

6.3 Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking (an “Undertaking”) by or on behalf of the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

6.4 Claims.

(a) To obtain indemnification under this Article 6, an Indemnitee shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by an Indemnitee for indemnification pursuant to the first sentence of this Section 6.4(a), a determination, if required by applicable law, with respect to the Indemnitee’s entitlement thereto shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who are not and were not parties to the matter in respect of which indemnification is sought by Indemnitee (“Disinterested Directors”), (2) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by less than a quorum of the Board of Directors consisting of Disinterested Directors or (3) if a majority of Disinterested Directors so directs, by the stockholders of the Corporation.

L-12

(b) If a claim for indemnification or payment of expenses under this Article 6 is not paid in full by the Corporation within 60 days after a written claim therefor by the Indemnitee has been received by the Corporation (except in the case of a claim for advancement of expenses, for which the applicable period is 30 days), the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required Undertaking, if any is required, has been tendered to the Corporation) that the Indemnitee has not met the standard of conduct that makes it permissible under the DGCL for the Corporation to indemnify the Indemnitee for the amount claimed. Neither the failure of the Corporation (including its Board of Directors or stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. If a determination shall have been made pursuant to Section 6.4(b) that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 6.4(b). The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 6.4(b) that the procedures and presumptions of this Article 6 are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article 6.

6.5 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article 6 with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

6.6 Nonexclusivity of Rights. The rights conferred on any person by this Article 6 shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

6.7 Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

6.8 Survival; Amendment or Repeal. Each person who was, is, or becomes a director or officer shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article 6. Such rights shall be deemed to have vested at the time such person becomes or became a director or officer of the Corporation, and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, modification, alteration or repeal of this Article 6 that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

L-13

6.9 Enforceability. If any provision or provisions of this Article 6 shall be held to be invalid, illegal or unenforceable for any reason whatsoever, then (1) the validity, legality and enforceability of the remaining provisions of this Article 6 (including, without limitation, each portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (2) to the fullest extent possible, the provisions of this Article 6 (including, without limitation, each such portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

6.10 Insurance for Indemnification. The Corporation may purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Section 145 of the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in Section 6.4, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.

Article 7

Miscellaneous

7.1 Execution of Corporate Contracts and Instruments. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Fiscal Year. The fiscal year of the Corporation shall be the calendar year, unless otherwise determined by resolution of the Board of Directors.

7.3 Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

7.4 Notices.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

L-14

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

L-15

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

7.5 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

7.6 Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the Disinterested Directors, even though the Disinterested Directors be less than a quorum; (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. All directors, including interested directors, may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

L-16

7.7 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, hard drives or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

7.8 Amendment of Bylaws.

(a) These Bylaws may only be amended or repealed by the stockholders at an annual or special meeting of the stockholders, the notice for which designates that an amendment or repeal of one or more of such sections is to be considered, only by an affirmative vote of the stockholders holding a majority in interest of all shares entitled to vote upon such amendment or repeal, voting as a single class; provided, however, that Article 1, Section 2.2, Article 6 and Section 7.7 of these Bylaws may only be amended or repealed by the stockholders at an annual or special meeting of the stockholders, the notice for which designates that an amendment or repeal of one or more of such sections is to be considered, only by an affirmative vote of the stockholders holding a majority of the voting power of the stockholders entitled to vote at an election for directors of the Corporation, voting as a single class.

(b) The Board of Directors shall have the power to amend or repeal these Bylaws of, or adopt new bylaws for, the Corporation. Any such bylaws, or any alternation, amendment or repeal of these Bylaws, may be subsequently amended or repealed by the stockholders as provided in Section 7.7(a) of these Bylaws.

L-17

EXHIBIT M

CERTIFICATE OF INCORPORATION

OF

Williams Scotsman Holdings Corp.

ARTICLE I
NAME

The name of the corporation (herein called the “Corporation”) is Williams Scotsman Holdings Corp.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808 in the County of New Castle. The name of its registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred (100) shares of capital stock all of which shall be designated “Common Stock” and shall have a par value of $0.0001 per share.

ARTICLE V
DIRECTORS

The number of directors of the Corporation shall be such as from time to time fixed in the manner provided in the By-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the By-laws of the Corporation so require.

ARTICLE VI
BUSINESS COMBINATIONS

The Corporation hereby elects not to be governed by Section 203 of the DGCL.

M-1

IN WITNESS WHEREOF, I, the undersigned, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the DGCL, DO HEREBY CERTIFY, under penalties of perjury, that this is my act and deed and that the facts hereinabove stated are truly set forth and, accordingly, I have hereunto set my hand as of August 15, 2017.

/s/ Erick Rivero
Erick Rivero
Sole Incorporator

c/o Winston & Strawn LLP
200 Park Avenue
New York, New York 10166

M-2

EXHIBIT N

WILLIAMS SCOTSMAN HOLDINGS CORP.

Incorporated under the laws
of the State of Delaware

BYLAWS

As adopted on August 15, 2017

N-1

BYLAWS OF

WILLIAMS SCOTSMAN HOLDINGS CORP.

Article I.

OFFICES; BOOKS

1.1.	Registered Office.

The registered office of Williams Scotsman Holdings Corp. (the “Corporation”) in the State of Delaware shall be at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808, and the registered agent in charge thereof shall be Corporation Service Company.

1.2.	Other Offices.

The Corporation may also have an office or offices at any other place or places within or outside the State of Delaware.

1.3.	Books.

The books of the Corporation may be kept within or without of the State of Delaware as the Board of Directors (the “Board”) may from time to time determine or the business of the Corporation may require.

Article II.

MEETING OF STOCKHOLDERS; STOCKHOLDERS’
CONSENT IN LIEU OF MEETING

2.1.	Annual Meetings.

The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, date and hour as shall be fixed by the Board and designated in the notice or waiver of notice thereof, except that no annual meeting need be held if all actions, including the election of directors, required by the General Corporation Law of the State of Delaware (the “DGCL”) to be taken at a stockholders’ annual meeting are taken by written consent in lieu of meeting pursuant to Section 2.10 of this Article II.

2.2.	Special Meetings.

A special meeting of the stockholders for any purpose or purposes may be called by the Board, the Chairman, the President or at least a majority in voting interest of the stockholders, to be held at such place, date and hour as shall be designated in the notice or waiver of notice thereof.

N-2

2.3.	Notice of Meetings.

Except as otherwise required by statute, the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate”), or these Bylaws, notice of each annual or special meeting of the stockholders shall be given to each stockholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the day on which the meeting is to be held, by delivering written notice thereof to him personally, or by mailing a copy of such notice, postage prepaid, directly to him at his address as it appears in the records of the Corporation, or by transmitting such notice thereof to him at such address by facsimile, or via email as a portable document format (.pdf). Every such notice shall state the place, the date and hour of the meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy, or who shall, in person or by attorney thereunto authorized, waive such notice in writing, either before or after such meeting. Except as otherwise provided in these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the stockholders need be specified in any such notice or waiver of notice. Notice of any adjourned meeting of stockholders shall not be required to be given, except when expressly required by law.

2.4.	Quorum.

At each meeting of the stockholders, except where otherwise provided by the Certificate or these Bylaws, the holders of a majority in voting interest of stockholders of the Corporation entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. In the absence of a quorum, a majority in voting interest of the stockholders present in person or represented by proxy and entitled to vote, or, in the absence of all the stockholders entitled to vote, any officer entitled to preside at, or act as secretary of, such meeting, shall have the power to adjourn the meeting from time to time, until stockholders holding the requisite amount of stock to constitute a quorum shall be present or represented. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.

2.5.	Organization.

Unless otherwise determined by the Board, at each meeting of the stockholders, one of the following shall act as chairman of the meeting and preside thereat, in the following order of precedence:

(a)          the Chairman, if any;

(b)          the President;

(c)          the Vice President, if any;

(d)          any director, officer or stockholder of the Corporation designated by the Board to act as chairman of such meeting and to preside thereat if the Chairman, the President or Vice Presidents shall be absent from such meeting; or

N-3

(e)          a stockholder of record who shall be chosen chairman of such meeting by a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat.

The Secretary or, if he shall be presiding over such meeting in accordance with the provisions of this Section 2.5 or if he shall be absent from such meeting, the person (who shall be an Assistant Secretary, if an Assistant Secretary has been appointed and is present) whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof. In addition to such other powers as are conferred upon the person acting as chairman of the meeting in these Bylaws or by the Board, such person shall have the authority to adjourn the meeting at any time.

2.6.	Order of Business.

The order of business at each meeting of the stockholders shall be determined by the chairman of such meeting, but such order of business may be changed by a majority in voting interest of those present in person or by proxy at such meeting and entitled to vote thereat.

2.7.	Voting.

Except as otherwise provided by law, the Certificate or these Bylaws, at each meeting of the stockholders, every stockholder of the Corporation shall be entitled to one vote in person or by proxy for each share of common stock or other voting securities of the Corporation held by him and registered in his name on the books of the Corporation on the date fixed pursuant to Section 6.7 as the record date for the determination of stockholders entitled to vote at such meeting. Persons holding stock in a fiduciary capacity shall be entitled to vote the shares so held. A person whose stock is pledged shall be entitled to vote, unless, in the transfer by the pledgor on the books of the Corporation, he has expressly empowered the pledgee to vote thereon, in which case only the pledgee or his proxy may represent such stock and vote thereon. If shares or other securities having voting power stand in the record name of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary shall be given written notice to the contrary and furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

(a)          if only one votes, his act binds all;

(b)          if more than one votes, the act of the majority so voting binds all; and

(c)          if more than one votes, but the vote is evenly split on any particular matter, such shares shall be voted in the manner provided by law.

N-4

If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even-split for the purposes of this Section 2.7 shall be a majority or even-split in interest. The Corporation shall not vote directly or indirectly any share of its own capital stock. Any vote of stock may be given by the stockholder entitled thereto in person or by his proxy appointed by an instrument in writing, signed by such stockholder or by his attorney thereunto authorized, delivered to the secretary of the meeting; provided, however, that no proxy shall be voted after three years from its date, unless said proxy provides for a longer period. At all meetings of the stockholders, all matters (other than the election of directors) shall be decided by the affirmative vote of a majority of shares present in person or represented by proxy at such meeting and entitled to vote thereon. Directors shall be elected in accordance with Section 3.3. Unless demanded by a stockholder present in person or by proxy at any meeting and entitled to vote thereon, the vote on any question need not be by ballot. Upon a demand by any such stockholder for a vote by ballot upon any question, such vote by ballot shall be taken. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his proxy, if there be such proxy, and shall state the number of shares voted.

2.8.	Inspection.

The chairman of the meeting may at any time appoint one or more inspectors to serve at any meeting of the stockholders. Any inspector may be removed, and a new inspector or inspectors appointed, by the Board at any time. Such inspectors shall decide upon the qualifications of voters, accept and count votes, declare the results of such vote, and subscribe and deliver to the secretary of the meeting a certificate stating the number of shares of stock issued and outstanding and entitled to vote thereon and the number of shares voted for and against the question, respectively. The inspectors need not be stockholders of the Corporation, and any director or officer of the Corporation may be an inspector on any question other than a vote for or against his election to any position with the Corporation or on any other matter in which he may be directly interested. Before acting as herein provided, each inspector shall subscribe an oath to faithfully execute the duties of an inspector with strict impartiality and according to the best of his ability.

2.9.	List of Stockholders.

It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of its stock ledger to prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to any such meeting, during ordinary business hours, for a period of at least ten (10) days prior to such meeting, in the manner required by applicable law. Such list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

2.10.	Stockholders’ Consent in Lieu of Meeting.

Unless otherwise provided in the Certificate, any action required by the DGCL to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, by a consent in writing, as permitted by the DGCL.

N-5

Article III.

BOARD OF DIRECTORS

3.1.	General Powers.

Except as otherwise provided by the DGCL or the Certificate, the business, property and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate directed or required to be exercised or done by the stockholders.

3.2.	Number and Term of Office.

Except as otherwise required by the Certificate, the number of directors shall be fixed from time to time by the Board. Directors need not be stockholders. Each director shall hold office until his successor is elected and qualified, or until his earlier death or resignation or removal in the manner hereinafter provided.

3.3.	Election of Directors.

Directors shall be elected by a plurality of the shares present in person or represented by proxy at a meeting of its stockholders and entitled to vote on the election of directors; provided, however, that for purposes of such vote no stockholder shall be allowed to cumulate his votes. Unless an election by ballot shall be demanded as provided in Section 2.7, election of directors may be conducted in any manner approved at such meeting.

3.4.	Resignation, Removal and Vacancies.

Any director may resign at any time by giving written notice to the Board, the Chairman, the President or the Secretary. Such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Any director or the entire Board may be removed, with or without cause, at any time by vote of the holders of a majority of the shares then entitled to vote at an election of directors or by written consent of the stockholders pursuant to Section 2.10.

Vacancies occurring on the Board for any reason may be filled by vote of the stockholders or by the stockholders’ written consent pursuant to Section 2.10 or by vote of the Board or by the directors’ written consent pursuant to Section 3.6. If the number of directors then in office is less than a quorum, such vacancies may be filled by a vote of a majority of the directors then in office.

3.5.	Meetings.

(a)          Annual Meetings. As soon as practicable after each annual election of directors, the Board shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 3.6.

N-6

(b)          Other Meetings. Other meetings of the Board shall be held at such times and places as the Board, the Chairman, the President or any director shall from time to time determine.

(c)          Notice of Meetings. Notice shall be given to each director of each meeting, including the time, place and purpose of such meeting. Notice of each such meeting shall be mailed to each director by overnight courier, addressed to him at his residence or usual place of business, at least two (2) days before the date on which such meeting is to be held, or shall be sent to him at such place by facsimile or via email as a portable document format (.pdf) or other form of recorded communication, or be delivered personally or by telephone not later than one (1) day before the day on which such meeting is to be held, but notice need not be given to any director who shall attend such meeting. A written waiver of notice, signed by the person entitled thereto, whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

(d)          Place of Meetings. The Board may hold its meetings at such place or places within or outside the State of Delaware as the Board may from time to time determine, or as shall be designated in the respective notices or waivers of notice thereof.

(e)          Quorum and Manner of Acting. Except as provided in the Certificate, a majority of the total number of directors then in office shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board, except as otherwise expressly required by law, the Certificate or these Bylaws. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present.

(f)           Organization. At each meeting of the Board, one of the following shall act as chairman of the meeting and preside thereat, in the following order of precedence:

(i)          the Chairman, if any;

(ii)         the President (if a director);

(iii)        the Vice President (if a director); or

(iv)        any director designated by a majority of the directors present.

The Secretary or, in the case of his absence, an Assistant Secretary, if an Assistant Secretary has been appointed and is present, or any person whom the chairman of the meeting shall appoint shall act as secretary of such meeting and keep the minutes thereof.

N-7

3.6.	Directors’ Consent in Lieu of Meeting.

Unless otherwise provided in the Certificate, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all the directors then in office. Such consent shall be filed with the minutes of the proceedings of the Board.

3.7.	Action by Means of Conference Telephone or Similar Communications Equipment.

Any one or more members of the Board may participate in a meeting of the Board by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

3.8.	Committees.

The Board may, by resolution or resolutions passed by a majority of the whole Board, designate one or more committees, such committee or committees to have such name or names as may be determined from time to time by resolution adopted by the Board, and each such committee to consist of one or more directors of the Corporation, which to the extent provided in said resolution or resolutions shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. A majority of all the members of any such committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. The Board shall have power to change the members of any such committee at any time, to fill vacancies and to discharge any such committee, either with or without cause, at any time.

3.9.	Interested Directors.

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

N-8

Article IV.

OFFICERS

4.1.	Number, Titles and Term of Office.

The officers of the Corporation shall be a President and a Secretary and, if the Board so elects, a Chairman, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer and such other officers as the Board may from time to time elect or appoint. Each officer shall hold office until his successor shall be duly elected and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person, unless the Certificate provides otherwise. Except for the Chairman, if any, no officer need be a director.

4.2.	Authority and Duties.

All officers, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be provided in these Bylaws or, to the extent so provided, by the Board.

4.3.	Vacancies.

Any vacancy occurring in any office of the Corporation may be filled by the Board.

4.4.	The Chairman.

If elected, the Chairman shall preside at all meetings of the stockholders and of the Board; and he shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him by the Board.

4.5.	The President.

Unless the Board otherwise determines, the President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation; and, unless the Board otherwise determines, he shall, in the absence of the Chairman or if there be no Chairman, preside at all meetings of the stockholders and (should he be a director) of the Board; and he shall have such other powers and duties as designated in accordance with these Bylaws as from time to time may be assigned to him by the Board.

N-9

4.6.	Vice Presidents.

In the absence of the President, or in the event of his inability or refusal to act, a Vice President designated by the Board shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. In the absence of a designation by the Board of a Vice President to perform the duties of the President, or in the event of his absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Corporation shall so act. The Vice Presidents shall perform such other duties and have such other powers as the Board may from time to time prescribe.

4.7.	The Secretary.

The Secretary shall keep the minutes of all meeting of the Board, committees of directors and the stockholders, in books provided for that purpose; he shall attend to the giving and serving of all notices; he may in the name of the Corporation affix the seal of the Corporation to all contracts of the Corporation and attest the affixation of the seal of the Corporation thereto; he may sign with the other appointed officers all certificates for shares of capital stock of the Corporation; he shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board may direct, all of which shall at all reasonable times be open to inspection of any director upon application at the office of the Corporation during business hours; he shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him by the Board; and he shall in general perform all acts incident to the office of Secretary, subject to the control of the President and the Board.

4.8.	Assistant Secretaries.

Each Assistant Secretary shall have the usual powers and duties pertaining to his office, together with such other powers and duties as designated in these Bylaws or as from time to time may be assigned to him by the President or the Board. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

4.9.	The Treasurer.

The Treasurer shall have responsibility for the custody and control of all the funds and securities of the Corporation, and he shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him by the Board. He shall perform all acts incident to the position of Treasurer, subject to the control of the President and the Board; and he shall, if required by the Board, give such bond for the faithful discharge of his duties in such form as the Board may require.

4.10.	Assistant Treasurers.

Each Assistant Treasurer shall have the usual powers and duties pertaining to his office, together with such other powers and duties as designated in these Bylaws or as from time to time may be assigned to him by the Board. The Assistant Treasurers shall exercise the power of the Treasurer during that officer’s absence or inability or refusal to act.

N-10

Article V.

CONTRACTS, CHECKS, DRAFTS, BANK ACCOUNTS, ETC.

5.1.	Execution of Documents.

The Board shall designate, by either specific or general resolution, the officers, employees and agents of the Corporation who shall have the power to execute and deliver deeds, contracts, mortgages, bonds, debentures, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation, and may authorize such officers, employees and agents to delegate such power (including authority to redelegate) by written instrument to other officers, employees or agents of the Corporation. Unless so designated or expressly authorized by these Bylaws, no officer, employee or agent shall have any power or authority to bind the Corporation by any contract or engagement, to pledge its credit or to render it liable pecuniarily for any purpose or amount.

5.2.	Deposits.

All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board or Treasurer, or any other officer of the Corporation to whom power in this respect shall have been given by the Board, shall select.

5.3.	Proxies with Respect to Stock or Other Securities of Other Corporations.

The Board shall designate the officers of the Corporation who shall have authority from time to time exercise, or to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation, and to vote or consent with respect to such stock or securities. In the absence of any express designation by the Board, the President shall have such authority, unless otherwise determined by the Board. Such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights, and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Corporation may exercise its powers and rights.

Article VI.

SHARES AND THEIR TRANSFER; FIXING RECORD DATE

6.1.	Certificates for Shares.

Every owner of stock of the Corporation shall be entitled to have a certificate certifying the number and class of shares owned by him in the Corporation, which shall be in such form as shall be prescribed by the Board. Certificates shall be numbered and issued in consecutive order and shall be signed by, or in the name of, the Corporation by the Chairman, the President (or a Vice President, if appointed) and by the Treasurer (or an Assistant Treasurer, if appointed) or the Secretary (or an Assistant Secretary, if appointed). In case any officer or officers who shall have signed any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate had not ceased to be such officer or officers of the Corporation.

N-11

6.2.	Record.

A record in one or more counterparts shall be kept of the name of the person, firm or corporation owning the shares represented by each certificate for stock of the Corporation issued, the number of shares represented by each such certificate, the date thereof and, in the case of cancellation, the date of cancellation. Except as otherwise expressly required by law, the person in whose name shares of stock stand on the stock record of the Corporation shall be deemed the owner thereof for all purposes regarding the Corporation.

6.3.	Transfer and Registration of Stock.

The transfer of stock and certificates which represent the stock of the Corporation shall be governed by Article 8 of Subtitle 1 of Title 6 of the Delaware Code (the Uniform Commercial Code), as amended from time to time.

Registration of transfers of shares of the Corporation shall be made only on the books of the Corporation upon request of the registered holder thereof, or of his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and upon the surrender of the certificate or certificates for such shares properly endorsed or accompanied by a stock power duly executed.

6.4.	Addresses of Stockholders.

Each stockholder shall designate to the Secretary an address at which notices of meetings and all other corporate notices may be served or mailed to him, and, if any stockholder shall fail to designate such address, corporate notices may be served upon him by mail directed to him at his post-office address, if any, as the same appears on the share record books of the Corporation or at his last known post-office address.

6.5.	Lost, Destroyed and Mutilated Certificates.

The holder of any shares of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board may, in its discretion, cause to be issued to him a new certificate or certificates for such shares, upon the surrender of the mutilated certificates or, in the case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and the Board may, in its discretion, require the owner of the lost or destroyed certificate or his legal representative to give the Corporation a bond in such sum and with such surety or sureties as it may direct to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate.

N-12

6.6.	Regulations.

The Board may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates for stock of the Corporation.

6.7.	Fixing Date for Determination of Stockholders of Record.

(a)          In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall be not more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b)          In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall be not more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(c)          In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

N-13

Article VII.

SEAL

The Board may provide a corporate seal, which shall be in the form approved by the Board.

Article VIII.

FISCAL YEAR

The fiscal year of the Corporation shall be the calendar year unless otherwise determined by the Board.

Article IX.

INDEMNIFICATION AND INSURANCE

9.1.	Indemnification.

(a)          To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for breach of fiduciary duty as a director.

(b)          Without limitation of any right conferred by paragraph (a) of this Section 9.1, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, testators, intestates, executors and administrators; provided, however, except as provided in Section 9.1(c) with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) initiated by such indemnitee was authorized by the Board. The right to indemnification conferred in this Article IX shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

N-14

(c)          If a claim under Section 9.1(b) is not paid in full by the Corporation with sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of any undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii)  in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Corporation (including the Board, independent legal counsel, or the stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including the Board, independent legal counsel or the stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Corporation.

(d)          The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate, agreement, vote of stockholders or disinterested directors or otherwise.

9.2.	Insurance.

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or any person who is or was serving at the request of the Corporation as a director, officer, employer or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

N-15

Article X.

AMENDMENT

Any bylaw (including these Bylaws) may be adopted, amended or repealed by the affirmative vote of a majority of shares present in person or represented in proxy at a meeting of the stockholders and entitled to vote or by the stockholders’ written consent pursuant to Section 2.10.

* * * * * *

N-16